SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

AMERICA ONLINE LATIN AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	$125 per Exchange Act Rules 0-11(c)(1)(iii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AMERICA ONLINE LATIN AMERICA, INC.

6600 NORTH ANDREWS AVENUE, SUITE 400
FT. LAUDERDALE, FLORIDA 33309

June 28, 2002

Dear Stockholders:

       I am pleased to invite you to attend our annual meeting of stockholders to be held at 1:00 p.m. on Wednesday, July 31, 2002, at The Americas Society, 2nd floor, 680 Park Avenue, New York, New York.

       With this letter we are including the notice for our annual meeting, the proxy statement, the proxy card and our 2001 Annual Report. We hope you find their respective formats helpful, and we welcome your comments.

       Your vote is important to us, and I look forward to seeing you on Wednesday, July 31st. Whether or not you plan to attend the annual meeting in person, I hope you will vote as soon as possible.

Sincerely,

Charles M. Herington
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

AMERICA ONLINE LATIN AMERICA, INC.

6600 NORTH ANDREWS AVENUE, SUITE 400
FT. LAUDERDALE, FLORIDA 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 31, 2002

TIME:	1:00 p.m.
PLACE:	The Americas Society 2nd Floor 680 Park Avenue New York, New York

MATTERS TO BE VOTED ON:	(1) a proposal to re-elect Vernon E. Jordan, Jr., William H. Luers, M. Brian Mulroney and Roberto Egydio Setubal as members of our board of directors to serve for a one-year term, and until their successors are elected and qualified;

(2) a proposal to ratify our board of directors’ selection of Ernst & Young LLP as our independent auditor for 2002;

(3) a proposal to amend our restated certificate of incorporation consisting of the following nine separate proposed amendments, all related to the sale of senior convertible notes by us to AOL Time Warner Inc. under a note purchase agreement:

(A) to consistently state that permitted transferees of America Online and the Cisneros Group may own class B common stock and series B redeemable convertible preferred stock or class C common stock and series C redeemable convertible preferred stock, respectively, and to make a conforming change to the provision concerning the automatic conversion of series B and C redeemable convertible preferred stock;

(B) to increase the number of authorized shares of our capital stock;

(C) to clarify that increases and decreases in the number of authorized shares of any class or series of our capital stock effected by amendments to Article Fourth are not subject to the vote of all holders of voting stock so long as any class B common stock, series B redeemable convertible preferred stock, class C common stock or series C redeemable convertible preferred stock is outstanding;

(D) to modify the formula for determining the number of shares of convertible stock that America Online and its permitted transferees can transfer to employees without such shares automatically converting into class A common stock to reflect the issuance of series F redeemable convertible preferred stock;

(E) to modify the definition of class B triggering event and class C triggering event by allowing shares of class B and class C common stock issuable upon conversion, exercise or exchange of our securities to be counted toward determining whether America Online, its wholly-owned affiliates and its employees own at least 50,929,167 shares of class B common stock, and whether the Cisneros Group, its wholly-owned affiliates and its employees own at least 49,930,955 shares of class C common stock;

(F) to change the liquidation preference provisions of our series B and series C redeemable convertible preferred stock to reflect any future issuances of series B or series C redeemable convertible preferred stock, including any issuance of series B redeemable convertible preferred stock to the holders of senior convertible notes;

(G) to provide that declared but unpaid dividends be paid on shares of series B or series C redeemable convertible preferred stock surrendered for conversion into class B common stock or class C common stock, as applicable, if no adjustment is made therefor to the applicable conversion ratio to account for the declared but unpaid dividends;

(H) to change the redemption date provisions with respect to series B and series C redeemable convertible preferred stock to reflect any future issuances of series B or series C redeemable convertible preferred stock, including any issuance of series B redeemable convertible preferred stock to the holders of senior convertible notes; and

(I) to revise certain provisions relating to dividends on series B and C redeemable convertible preferred stock to clarify the intent of the provisions;

(4) a proposal to amend our restated certificate of incorporation consisting of the following five separate proposed amendments, all related to corporate governance matters:

(A) to modify the kinds of activities that require the approval of a majority of the holders of class B common stock and series B redeemable convertible preferred stock, voting together as one class, and a majority of the holders of class C common stock and series C redeemable convertible preferred stock, voting together as one class;

(B) to increase our ability to act without prior special committee approval;

(C) to modify the approval powers of the special committee;

(D) to insert proper cross-references with respect to proposals 4(B) and 4(C); and

(E) to clarify that, so long as class B common stock, series B redeemable convertible preferred stock, class C common stock and series C redeemable convertible preferred stock are outstanding, only the holders of such class B common stock and series B redeemable convertible preferred stock, voting together as one class, and class C common stock and series C redeemable convertible preferred stock, voting together as one class, shall be entitled to vote on any increase or decrease in the number of authorized shares of any class or classes or series of our capital stock;

(5) a proposal to approve the issuance of additional shares of our class A common stock that may be directly or indirectly issued pursuant to the terms of the senior convertible notes and the underlying common or preferred stock into which the senior convertible notes are convertible;

(6) a proposal to eliminate the series F redeemable convertible preferred stock that is currently issuable upon the conversion of the senior convertible notes after any existing shares are converted into series B redeemable convertible preferred stock; and

(7) a proposal to increase the number of shares of class A common stock that may be issued from time to time under our 2000 stock plan from 17,808,333 shares to 22,808,333 shares.

      We will only implement amendments to our current restated certificate of incorporation relating to the sale and issuance of senior convertible notes to AOL Time Warner Inc. if all of the amendments contained in proposals 3(A) through 3(I) are approved. Likewise, we will only implement amendments to our current restated certificate of incorporation relating to those corporate governance matters contained in proposals 4(A) through 4(D) if all of the amendments contained in proposals 4(A) through 4(D) are approved. In addition, because the amendments contained in proposals 4(A) through 4(E) could be viewed as affecting America Online and the Cisneros Group differently from other stockholders, the Company will not effect any of proposals 4(A) through 4(D) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on any such proposal, are voted in favor of such proposals, and will not effect proposal 4(E) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on such proposal, are voted in favor of such proposal. If all the amendments are approved as stated above, we will file with the Delaware Secretary of State two separate certificates of amendment that amend our restated certificate of incorporation. The first certificate of amendment will amend our restated certificate of incorporation as set forth in proposals 3(A) through 3(I), and the second certificate of amendment will amend our restated certificate of incorporation as set forth in proposals 4(A) through 4(D) and, if also approved, proposal 4(E).

      We will also discuss and take action on any other business that is properly brought before the meeting.

RECORD DATE:	You may vote at the meeting if you were a stockholder of record at the close of business on Monday, June 3, 2002, the record date. If on Monday, June 3, 2002, your shares were held of record by a brokerage firm on your behalf or another similar organization on your behalf, you may vote at the annual meeting if you obtain a valid proxy card from them issued in your name.

VOTING BY PROXY:	Please return your proxy as soon as possible so that your shares can be voted at the meeting according to your instructions. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

David A. Bruscino
Vice President, General Counsel
and Secretary

June 28, 2002

i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
AND THE ANNUAL MEETING

WHY AM I RECEIVING THESE MATERIALS?

      The board of directors of America Online Latin America, Inc. is providing these proxy materials to you in connection with AOLA’s annual meeting of stockholders, which will take place on July 31, 2002. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card on or about June 28, 2002, to all stockholders of record entitled to vote at the annual meeting.

      In this proxy statement, we refer to America Online Latin America, Inc. as “AOLA,” “we,” “us” or “our”. We refer to America Online, Inc., a subsidiary of AOL Time Warner Inc., as “America Online.” We refer to AOL Time Warner Inc. as “AOLTW”. The “Cisneros Group” is a name we use to describe a group of investments, joint ventures, strategic alliances and companies that are associated with two of our directors, Gustavo A. and Ricardo J. Cisneros, and trusts established primarily for the benefit of themselves and their families. Also, the terms “series B preferred stock,” “series C preferred stock” and “series F preferred stock” refer to our series B redeemable convertible preferred stock, series C redeemable convertible preferred stock and series F redeemable convertible preferred stock, respectively. The term “B stock” refers to our series B preferred stock and our class B common stock collectively, and the term “C stock” refers to our series C preferred stock and our class C common stock collectively.

WHO MAY ATTEND THE MEETING?

      All of our stockholders are invited to attend, including stockholders whose shares are held by their brokerage firm or another similar organization.

WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

      The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and other information required by the Securities and Exchange Commission. Our 2001 Annual Report is also enclosed, but it is not a part of this proxy statement.

WHO IS PAYING FOR THIS PROXY SOLICITATION PROCESS?

      The enclosed proxy is solicited on behalf of our board of directors, and we are paying the entire cost of the proxy solicitation process. Copies of these materials will also be given to institutions holding our stock that is beneficially owned by others. We will reimburse these institutions for the reasonable expenses incurred in forwarding these proxy materials to stockholders who are beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other employees of AOLA. No additional compensation will be paid to directors, officers or other AOLA employees for soliciting proxies.

WHAT AM I VOTING ON?

      There are nineteen known matters to be voted on at the annual meeting:

(1) The re-election of Vernon E. Jordan, Jr., William H. Luers, M. Brian Mulroney and Roberto Egydio Setubal as members of our board of directors to serve for a one-year term, and until their successors are elected and qualified.

(2) The ratification of our board of directors’ selection of Ernst & Young LLP as our independent auditor for 2002.

(3) The amendment of our restated certificate of incorporation consisting of the following nine separate proposed amendments, all related to the sale of senior convertible notes by us to AOLTW under a note purchase agreement:

(A) to consistently state that permitted transferees of America Online and the Cisneros Group may own B or C stock, respectively, and to make a conforming change to the provision concerning the automatic conversion of series B and C preferred stock;

(B) to increase the number of authorized shares of our capital stock;

(C) to clarify that increases and decreases in the number of authorized shares of any class or series of our capital stock effected by amendments to Article Fourth are not subject to the vote of all holders of voting stock so long as any B stock or C stock is outstanding;

(D) to modify the formula for determining the number of shares of convertible stock that America Online and its permitted transferees can transfer to employees without such shares automatically converting into class A common stock to reflect the issuance of series F preferred stock;

(E) to modify the definition of class B triggering event and class C triggering event by allowing shares of class B and class C common stock issuable upon conversion, exercise or exchange of our securities to be counted toward determining whether America Online, its wholly-owned affiliates and its employees own at least 50,929,167 shares of class B common stock, and whether the Cisneros Group, its wholly-owned affiliates and its employees own at least 49,930,955 shares of class C common stock;

(F) to change the liquidation preference provisions of our series B and series C preferred stock to reflect any future issuances of series B or series C preferred stock, including the issuance of series B preferred stock to the holders of senior convertible notes;

(G) to provide that declared but unpaid dividends be paid on shares of series B or series C preferred stock surrendered for conversion into class B common stock or class C common stock, as applicable, if no adjustment is made therefor to the applicable conversion ratio to account for the declared but unpaid dividends;

(H) to change the redemption date provisions with respect to series B and series C preferred stock to reflect any future issuances of series B or series C preferred stock, including the issuance of series B preferred stock to the holders of senior convertible notes; and

(I) to revise certain provisions relating to dividends on series B and C preferred stock to clarify the intent of the provisions.

(4) The amendment of our restated certificate of incorporation consisting of the following five separate proposed amendments, all related to corporate governance matters:

(A) to modify the kinds of activities that require the approval of a majority of the holders of B stock and C stock, each voting separately as a class;

(B) to increase our ability to act without prior special committee approval;

(C) to modify the approval powers of the special committee;

(D) to insert proper cross-references with respect to proposals 4(B) and 4(C); and

(E) to clarify that, so long as B stock and C stock are outstanding, only the holders of such B stock and C stock, each voting as a separate class, shall be entitled to vote on any increase or decrease in the number of authorized shares of any class or classes or series of our capital stock.

(5) The approval of the issuance of additional shares of our class A common stock that may be directly or indirectly issued pursuant to the terms of the senior convertible notes and the underlying common or preferred stock into which the senior convertible notes are convertible.

(6) The elimination of the series F preferred stock that is currently issuable upon the conversion of the senior convertible notes after any existing shares are converted into series B preferred stock.

(7) The increase of the number of shares of class A common stock that may be issued from time to time under our 2000 stock plan from 17,808,333 shares to 22,808,333 shares.

      We will only implement amendments to our current restated certificate of incorporation relating to the sale and issuance of senior convertible notes to AOLTW if all of the amendments contained in proposals 3(A) through 3(I) are approved. Likewise, we will only implement amendments to our current restated certificate of incorporation relating to those corporate governance matters contained in proposals 4(A) through 4(D) if all of the amendments contained in proposals 4(A) through 4(D) are approved. In addition, because the amendments contained in proposals 4(A) through 4(E) could be viewed as affecting America Online and the Cisneros Group differently from other stockholders, the Company will not effect any of proposals 4(A) through 4(D) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on any such proposal, are voted in favor of such proposals, and will not effect proposal 4(E) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on such proposal, are voted in favor of such proposal. If all the amendments are approved as stated above, we will file with the Delaware Secretary of State two separate certificates of amendment that amend our restated certificate of incorporation. The first certificate of amendment will amend our restated certificate of incorporation as set forth in proposals 3(A) through 3(I), and the second certificate of amendment will amend our restated certificate of incorporation as set forth in proposals 4(A) through 4(D) and, if also approved, proposal 4(E). The summary of the amendments to our restated certificate of incorporation contained in this proxy statement is qualified by reference to the full text of the amendments attached as Appendix A. We urge our stockholders to read the amendments in their entirety.

      We will also discuss and take action on any other business that is properly brought before the meeting.

WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

      Our board of directors recommends that you vote your shares “For” each of the proposals.

      When our board of directors began considering various options for additional financing in the summer of 2001, it recognized that one or more of our three principal stockholders might participate in any financing proposed by our management. As a result, our board appointed a financing committee consisting of William H. Luers and M. Brian Mulroney on July 3, 2001. In deciding to approve the note purchase agreement that we entered into with AOLTW, our board of directors considered the recommendation of the financing committee and the opinion of the financing committee’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of March 8, 2002, the date of its opinion, and subject to and based on the considerations referred to in its opinion, the sale of the senior convertible notes by us to AOLTW for an aggregate consideration of up to $160 million under the note purchase agreement was fair from a financial point of view to us. The full text of the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is attached as Appendix B to the proxy statement. We urge our stockholders to read the opinion in its entirety.

      During the negotiations that led to the note purchase agreement, AOLTW, like its subsidiary America Online, sought to receive shares of series B preferred stock rather than series F preferred stock. However, changing the terms of the series B preferred stock to reflect the terms of the note purchase agreement requires us to amend the provisions of our restated certificate of incorporation. We are seeking the approval of our stockholders for each of the amendments, by the votes discussed below. The vote of the class A common stockholders could not be obtained immediately, so in order to avoid delay in securing the financing, we arranged to have the senior convertible notes initially convert into series F preferred stock. The notes and the underlying series F preferred stock could each be authorized and issued without the approval of the holders of the class A common stock. However, to issue series B preferred stock, a series of preferred stock that is more economically beneficial to us than the series F preferred stock because the series B preferred stock is entitled to a 3% annual dividend while the series F preferred stock is generally entitled to an 8% annual dividend, we agreed to submit the amendments described in proposals 3(A) through 3(I) of this proxy statement to our stockholders for approval.

      We also agreed to submit the amendment described in proposal 5 of this proxy statement to our stockholders for approval to allow us to issue additional shares of class A common stock that may be directly or indirectly issued pursuant to the terms of the senior convertible notes and the underlying common or preferred stock into which the senior convertible notes are convertible. The issuance of the senior convertible notes significantly improves our financial condition because the proceeds from the notes, together with cash on hand, should be sufficient to fund our operations into early 2003. Your approval of proposals 3(A) through 3(I) and proposal 5 of this proxy statement will allow us to consummate the senior convertible note financing in a manner that is the most efficient and least costly to us.

WHO CAN VOTE AT THE ANNUAL MEETING?

      Stockholders of record at the close of business on June 3, 2002 may vote at the annual meeting. Also, if on June 3, 2002, your shares were held in the name of a brokerage firm on your behalf, you may vote at the annual meeting if you obtain a valid proxy from them in your name. In addition to our class A common stockholders, holders of our series B, C and F preferred stock will also be able to vote on all proposals at the annual meeting. Shares of class A common stock and series F preferred stock are entitled to one vote per share. Holders of shares of series B and C preferred stock are entitled to ten votes per share. As of June 3, 2002, there were 67,070,065, 116,010,456, 111,413,994 and zero shares of class A common stock, series B preferred stock, series C preferred stock and series F preferred stock outstanding, respectively. At the record date, June 3, 2002, there were approximately 430 stockholders of record.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

      Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

      If on June 3, 2002 your shares were registered directly in your name with our transfer agent, EquiServe Trust Company, you are a stockholder of record who may vote at the annual meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

      If on June 3, 2002 your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement, however, you will not be able to vote in person at the annual meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

•	To be elected a director, each nominee must receive a “For” vote from the holders of a plurality of the voting power of our voting stock, voted in person or by proxy at the annual meeting and voting as one class. Our outstanding voting stock consists of our class A common stock and our series B and C preferred stock.

•	We are seeking the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of our voting stock, voted in person or by proxy at the annual meeting and voting as one class to ratify the appointment of Ernst & Young LLP as our auditor for the fiscal year ending December 31, 2002.

•	We are seeking the following votes to approve each of proposals 3(A), 3(D) through 3(I), and 4(A) through 4(D):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class.

•	We are seeking the following votes to approve proposals 3(B), 3(C) and 4(E):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class,

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class, and

•	a “For” vote from the holders of 75% of the voting power of our outstanding voting stock, voting as one class.

•	We are seeking the following votes to approve proposals 5 and 7:

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of a majority of the total votes cast in person or by proxy.

•	We are seeking the following votes to approve proposal 6:

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of 75% of the voting power of our outstanding voting stock, voting as one class.

      Under the stockholders’ agreement, as amended, among AOLA, America Online, the Cisneros Group and, for certain portions thereof, AOLTW, America Online, the Cisneros Group and AOLTW, the holders of approximately 97.6% of the voting power of our voting stock, have agreed to vote “For” the election of Messrs. Jordan, Luers, Mulroney and Setubal. Also, under the amended and restated registration rights and stockholders’ agreement with Banco Itaú, America Online and the Cisneros Group have also agreed to vote “For” the election of Mr. Setubal. If America Online and the Cisneros Group vote according to these agreements, the nominees will be re-elected.

      We will only implement amendments to our current restated certificate of incorporation relating to the sale and issuance of senior convertible notes to AOLTW if all of the amendments contained in proposals 3(A) through 3(I) are approved. Likewise, we will only implement amendments to our current restated certificate of incorporation relating to those corporate governance matters contained in proposals 4(A) through 4(D) if all of the amendments contained in proposals 4(A) through 4(D) are approved. In addition, because the amendments contained in proposals 4(A) through 4(E) could be viewed as affecting America Online and the Cisneros Group differently from other stockholders, the Company will not effect any of proposals 4(A) through 4(D) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on any such proposal, are voted in favor of such proposals, and will not effect proposal 4(E) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on such proposal, are voted in favor of such proposal.

      Under (i) a voting agreement among AOLTW, America Online and the Cisneros Group, and (ii) a voting agreement between AOLTW and Banco Itaú, America Online, the Cisneros Group and Banco Itaú have agreed, subject to certain conditions, to vote “For” proposals 3(A) through 3(I), and proposals 5 and 6. If America Online, the Cisneros Group and Banco Itaú vote according to these agreements, proposals 3(A) through 3(I), and proposals 5 and 6 will be approved.

HOW ARE THE VOTES COUNTED?

      You may vote either “For” each nominee for director or you may “Withhold Authority” (abstain) to vote for any nominee you specify. A vote “For” any nominee or any proposal is the same as a “Yes” vote. A “Withhold Authority” will have no effect on the outcome of the vote for directors. You may vote “For,” “Against,” or “Abstain” on each of the other eighteen proposals. If you abstain from voting on any of these proposals, other than proposals 2, 5 and 7, it will have the same effect as a vote against the proposal. An abstention will have no effect on the outcome of the votes with respect to proposals 2, 5 and 7.

WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

      If you are a stockholder of record and you do not sign and return your proxy card, your shares will not be voted. If you are the beneficial owner and you do not sign and return your proxy card, the stockholder of record may be entitled to vote your shares on proposals 1, 2 and 7 even if it does not receive instructions from you. For the remaining proposals, the stockholder of record will “non-vote” your shares if it does not receive instructions from you. These non-voted shares, known as broker non-votes, are counted for purposes of establishing a quorum to conduct business at the meeting. They will have no effect on proposals 1, 2, 5 and 7. As for proposals 3(A) through 3(I), proposals 4(A) through 4(E) and proposal 6, broker non-votes will have the same effect as negative votes.

HOW DO I VOTE?

•	in person at the meeting, or

•	sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope.

      The shares represented by a signed and dated proxy card or a properly completed voting instruction card will be voted in accordance with the directions given. If you return a signed and dated proxy card or voting instruction card without marking any selections, your shares will be voted in favor of the nineteen proposals.

HOW DO I CHANGE MY VOTE?

      If you are a stockholder of record and return your proxy card, you may revoke your proxy any time before the meeting by:

•	notifying our secretary (David A. Bruscino) in writing, at our corporate headquarters, 6600 North Andrews Avenue, Suite 400, Ft. Lauderdale, Florida 33309, or

•	submitting to us a validly executed proxy with a later date, or

•	attending the annual meeting and voting in person.

      If your shares are held in an account at a brokerage firm, bank, or other nominee, you should contact your brokerage firm, bank, or other nominee to change your vote.

WHO WILL COUNT THE VOTE?

      Representatives of our transfer agent, EquiServe Trust Company, will perform the initial vote count and will serve as the inspectors of the election.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

      It may indicate that your shares are registered under more than one name or that you have multiple accounts in which you hold your shares. Please complete, sign and return all proxy cards to ensure that your vote is counted.

WHAT CONSTITUTES A QUORUM?

      For the annual meeting to begin, a quorum of stockholders must attend the meeting, either in person or by proxy. A majority of the voting power of our outstanding shares of voting stock as of June 3, 2002, the record date — present at the annual meeting or represented by valid proxies — constitutes a quorum for the annual meeting. Where a matter requires a separate vote by a class or series of stock, a majority of the shares of the class or series of stock outstanding as of June 3, 2002 — present at the annual meeting or represented by valid proxies — constitutes a quorum. If you submit a valid proxy card or attend the annual meeting, you will be considered part of the quorum. However, if there is no quorum, holders of shares having a majority of the voting power of our voting stock present and represented at the annual meeting may adjourn the annual meeting to another date, time and place.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

      We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the third quarter of 2002. We will file that report with the Securities and Exchange Commission in November 2002, and you can obtain a copy by contacting our investor relations office at 954.689.3142, or the Securities and Exchange Commission at 800.SEC.0330 or www.sec.gov.

HOW DO I RAISE AN ISSUE TO BE VOTED ON AT THIS YEAR’S OR NEXT YEAR’S ANNUAL MEETING?

      If a stockholder wished to present a proposal for consideration at our annual meeting for this year, he or she must have sent written notice of the proposal by certified mail to our secretary by May 15, 2002. We have not received any proposals to be presented at this year’s meeting.

      If you would like to include a proposal in next year’s proxy statement, you must submit it in writing by February 28, 2003. If you would like to submit a proposal for presentation at next year’s annual meeting, but not for inclusion in the proxy statement, or if you would like to nominate a candidate for director, you must submit the proposal or nomination in writing no earlier than April 14, 2003 and no later than May 14, 2003; provided that if next year’s annual meeting of stockholders is held before July 1, 2003 or after August 30, 2003, you must submit a proposal or nomination not later than the close of business on the later of (i) the 90th day prior to the 2003 annual meeting of stockholders or (ii) the 10th day following the day on which we first publicly announce the date of the 2003 annual meeting of stockholders. Proposals not received during this period will not be voted on at the annual meeting. If a proposal is received during this period, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be sent to our secretary, David A. Bruscino, at our corporate headquarters, 6600 North Andrews Avenue, Suite 400, Ft. Lauderdale, Florida 33309.

HAVE OUR DIRECTORS, EXECUTIVE OFFICERS AND 10% STOCKHOLDERS COMPLIED WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH RELATES TO BENEFICIAL OWNERSHIP REPORTING?

      Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of our class A common stock to file reports with the Securities and Exchange Commission regarding their ownership and changes in their ownership of our class A common stock. To our knowledge, during 2001, our officers, directors and greater than 10% beneficial stockholders complied with all Section 16(a) filing requirements on time.

HOW CAN I OBTAIN A COPY OF YOUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001?

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 has been provided with this proxy statement. However, you may request an additional copy of our 2001 Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which we will provide to you without charge, by writing to our secretary, David A. Bruscino, at our corporate headquarters, 6600 North Andrews Avenue, Suite 400, Ft. Lauderdale, Florida 33309. You can also find a copy on the Internet through the Securities and Exchange Commission’s electronic data system called EDGAR at www.sec.gov.

MORE ABOUT THE PROPOSALS TO BE VOTED UPON

Proposal 1

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

      Under our restated certificate of incorporation, our board of directors consists of 14 directors who are elected annually. Holders of all shares of our outstanding capital stock, voting together as a single class, are entitled to elect four directors to a one-year term. Banco Itaú, S.A. and its subsidiary, Itaú Bank Limited, which, together, we refer to as Banco Itaú, the holders of 35,937,840 shares of our class A common stock, are entitled to nominate one of these four directors under the amended and restated registration rights and stockholders’ agreement with us. Banco Itaú has nominated Roberto Egydio Setubal.

      America Online, as the holder of all of the outstanding shares of our series B preferred stock, is entitled to elect five directors to a one-year term. The Cisneros Group, as the holder of all of the outstanding shares of our series C preferred stock, is entitled to elect five directors to a one-year term. We expect that America Online and the Cisneros Group will each elect the five directors that they are entitled to elect at or prior to the annual meeting.

Recommendation of the Board of Directors

      The nominees listed below are current directors of AOLA. Our board of directors recommends a vote “For” these nominees. They will serve for a one-year term, and until their successors are elected and qualified.

Stockholder Vote Requirement

      To be elected a director, each nominee must receive a “For” vote from the holders of a plurality of the voting power of our voting stock, voted in person or by proxy at the annual meeting and voting as one class. Our voting stock consists of our class A common stock and our series B, C and F preferred stock (although, as of the record date, there were no shares of series F preferred stock outstanding). Under the stockholders’ agreement, as amended, among AOLA, America Online, the Cisneros Group and for certain portions thereof, AOLTW, each of America Online, the Cisneros Group and AOLTW, the holders of approximately 97.6% of our voting power, has agreed to vote “For” the election of the nominees. Similarly, under a separate amended and restated registration rights and stockholders’ agreement with Banco Itaú, America Online and the Cisneros Group have also agreed to vote “For” the election of Mr. Setubal. If America Online and the Cisneros Group vote in accordance with these agreements, the nominees will be re-elected.

      Biographical information for each nominee for director, including his respective age as of the July 31, 2002 annual meeting, is as follows:

NOMINEES FOR DIRECTORS

VERNON E. JORDAN, JR.

Mr. Jordan, 66, has been a member of our board of directors since August 7, 2000. Since January 2000, he has been a senior managing director of the investment banking firm of Lazard Frères & Co. LLC and of counsel at the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. At Akin Gump, he was a senior partner from 1992 to 1999 and a partner from 1982 to 1992. He is a member of the board of directors of the American Express Company, Callaway Golf Company, Clear Channel Communications, Inc., First Mark Communications International, LLC, J.C. Penney Company, Inc., Dow Jones & Company, Inc., Revlon, Inc., Ryder System, Inc., Sara Lee Corporation and Xerox Corporation.

WILLIAM H. LUERS

Mr. Luers, 73, has been a member of our board of directors since August 7, 2000. He has been chief executive officer and president of the United Nations Association of the United States of America since February 1999. From May 1986 to February 1999, Mr. Luers served as president of the Metropolitan Museum of Art in New York, New York. He is a member of the board of directors of IDEX Corporation, Wickes Inc. and several incorporated mutual funds managed by Zurich Scudder Investments, Inc.

THE RIGHT HONOURABLE M. BRIAN MULRONEY

The Right Honourable M. Brian Mulroney, 63, has been a member of our board of directors since August 7, 2000. He has been a senior partner in the law firm of Ogilvy Renault in Montreal, Quebec, Canada since August 1993. From September 1984 to June 1993, Mr. Mulroney served as the prime minister of Canada. He is a member of the board of directors of the Archer Daniels Midland Company, Barrick Gold Corp., the Trizec Hahn Corporation, Cendant Corporation, Quebecor Inc., Quebecor World, Inc. and Cognicase Inc.

ROBERTO EGYDIO SETUBAL

Mr. Setubal, 47, has been a member of our board of directors since August 7, 2000. Since 1984, he has overseen the commercial operations of Banco Itaú, and in 1994 he was appointed to the position of president and chief executive officer of Banco Itaú and all of its affiliated and associated banks and companies. Mr. Setubal is also executive vice-president of Itaúsa, the holding company of Group Itaú. Since 1990, Mr. Setubal has been involved in the Brazilian Federation of Banks, serving as president and chairman of the board of directors from April 1997 until March 2001. Mr. Setubal is also a member of the Basel Committee on Banking Supervision and the International Monetary Conference, Latin American section. Mr. Setubal serves on the advisory council of Institute Ethos, and he is also a member of the board of directors of Ford Latin America.

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

(ITEM 2 ON THE PROXY CARD)

      Our board of directors, acting upon the recommendation of the audit and special committees of the board of directors, has selected Ernst & Young LLP to serve as our independent auditor for the 2002 fiscal year and is asking you to ratify that selection.

      Ernst & Young LLP has been our independent auditor since December 1998. In its role as independent auditor, it reports on our financial statements. It also provides us with general accounting, finance and tax consulting services.

      A representative of Ernst & Young LLP will be present at the annual meeting. He or she will have an opportunity to make a statement and will be available to answer any questions.

      The following table shows the aggregate fees billed to AOLA by Ernst & Young LLP for the year ended December 31, 2001. The provision of the services corresponding to these fees was considered by the audit committee in its finding that the services are compatible with Ernst & Young LLP maintaining its independence.

Audit fees			$663,822
Financial information systems design and implementation fees			$0
All other fees			$396,582
Audit related fees	$72,686	(a)
Non-audit related fees	$323,896	(b)

Subtotal:	$396,582
Total			$1,060,404

(a)	Consists primarily of fees related to financial and accounting reporting consultation and assistance with general accounting principles.
(b)	Consists primarily of fees related to tax services.

Recommendation of the Board of Directors

      Our board of directors recommends a vote “For” the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2002.

Stockholder Vote Requirement

      We are seeking a “For” vote from the holders of a majority of the votes cast affirmatively or negatively by the holders of our voting stock, voted in person or by proxy at the annual meeting and voting as one class to ratify the appointment of Ernst & Young LLP as our auditor for the fiscal year ending December 31, 2002.

      Your ratification of our audit committee’s, special committee’s and board of directors’ selection of Ernst & Young LLP is not necessary because our board of directors is responsible for the selection of our independent auditor. However, our board of directors will consider your vote on this proposal when selecting our independent auditor in the future.

WHY IS THE COMPANY AMENDING ITS RESTATED CERTIFICATE OF INCORPORATION?

      The following summary of the amendments to our restated certificate of incorporation is qualified by reference to the full text of the amendments attached as Appendix A. We urge our stockholders to read the amendments in their entirety.

Amendments Relating to the Sale of Senior Convertible Notes by Us to AOLTW Under the Note Purchase Agreement

  Background of the Note Purchase Agreement

      In the summer of 2001, our board of directors began considering various options for additional financing. Because the board recognized that one or more of our three principal stockholders might participate in any financing proposed by our management, it appointed a financing committee consisting of William H. Luers and M. Brian Mulroney on July 3, 2001.

      The financing committee met on August 10, 2001 with members of our management and the committee’s counsel, Morris, Nichols, Arsht & Tunnell. Management discussed our cash needs and strategic considerations that would be important to any new financing. The financing committee reviewed current capital market conditions and potential financing alternatives, including commencing a public offering of common stock, issuing convertible bonds, borrowing from commercial banks, and commencing a private placement.

      The financing committee next met on October 9, 2001. At that meeting, the committee again met with its counsel and members of our management. The committee was presented with certain alternatives that our management was exploring. At this meeting, our management again noted that our existing stockholders might be one source of financing. In January 2002, Mr. Luers, the chairman of the financing committee, proposed that the committee hire Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor. A representative from Morris Nichols contacted Mr. Mulroney, who agreed that the committee should proceed with Merrill Lynch as its financial advisor. From that time, we explored a variety of potential financing sources and transactions.

      In early February 2002, after failing to secure third-party financing on acceptable terms, we entered into negotiations with AOLTW for AOLTW to lend us up to $160 million in exchange for senior convertible notes. On February 11, 2002, each member of the financing committee met separately with our management and the committee’s counsel. Our management described the proposed transaction with AOLTW to each member of the committee. Each of the committee members agreed that management should move forward to obtain a firm proposal from AOLTW. Over the next eleven days, we worked with AOLTW, America Online and the Cisneros Group to reach a proposal that was acceptable to us and to our principal stockholders.

      On February 22, 2002, the financing committee met with members of our management, our outside counsel, the committee’s counsel, and representatives of Merrill Lynch. Our management presented the proposed transaction. Our counsel then went through the terms of the transaction documents with the financing committee. The committee’s counsel then discussed the proposal with the committee and the committee then reviewed a valuation and a market overview of AOLA with Merrill Lynch.

      Over the next two weeks, the documentation of the transaction was negotiated with the participation of our counsel, the financing committee’s counsel and counsel to America Online, AOLTW and the Cisneros Group.

      The financing committee met on March 5, 2002 and received presentations from our management, our counsel and the committee’s counsel, and reviewed an updated valuation and market overview, as well as an analysis of the proposed transaction, with Merrill Lynch. At that meeting, the committee adopted resolutions recommending that the board of directors authorize us to enter into a note purchase agreement subject to receiving an opinion from Merrill Lynch acceptable to the committee. The financing committee’s recommendation was based on a number of factors, including the unsuccessful efforts of our management to find alternative sources of capital, the market and financial overview of AOLA and the overview of the current financing market provided by Merrill Lynch, the report of our management with respect to our budget and cash needs, the report of our counsel with respect to the terms of the note purchase agreement and related documentation, the report of the financing committee’s counsel with respect to the negotiations between us and AOLTW, the outcome of the negotiation of certain terms of the transaction, and the expected delivery of the opinion of Merrill Lynch that the sale of the senior convertible notes by us to AOLTW for an aggregate consideration of up to $160 million as contemplated by the note purchase agreement was fair to us from a financial point of view. The financing committee considered the fact that the interest on the senior convertible notes was payable in either cash or preferred stock, and that the preferred stock would likely accrue dividends at a rate of 8% unless the amendments set forth in proposals 3(A) through 3(I) were approved, in which case the dividends would accrue at a rate of 3% annually. On the same day, the board of directors met to approve the transaction.

      A number of issues with regard to the documentation of the transaction were finalized following the board meeting on March 5, 2002. The board of directors met again, this time by telephone, on March 7, 2002 to approve the final terms of the transaction. The financing committee’s counsel separately updated the chairman of the committee with respect to the changes to the documentation that occurred after March 5, 2002.

  Description of the Note Purchase Agreement

      On March 8, 2002, we entered into a note purchase agreement with AOLTW, the parent company of America Online. America Online is one of our principal stockholders. Under the note purchase agreement, AOLTW has agreed to purchase from us, prior to December 31, 2002 and subject to certain borrowing conditions, up to $160 million of our senior convertible notes due in March of 2007. The senior convertible notes have an 11% annual interest rate, payable quarterly. Under the terms of the note purchase agreement, AOLTW purchased senior convertible notes that are initially convertible into shares of our newly created series F preferred stock, so long as a class B triggering event has not occurred (i.e., when the outstanding shares of our B stock held by America Online, its wholly-owned affiliates and its employees falls below 50,929,167 shares in the aggregate). If proposals 3(A) through 3(I) are approved, the senior convertible notes become exchangeable for series B preferred stock, which is the series of preferred stock currently owned by America Online, rather than series F preferred stock, and any series F preferred stock then outstanding as a result of the prior conversion of the notes or the payment of interest shall automatically be converted into series B preferred stock. If, however, a class B triggering event does occur, or if any person other than AOLTW or any of its wholly owned affiliates or employees becomes the holder of the senior convertible notes, then the notes shall be convertible into class A common stock.

      The series B preferred stock, like our series C preferred stock described below, has ten votes per share and special governance rights, including veto rights and the right to elect one of our two special committee members and five of our directors. Shares of our series B preferred stock are convertible into shares of class B common stock, which can be converted into class A common stock at any time on a one-for-one basis. The class A common stock has only one vote per share and no special governance rights.

      The series F preferred stock, unlike the series B preferred stock, has only one vote per share and no special governance rights. However, the series F preferred stock is entitled to an 8% annual dividend, whereas the series B preferred stock is entitled to a 3% annual dividend. Shares of our series F preferred stock are convertible into shares of class B common stock at any time on a one-for-one basis.

      On each of March 11, 2002, April 23, 2002 and May 28, 2002, we issued the only senior convertible notes issued to date to AOLTW for $17.3 million, $13.0 million and $15.0 million in principal, respectively. The initial conversion price, subject to adjustment, is $3.624 per share (a premium of 20% above the $3.02 March 8, 2002 closing trading price of our class A common stock on the Nasdaq Stock Market on that date). The senior convertible notes are convertible at any time at the option of the holder, and are redeemable by us at any time after 18 months, subject to the holder’s right to convert the senior convertible notes into our capital stock. In addition, the senior convertible notes are required to be repaid prior to maturity, at the option of the holder, in the event and to the extent of significant asset sales or if we raise additional debt or equity funds. Interest is payable either in cash or preferred stock (or under certain limited circumstances, additional senior convertible notes), at our option, subject to certain limitations. In the event that interest is paid in shares, the value of each share so paid will be determined based on the average closing price of the class A common stock for the twenty trading days prior to the date of payment. As discussed above, a financing committee of our board of directors consisting of Messrs. Luers and Mulroney recommended this transaction to the board of directors, which approved the financing. The financing committee received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the sale of the senior convertible notes by us to AOLTW for an aggregate consideration of up to $160 million as contemplated by the note purchase agreement was fair, from a financial point of view, to us. A copy of this opinion is attached as Appendix B to this proxy statement. Please see the section entitled “Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” that begins on page 14 of this proxy statement.

      Before AOLTW purchased senior convertible notes under the note purchase agreement, America Online owned 116,010,456 shares of our series B preferred stock, 4,000,000 shares of our class A common stock, and a warrant to purchase 16,541,250 shares of any combination of our series B preferred stock, class B common stock or class A common stock. Additionally, America Online and AOLTW hold or share disposition power with respect to all of the shares of class A common stock underlying 360,000 options held by employees of America Online or AOLTW who are, or at one time were, also directors of AOLA. However, these employees are the record holders of their respective options. The Cisneros Group currently owns 111,413,994 shares of our series C preferred stock and 4,000,000 shares of our class A common stock. Additionally, the Cisneros Group has the power to vote 505,554 shares of our series C preferred stock held by the children of Gustavo A. and Ricardo J. Cisneros. Banco Itaú currently owns 35,937,840 shares of our class A common stock.

      Our series C preferred stock, like our series B preferred stock, has ten votes per share and special governance rights, including veto rights and the right to elect one of our two special committee members and five of our directors. In addition, our series C preferred stock is convertible into shares of class C common stock, which can be converted into class A common stock at any time on a one-for-one basis.

      During the negotiations that led to the note purchase agreement, AOLTW, like its subsidiary America Online, sought to receive shares of series B preferred stock rather than series F preferred stock. From our perspective, with the exception of possibly prolonging the existence of the special committee of our board of directors (and thereby slowing our corporate decision-making process), and the benefit to us of a more favorable annual dividend rate, our issuing series B preferred stock pursuant to a conversion of the senior convertible notes, versus our issuing series F preferred stock pursuant to any such conversion, will have no substantive effect because America Online already owns all of our series B preferred stock currently outstanding. Issuing high vote series B preferred stock with special governance rights to AOLTW upon conversion of the senior convertible notes will not materially change the amount of control that America Online has over us.

      However, the difference between the 8% annual dividend associated with the series F preferred stock and the 3% annual dividend associated with the series B preferred would increase the cost of the financing to us. For example, if AOLTW purchased all $160 million of our senior convertible notes and converted the notes into series F preferred stock on August 1, 2002, we would be required to pay accrued dividends on March 8, 2007 (the mandatory redemption date for the series F preferred stock) of approximately $58.9 million. On the other hand, if the notes were converted into series B preferred stock on August 1, 2002, we would be required to pay on March 8, 2007 accrued dividends of approximately $22.1 million on such series B preferred stock into which the notes were convertible. Thus, the cost of the financing will be significantly reduced if the senior convertible notes are convertible into series B preferred stock, rather than series F preferred stock.

      Having the senior convertible notes convert into shares of series B preferred stock requires us to amend the provisions of our restated certificate of incorporation. Each of these amendments requires the approval of America Online and the Cisneros Group as the holders of all of our outstanding series B and C preferred stock, respectively. In addition, the amendments require the approval of our class A common stockholders, voting separately as a class. Approval of the class A common stockholders could not be obtained immediately, so in order to avoid the delay in securing the financing, we arranged to have the senior convertible notes initially convert into series F preferred stock. The notes and the underlying series F preferred stock could each be authorized and issued without the approval of the holders of the class A common stock.

      In the note purchase agreement we agreed to submit the amendments described in proposals 3(A) through 3(I) and proposal 5 of this proxy statement to our class A stockholders for approval. If the class A stockholders approve these amendments, then each outstanding senior convertible note issued to AOLTW will automatically be convertible into shares of series B preferred stock and not series F preferred stock when we file the applicable certificate of amendment to our restated certificate of incorporation with the Delaware Secretary of State. Any existing shares of series F preferred stock outstanding as of the date we file such certificate of amendment will also automatically convert into shares of series B preferred stock. Moreover, any additional senior convertible notes purchased by AOLTW under the note purchase agreement would be directly convertible into series B preferred stock.

      We will only implement amendments to our current restated certificate of incorporation relating to the sale and issuance of senior convertible notes to AOLTW if all of the amendments contained in proposals 3(A) through 3(I) are approved. If all the amendments are approved as stated above, we will file with the Delaware Secretary of State a certificate of amendment that will amend our restated certificate of incorporation as set forth in proposals 3(A) through 3(I).

  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

      On March 8, 2002, Merrill Lynch, Pierce, Fenner & Smith Incorporated delivered its opinion, dated as of March 8, 2002, to the financing committee and our board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the issuance and sale by us to AOLTW of the senior convertible notes for an aggregate consideration of up to $160 million was fair from a financial point of view to us. The issuance and sale by us to AOLTW of the senior convertible notes are collectively referred to as the “transaction.”

      Merrill Lynch’s opinion sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch. Each holder of our stock is urged to read Merrill Lynch’s opinion, which is attached as Appendix B to this proxy statement, in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of the financing committee and our board of directors, was directed only to the fairness of the transaction from a financial point of view to us, did not address the merits of the underlying decision by us to engage in the proposed transaction and does not constitute a recommendation to any of our stockholders as to how any such stockholder should vote on any proposal contained in this proxy statement. The consideration was determined on the basis of negotiations between us and AOLTW and was approved by the financing committee and our board of directors. This summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion attached as Appendix B.

      In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant, including our Form 10-Q and the related unaudited financial information for the quarterly period ending September 30, 2001 and our Form 10-K and the related audited financial information for the year ending December 31, 2000;

•	Reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects furnished to Merrill Lynch by us;

•	Conducted discussions with members of our senior management concerning the matters described in the previous two bullet points, as well as our review of available financing alternatives;

•	Reviewed the historical market prices and valuation multiples for the shares of our class A common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the results of our operations with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Reviewed the execution copy of the note purchase agreement, together with the exhibits thereto; and

•	Performed such other financial studies, analyses and investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by us, and Merrill Lynch did not independently verify such information or undertake an independent evaluation or appraisal of any of our assets or liabilities. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecasts furnished by us, Merrill Lynch assumed that they were reasonably prepared and reflected the best then available estimates and judgment of our management as to our expected future financial performance.

      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. It should be understood that Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion.

      In connection with the preparation of its opinion, Merrill Lynch was not authorized by us or our board of directors to pursue, nor did Merrill Lynch independently investigate the availability of, alternative sources of financing for us. Merrill Lynch was advised by us that, to the date of its opinion, we were unable to secure the financing we required from any other party.

      Merrill Lynch expressed no opinion as to the prices at which shares of our stock would trade following the announcement, consummation or settlement of the proposed transaction.

      The financing committee selected Merrill Lynch to act as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction and because Merrill Lynch is familiar with us and our business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      Pursuant to the terms of a letter agreement between us and Merrill Lynch dated as of January 18, 2002, Merrill Lynch acted as financial advisor to the financing committee and earned a customary fee payable upon the delivery of the opinion to the financing committee and our board of directors. We have also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of legal counsel). In addition, we have agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement.

      Merrill Lynch has, in the past, provided certain financial advisory and financing services to us and/or our affiliates, including AOLTW, and may continue to do so and received, and may receive, additional fees for the rendering of those services. Merrill Lynch acted as a senior co-manager to AOLTW in connection with the issuance by AOLTW on April 3, 2002 of $4.0 billion aggregate principal amount of notes. In addition, in the ordinary course of Merrill Lynch’s business, Merrill Lynch and its affiliates may actively trade shares of our class A common stock, other securities of ours and securities of AOLTW for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Amendments Relating to Corporate Governance Matters

      In addition, we are taking this opportunity to further amend our restated certificate of incorporation to change various matters relating to our corporate governance. These changes, which are contained in proposals 4(A) through 4(E), are generally intended to help us become more efficient by streamlining our internal approval process. Under Article FIFTH of our restated certificate of incorporation, the special committee, which consists of one director elected by the holders of B stock and one director elected by the holders of C stock, has the right to veto a number of corporate actions. The approval right extends to many actions that are typically delegated to management in public corporations. The special committee provisions were generally agreed upon by America Online and the Cisneros Group, two of our principal stockholders, before we became a public company, in order to permit the directors elected by America Online and the Cisneros Group to have more direct input into our business. In practice, the requirement of special committee approval for many day-to-day decisions has slowed our corporate decision-making process. In order to allow us to function more efficiently, members of management have proposed reducing the breadth of the special committee approvals. Proposals 4(A) through 4(D) are the result of discussions between management and the representatives of the principal stockholders. Implementing these proposals will permit a number of actions to be taken without prior special committee approval but, at the same time, allow the special committee to retain veto power over many critical decisions; in some instances, the changes will give the special committee approval power over matters that are not currently within its approval power.

      Further, proposal 4(E) clarifies that, so long as B stock and C stock are outstanding, only the holders of such B stock and C stock, each voting separately as a class, shall be entitled to vote on any increase or decrease in the number of authorized shares of any class or classes or series of our capital stock.

      We will only implement amendments to our current restated certificate of incorporation relating to those corporate governance matters contained in proposals 4(A) through 4(D) if all of the amendments contained in proposals 4(A) through 4(D) are approved. In addition, because the amendments contained in proposals 4(A) through 4(E) could be viewed as affecting America Online and the Cisneros Group differently from other stockholders, the Company will not effect any of proposals 4(A) through 4(D) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on any such proposal, are voted in favor of such proposals, and will not effect proposal 4(E) unless a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group), which are voted affirmatively or negatively on such proposal, are voted in favor of such proposal. If all the amendments are approved as stated above, we will file with the Delaware Secretary of State a certificate of amendment that will amend our restated certificate of incorporation as set forth in proposals 4(A) through 4(D) and, if also approved, proposal 4(E).

Recommendation of the Board of Directors

      Our board of directors believes that the approval of each of these amendments to our restated certificate of incorporation as set forth in proposals 3(A) through 3(I), and proposals 4(A) through 4(E) is in the best interests of AOLA and its stockholders and recommends a vote “For” proposals 3(A) through 3(I), and proposals 4(A) through 4(E).

Stockholder Vote Requirement

Amendments Relating to the Sale of Senior Convertible Notes by Us to AOLTW Under the Note Purchase Agreement

•	We are seeking the following votes to approve each of proposals 3(A) and 3(D) through 3(I):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class.

•	We are seeking the following votes to approve proposals 3(B) and 3(C):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class,

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class, and

•	a “For” vote from the holders of 75% of the voting power of our outstanding voting stock, voting as one class.

      Under (i) a voting agreement among AOLTW, America Online and the Cisneros Group, and (ii) a voting agreement between AOLTW and Banco Itaú, America Online, the Cisneros Group and Banco Itaú, who hold all of the series B and series C preferred stock and approximately 99.1% of the voting power of all our voting stock, have agreed, subject to certain conditions, to vote in favor of proposals 3(A) through 3(I), and proposals 5 and 6. If America Online, the Cisneros Group and Banco Itaú vote according to these agreements, proposals 3(A) through 3(I), and proposals 5 and 6 will be approved.

      We will only implement amendments to our current restated certificate of incorporation relating to the sale and issuance of senior convertible notes to AOLTW if all of the amendments contained in proposals 3(A) through 3(I) are approved.

  Amendments Relating to Corporate Governance Matters

•	We are seeking the following votes to approve each of proposals 4(A) through 4(D):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group) which are voted affirmatively or negatively on the proposal,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class.

•	We are seeking the following votes to approve proposal 4(E):

•	a “For” vote from the holders of a majority of the outstanding shares of class A common stock, voting separately as a class,

•	a “For” vote from the holders of a majority of the shares of class A common stock (excluding those shares of class A common stock held by America Online or the Cisneros Group) which are voted affirmatively or negatively on the proposal,

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class,

•	a “For” vote from the holders of 75% of the voting power of series B preferred stock and series C preferred stock, voting as one class, and

•	a “For” vote from the holders of 75% of the voting power of our outstanding voting stock, voting as one class.

      We will only implement amendments to our restated certificate of incorporation relating to those corporate governance matters contained in proposals 4(A) through 4(D) if all of the amendments contained in proposals 4(A) through 4(D) are approved.

      The summary of the amendments to our restated certificate of incorporation relating to corporate governance matters and contained in proposals 4(A) through 4(E) is qualified by reference to the full text of the amendments attached as Appendix A. We urge our stockholders to read the amendments in their entirety.

AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION RELATING TO THE SALE OF SENIOR CONVERTIBLE NOTES BY US TO AOL TIME WARNER UNDER THE NOTE PURCHASE AGREEMENT (ITEMS 3(A) — 3(I) ON THE PROXY CARD)

Proposal 3(A)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CONSISTENTLY STATE THAT PERMITTED TRANSFEREES OF AMERICA ONLINE AND THE CISNEROS GROUP MAY OWN B OR C STOCK, RESPECTIVELY, AND TO MAKE A CONFORMING CHANGE TO THE PROVISION CONCERNING THE AUTOMATIC CONVERSION OF SERIES B AND C PREFERRED STOCK

      Currently, any transfer of B or C stock by AOLTW, America Online or the Cisneros Group to a person that is not a “permitted transferee” will result in the B or C stock automatically converting into class A common stock. A “permitted transferee” is a wholly-owned affiliate or employee of America Online or the Cisneros Group, or a member of the Cisneros family. During the negotiations concerning the note purchase agreement, we determined that clarifying language concerning the notion of permitted transferees owning B and C stock should be added to our restated certificate of incorporation to improve the precision and clarity of certain related provisions. In addition, we also determined that a change to the language concerning the automatic conversion of series B and C preferred stock should be made so that such language conforms to the similar language concerning the class B and C common stock.

      The amendments that constitute this proposal 3(A) can be found on pages A-1, A-14, A-15, A-23 and A-24 of Appendix A and have the notation “3(A)” in the right margin.

Proposal 3(B)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK

      Our capital structure as of June 3, 2002 is summarized in the table below:

	Number of Shares	Number of Shares
Class or Series of Stock	Authorized	Issued *	Holder

Series B Preferred Stock	150 million	116 million	America Online
Series C Preferred Stock	150 million	111 million	Cisneros Group
Series F Preferred Stock	90 million	None	N/A
Undesignated Preferred Stock	110 million	None	N/A
Class B Common Stock	250 million	None	N/A
Class C Common Stock	250 million	None	N/A
Class A Common Stock	1.250 billion	67 million	Public, Banco Itaú, America Online and the Cisneros Group

*	Rounded to the nearest million

      The senior convertible notes are initially convertible into shares of our newly created series F preferred stock, so long as a class B triggering event has not occurred. If proposals 3(A) through 3(I) are approved, the senior convertible notes become exchangeable for series B preferred stock, rather than series F preferred stock, and any series F preferred stock then outstanding as a result of the prior conversion of the notes shall automatically be converted into series B preferred stock.

      Assuming that a class B triggering event does not occur thereby preventing the notes from being convertible into class A common stock, and further assuming that AOLTW purchases the full $160 million principal amount of the senior convertible notes and converts the notes at the current conversion price of $3.624 per share, AOLTW would be entitled to receive 44,150,110 shares of series B preferred stock. Consequently, we would not have enough series B preferred stock authorized to satisfy this obligation. We also would not have enough shares of series B preferred stock to allow us to pay interest due under the notes in additional shares of series B preferred stock or to pay accrued dividends on outstanding series B preferred stock in shares of series B preferred stock. In order to satisfy our potential obligations under the senior convertible notes and to provide a sufficient number of authorized shares of stock for future issuances, including stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes, our board of directors determined that it was advisable to increase our authorized capital stock as follows:

Class or Series of Stock	Number of Shares Authorized

Series B Preferred Stock	350 million
Series C Preferred Stock	300 million
Undesignated Preferred Stock	350 million
Class B Common Stock	450 million
Class C Common Stock	400 million
Class A Common Stock	1.4 billion

      Except for the contemplated issuance of the series B preferred stock pursuant to the senior convertible notes, we have no current plans, agreements or arrangements to issue any additional shares of preferred stock. However, the issuance of additional shares of preferred stock, or the right to purchase preferred stock, could:

•	decrease the amount of earnings and assets available for distribution to current stockholders; or

•	adversely affect the rights and powers, including voting rights, of our outstanding capital stock.

      The amendments that constitute this proposal 3(B) can be found on pages A-9, A-10 and A-19 of Appendix A and have the notation “3(B)” in the right margin.

Proposal 3(C)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THAT INCREASES AND DECREASES IN THE NUMBER OF AUTHORIZED SHARES OF ANY CLASS OR SERIES OF OUR CAPITAL STOCK EFFECTED BY AMENDMENTS TO ARTICLE FOURTH ARE NOT SUBJECT TO THE VOTE OF ALL HOLDERS OF VOTING STOCK SO LONG AS ANY B STOCK OR C STOCK IS OUTSTANDING

      We want to amend our restated certificate of incorporation to clarify that while the B stock and C stock are outstanding, increases and decreases in the number of authorized shares of any class or series of our capital stock effected by amendments to Article Fourth of our restated certificate of incorporation are not subject to the vote of all holders of voting stock.

      Our restated certificate of incorporation can currently be interpreted to provide that these actions may only be taken if we obtain at least 75% of the voting power of all of our capital stock voting as one class. The proposed amendment would eliminate this interpretation.

      The amendments that constitute this proposal 3(C) can be found on pages A-6, A-10, A-11 and A-31 of Appendix A and have the notation “3(C)” in the right margin.

Proposal 3(D)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO MODIFY THE FORMULA FOR DETERMINING THE NUMBER OF SHARES OF CONVERTIBLE STOCK THAT AMERICA ONLINE AND ITS PERMITTED TRANSFEREES CAN TRANSFER TO EMPLOYEES WITHOUT SUCH SHARES AUTOMATICALLY CONVERTING INTO CLASS A COMMON STOCK TO REFLECT THE ISSUANCE OF SERIES F PREFERRED STOCK

      The proposed amendment will add the series F preferred stock to B stock when determining the number of shares of series F preferred stock and B stock that America Online and its “permitted transferees” can transfer to employees without the transferred shares being automatically converted into class A common stock. Currently, our restated certificate of incorporation provides that any shares of B stock transferred by America Online and its permitted transferees automatically convert into shares of class A common stock unless, among other things, the shares are transferred to an employee. The automatic conversion will not occur with respect to shares transferred to employees if (y) the number of shares transferred is less than or equal to 20,371,667, either individually or when aggregated with all other transfers, and (z) America Online or its permitted transferees retain the voting rights to those shares.

      If the proposed amendment is approved, the 20,371,667-share threshold that America Online and its permitted transferees can transfer to employees will be comprised of series F preferred stock and B stock.

      The amendments that constitute this proposal 3(D) can be found on pages A-14, A-15 and A-23 of Appendix A and have the notation “3(D)” in the right margin.

Proposal 3(E)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO MODIFY THE DEFINITION OF CLASS B TRIGGERING EVENT AND CLASS C TRIGGERING EVENT BY ALLOWING SHARES OF CLASS B AND CLASS C COMMON STOCK ISSUABLE UPON CONVERSION, EXERCISE OR EXCHANGE OF OUR SECURITIES TO BE COUNTED TOWARD DETERMINING WHETHER AMERICA ONLINE, ITS WHOLLY-OWNED AFFILIATES AND ITS EMPLOYEES OWN AT LEAST 50,929,167 SHARES OF CLASS B COMMON STOCK, AND WHETHER THE CISNEROS GROUP, ITS WHOLLY-OWNED AFFILIATES AND ITS EMPLOYEES OWN AT LEAST 49,930,955 SHARES OF CLASS C COMMON STOCK

      Our restated certificate of incorporation currently states that a “class B triggering event” occurs when the outstanding shares of our B stock held by America Online, its wholly-owned affiliates and its employees is less than 50,929,167 shares in the aggregate, and a “class C triggering event” occurs when the outstanding shares of our C stock held by the Cisneros Group, its wholly owned affiliates, its employees and members of the Cisneros family is less than 49,930,955 shares in the aggregate. Upon the occurrence of a class B triggering event, each share of B stock will automatically convert into one share of class A common stock. Likewise, a class C triggering event will cause each share of C stock to automatically convert into one share of class A common stock.

      During negotiations with respect to the note purchase agreement, AOLTW requested that we amend our restated certificate of incorporation so that America Online, its permitted transferees and its employees could have the benefit of having shares of class B common stock issuable upon conversion, exercise or exchange of our securities that AOLTW holds or may hold, such as the senior convertible notes, included in the determination of whether a class B triggering event has occurred. Specifically, AOLTW requested that shares of class B common stock issuable upon conversion, exercise or exchange of the following securities be counted toward determining whether America Online, its permitted transferees and its employees hold the requisite 50,929,167 shares of B stock in the aggregate:

(i) then outstanding shares of series F preferred stock;

(ii) then outstanding senior convertible notes issued under the note purchase agreement, including any senior convertible notes issued to pay interest; and

(iii) any other securities convertible into or exchangeable or exercisable for class B common stock, excluding the warrant issued to America Online dated August 7, 2000 to purchase 16,541,250 shares of B stock.

      As a result of AOLTW’s request, we afforded the Cisneros Group similar treatment. Proposal 3(E) further amends our restated certificate of incorporation so that the Cisneros Group, its permitted transferees, its employees and members of the Cisneros family can have the benefit of having all securities convertible into or exchangeable or exercisable for class C common stock counted toward determining whether they hold the requisite 49,930,955 shares in the aggregate (i.e., whether a class C triggering event has occurred).

      The occurrence of a class B or class C triggering event may be delayed as a result of this proposal. This could, in turn, prolong the existence of the current corporate governance structure. Among other things, this delay could extend the tenure of the special committee and could ultimately postpone the ability of the class A common stockholders to vote on amendments to provisions of our restated certificate of incorporation and by-laws that are exclusively within the domain of the holders of the B and C stock.

      The amendments that constitute this proposal 3(E) can be found on pages A-15 and A-16 of Appendix A and have the notation “3(E)” in the right margin.

Proposal 3(F)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO:

•	CHANGE THE LIQUIDATION PREFERENCES FOR THE SERIES B AND SERIES C PREFERRED STOCK FROM $2.7268 PER SHARE AND $2.7272 PER SHARE, RESPECTIVELY, TO AMOUNTS DETERMINED BY SEPARATE WEIGHTED AVERAGE FORMULAS; AND

•	INSERT A MATHEMATICAL PER-SHARE FORMULA TO PRESERVE FOR THE HOLDERS OF THE SERIES B PREFERRED STOCK (PRESENTLY AMERICA ONLINE) THE PRIORITY WITH RESPECT TO THE FIRST $66.3 MILLION OF ANY AMOUNT AVAILABLE FOR DISTRIBUTION TO THE SERIES B AND C STOCKHOLDERS RESULTING FROM ANY LIQUIDATION, DISSOLUTION OR WINDING-UP OF AOLA

      The series B and series C preferred stockholders currently have liquidation preferences equal to $2.7268 and $2.7272, respectively. If the outstanding senior convertible notes are converted to series F preferred stock, then such series F preferred stockholders would have a liquidation preference of $3.6240 per share. If we were dissolved, liquidated or wound up, the holders of the series B preferred stock (presently, America Online) would be entitled to receive the approximately $66.3 million ($0.5718 per share of series B preferred stock) that America Online invested in us through its purchase of stock under a stock purchase agreement, dated March 31, 2001, before any holder of series C or series F preferred stock is paid. After taking into account this distribution, the series B, C and F preferred stockholders would share ratably in the distribution of all of our remaining available assets until the respective liquidation preferences, together with accrued and unpaid dividends, of the series B, C and F preferred stock are satisfied ($2.1550 plus accrued and unpaid dividends per share of series B preferred stock, $2.7272 plus accrued and unpaid dividends per share of series C preferred stock and $3.6240 plus accrued and unpaid dividends per share of series F preferred stock). Only after the holders of series B preferred stock, and then the holders of series B, C and F preferred stock collectively, receive these payments would any other payments be made to any other stockholder.

      If proposals 3(A) through 3(I) are approved and the senior convertible notes become exchangeable for series B preferred stock rather than series F preferred stock, then the liquidation preference of the series B preferred stock must be increased to reflect the higher price per share paid by AOLTW for the underlying series B preferred stock under the note purchase agreement. Moreover, similar changes to the liquidation preferences of the series B and C preferred stock may need to be made in connection with any future financings that may involve securities that are convertible into or exercisable or exchangeable for either series B or C preferred stock.

      As a result, in order to avoid having to change the liquidation preferences of the series B and C preferred stock by amending our restated certificate of incorporation each time that we issue series B or series C preferred stock for cash or other property or a security that is convertible into or exercisable or exchangeable for either series B or C preferred stock, proposal 3(F) will insert a weighted-average mathematical formula into our restated certificate of incorporation that will automatically calculate new liquidation preferences for the series B and C preferred stock, as well as maintain America Online’s approximately $66.3 million liquidation preference. The formula will address both the conversion of the senior convertible notes into series B preferred stock, assuming the approval of proposals 3(A) through 3(I), as well as future issuances of either series B or C preferred stock or securities convertible into such shares. The formulas are intended to provide holders of series B or C preferred stock with a blended liquidation preference that properly reflects the per share purchase price of any new security that is convertible into or exercisable or exchangeable for either series B or C preferred stock. To illustrate, the proposed formula with respect to the series B preferred stock, prior to taking into account the liquidation preference associated with America Online’s approximately $66.3 million investment in March 2001, will automatically adjust the series B preferred stock liquidation preference from $2.7268 to $2.9741 per share using a weighted-average of the liquidation preferences of the series B preferred stock and the new series F preferred stock, assuming for purposes of this example that AOLTW purchases the full $160 million of senior convertible notes available under the note purchase agreement and that interest is paid in cash.

      The amendments that constitute this proposal 3(F) can be found on pages A-20, A-21 and A-22 of Appendix A and have the notation “3(F)” in the right margin.

Proposal 3(G)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE THAT DECLARED BUT UNPAID DIVIDENDS BE PAID ON SHARES OF SERIES B OR SERIES C PREFERRED STOCK SURRENDERED FOR CONVERSION INTO CLASS B COMMON STOCK OR CLASS C COMMON STOCK, AS APPLICABLE, IF NO ADJUSTMENT IS MADE THEREFOR TO THE APPLICABLE CONVERSION RATIO TO ACCOUNT FOR THE DECLARED BUT UNPAID DIVIDENDS

      In connection with the negotiation of the note purchase agreement, AOLTW requested that we amend our restated certificate of incorporation to clarify that any declared but unpaid dividends will be paid on shares of series B or series C preferred stock surrendered for conversion. Dividends may be paid in cash or in shares of capital stock into which the series B or series C preferred stock is converted. This amendment ensures that America Online, the Cisneros Group and AOLTW will receive any declared but unpaid dividends if they convert their shares of series B or series C preferred stock into class B or class C common stock.

      Our restated certificate of incorporation currently does not expressly provide for any declared but unpaid dividends to be paid on shares of series B or series C preferred stock surrendered for conversion, or on any common stock delivered in connection with any such conversion.

      The amendments that constitute this proposal 3(G) can be found on page A-26 of Appendix A and have the notation “3(G)” in the right margin.

Proposal 3(H)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE REDEMPTION DATE PROVISIONS WITH RESPECT TO SERIES B AND SERIES C PREFERRED STOCK TO REFLECT ANY FUTURE ISSUANCES OF SERIES B OR SERIES C PREFERRED STOCK, INCLUDING ANY ISSUANCE OF SERIES B PREFERRED STOCK TO THE HOLDERS OF SENIOR CONVERTIBLE NOTES

      Currently, we are required to redeem 87.8% of the series B and C preferred stock on August 7, 2005; the remaining series B and C preferred stock on April 2, 2006; and the series F preferred stock on March 8, 2007. The percentage of series B and C preferred stock to be redeemed on August 7, 2005 is equal to the portion of the series B and C preferred stock that America Online and the Cisneros Group were issued on August 7, 2000. We may redeem these shares in cash, by delivery of fully paid and non-assessable shares of class A common stock or by any combination of cash and shares of class A common stock. The redemption price will be an amount equal to the particular liquidation preference for the series of preferred stock being redeemed, plus all accrued and unpaid dividends.

      If proposals 3(A) through 3(I) are approved and the senior convertible notes become exchangeable for series B preferred stock, then we must change the existing redemption date for the series B preferred stock to reflect the later redemption date for a percentage of shares equal to the percentage issued in connection with the note purchase agreement. In addition, comparable changes to the redemption dates of the series B and C preferred stock would need to be made in connection with future financings that may involve either series B or C preferred stock or securities that are convertible into or exercisable or exchangeable for series B or C preferred stock.

      As a result, similar to proposal 3(F) above concerning liquidation preferences, we propose inserting a mathematical formula into our restated certificate of incorporation that will automatically calculate the correct percentages of then outstanding series B and C preferred stock that we are obligated to redeem on August 7, 2005, April 2, 2006, and March 8, 2007. The proposed amendment to our restated certificate of incorporation will create a built-in mechanism that will allow us to issue additional shares of series B and C preferred stock or securities that are convertible into or exercisable or exchangeable for either series B or C preferred stock without having to further revise the redemption provisions, and includes a process for determining the mandatory redemption date and applicable amount to be redeemed of any series B or C preferred stock that is outstanding after March 8, 2007. To amend the redemption provisions to allow for automatic redemption percentages and mandatory redemption dates, we must revise the redemption process.

      The amendments that constitute this proposal 3(H) can be found on pages A-27, A-28 and A-29 of Appendix A and have the notation “3(H)” in the right margin.

Proposal 3(I)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO REVISE CERTAIN PROVISIONS RELATING TO DIVIDENDS ON SERIES B AND SERIES C PREFERRED STOCK TO CLARIFY THE INTENT OF THE PROVISIONS

      During the negotiations concerning the note purchase agreement, we determined that Article Fourth, Clauses (c)(ii)(A) and (B) should be revised in order to better communicate the intent of the provisions. The provisions are intended to provide that: (i) if dividends are declared with respect to any class of our common stock or any shares or series of capital stock ranking junior to the series B or C preferred stock, then holders of the series B and C preferred stock shall be entitled to a dividend, and (ii) no dividend shall be paid or declared on any class of our common stock or any class or series of capital stock ranking junior to the series B and C preferred stock unless all accrued dividends on the series B and C preferred stock have been paid or declared.

      The language that constitutes this amendment can be found on pages A-19 and A-20 of Appendix A and has the notation “3(I)” in the right margin.

AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION RELATING TO CORPORATE GOVERNANCE MATTERS (ITEMS 4(A) — 4(E) ON THE PROXY CARD)

Proposal 4(A)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO MODIFY THE KINDS OF ACTIVITIES THAT REQUIRE THE APPROVAL OF A MAJORITY OF THE HOLDERS OF B STOCK AND C STOCK, EACH VOTING SEPARATELY AS A CLASS

      As discussed below, we are proposing certain changes to the approval power of our special committee. In that connection, we are also seeking to modify the actions that require the approval of a majority of the holders of B stock and C stock, each voting separately as a class. Consequently, we propose making the following modifications to our restated certificate of incorporation:

•	Eliminating the ability of the holders of B and C stock to approve the adoption or modification of any of our subsidiary’s method of doing business. The language that constitutes this amendment can be found on page A-12 of Appendix A and has the notation “4(A-1)” in the right margin.

•	Generally reducing the number of possible scenarios that would require the approval of the holders of B and C stock with respect to our business plans and strategic decisions, and the business plans and strategic decisions of our subsidiaries. The language that constitutes this amendment can be found on pages A-2 and A-12 of Appendix A and has the notation “4(A-2)” in the right margin.

•	Limiting the requirement that the holders of B and C stock approve contracts that we or any of our subsidiaries enter into which are outside the ordinary course of business to “material” contracts. The language that constitutes this amendment can be found on page A-12 of Appendix A and has the notation “4(A-3)” in the right margin.

•	Adding numbers before each item contained in a list in order to distinguish one item from another, and deleting extraneous language. The language that constitutes this amendment can be found on page A-12 of Appendix A and has the notation “4(A-4)” in the right margin.

•	Deleting redundant language to clarify that common stock and preferred stock are both equity securities. The language that constitutes this amendment can be found on page A-12 of Appendix A and has the notation “4(A-5)” in the right margin.

Proposal 4(B)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE OUR ABILITY TO ACT WITHOUT PRIOR SPECIAL COMMITTEE APPROVAL

      As discussed above, in order to allow us to function more efficiently, we propose to amend our restated certificate of incorporation to modify the special committee approvals. Implementing proposal 4(B) will permit us to take a number of actions without prior special committee approval. As a result, we propose making the following modifications to our restated certificate of incorporation:

•	Increasing the general threshold of contracts that we can enter into without special committee approval from $50,000 to $250,000. As a result, all contracts with a term of less than three years, other than those relating to the provision of telecommunications connectivity or our core business with a value of less than $250,000, will not require special committee approval. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(B-1)” in the right margin.

•	Permitting us, without the approval of the special committee, to enter into contracts relating to our core business, other than those for the purchase of media advertising or the purchase of compact discs for the marketing of our products and services, concerning (i) solely cash payments to us or any of our subsidiaries in exchange for consideration by us or any of our subsidiaries with a value that does not exceed $1,500,000 or (ii) payments involving any non-cash consideration to us or any of our subsidiaries, or any cash payment by us or any of our subsidiaries with a value that does not exceed $750,000. The language that constitutes this amendment can be found on pages A-2 and A-33 of Appendix A and has the notation “4(B-2)” in the right margin.

•	Permitting us, without the approval of the special committee, to enter into contracts relating to our core business for the purchase of media advertising involving payments in cash or non-cash consideration by us or any of our subsidiaries with a value that does not exceed $2,000,000. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(B-3)” in the right margin.

•	Permitting us, without the approval of the special committee, to enter into contracts relating to our core business for the purchase of compact discs for the marketing of our products and services involving payments in cash or non-cash consideration by us or any of our subsidiaries with a value that does not exceed $5,000,000. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(B-4)” in the right margin.

•	Increasing the limit on the amount of capital expenditures that we can make without special committee approval from $50,000 to $250,000. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(B-5)” in the right margin.

•	Eliminating the ability of the special committee to appoint or dismiss our auditors; change or adopt any material accounting principle; or approve the final audited consolidated financial statements of any of our subsidiaries. The language that constitutes this amendment can be found on pages A-34 and A-35 of Appendix A and has the notation “4(B-6)” in the right margin.

•	Eliminating the ability of the special committee to approve the adoption or modification of any of our subsidiary’s method of doing business. The language that constitutes this amendment can be found on page A-34 of Appendix A and has the notation “4(B-7)” in the right margin.

•	Permitting us, without the approval of the special committee, to adopt any plan covering health, medical or dental benefits or life or disability insurance, or any executive compensation plan or severance payment by us or any of our subsidiaries with respect to an employee with a title below director. The language that constitutes this amendment can be found on page A-35 of Appendix A and has the notation “4(B-8)” in the right margin.

•	Permitting us, without the approval of the special committee, to make loans or extend credit to another person for an amount in excess of $50,000. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(B-9)” in the right margin.

Proposal 4(C)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO MODIFY THE APPROVAL POWERS OF THE SPECIAL COMMITTEE

      In response to management’s request to be permitted to take certain actions without prior special committee approval as described in proposal 4(B) above, America Online and the Cisneros Group requested that the special committee retain veto power over many critical decisions. In some instances, the proposed amendments to the powers of the special committee will give the committee approval power over matters that are not currently within its authority. Management believes that the requested changes are reasonable in light of the expanded authority it would receive. Accordingly, we propose making the following modifications to our restated certificate of incorporation:

•	Requiring us to obtain the approval of the special committee to incur any debt or enter into any debt instrument other than trade payables, credit card indebtedness or borrowings previously approved by the board of directors. Thus, we would no longer have the ability to act without special committee approval with respect to such other indebtedness that does not exceed $50,000. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(C-1)” in the right margin.

•	Explicitly requiring us to obtain the approval of the special committee to enter into any telecommunications connectivity contract. The language that constitutes this amendment can be found on pages A-4 and A-33 of Appendix A and has the notation “4(C-2)” in the right margin.

•	As a result of the proposed amendment to increase the amount of capital expenditures that we may make without the prior approval of the special committee (see amendment 5 of proposal 4(B) above), we agreed to allow the special committee to approve any future expenditure that is not covered on a particular line item in the budget or forecast that has most recently been approved by the special committee. The language that constitutes this amendment can be found on page A-34 of Appendix A and has the notation “4(C-3)” in the right margin.

•	Requiring the special committee to approve a wider range of third-party transactions or settlements. The language that constitutes this amendment can be found on page A-34 of Appendix A and has the notation “4(C-4)” in the right margin.

•	Allowing the special committee to become more involved with our planning and budgeting processes by requiring special committee approval to adopt or modify strategic plans, business plans, budgets and forecasts. The language that constitutes this amendment can be found on pages A-34 and A-35 of Appendix A and has the notation “4(C-5)” in the right margin.

•	Requiring us to obtain the approval of the special committee to expand our business beyond PC access services and services offered by America Online, as well as to publicly release or launch any new product or service that is material. The language that constitutes this amendment can be found on page A-35 of Appendix A and has the notation “4(C-6)” in the right margin.

•	Requiring us to obtain the approval of the special committee to change the terms of any stock right that has been granted pursuant to an approved stock plan. The language that constitutes this amendment can be found on page A-35 of Appendix A and has the notation “4(C-7)” in the right margin.

•	Adding language to clarify that acquiring an interest in an entity includes holding a warrant or other equity-like instrument of such entity. The language that constitutes this amendment can be found on pages A-32 and A-33 of Appendix A and has the notation “4(C-8)” in the right margin.

•	Making proper use of the defined term “person”. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(C-9)” in the right margin.

•	Eliminating the general exception to our ability to act without special committee approval for contracts that have a term of less than one year. The language that constitutes this amendment can be found on page A-33 of Appendix A and has the notation “4(C-10)” in the right margin.

•	Requiring us to obtain the approval of the special committee to enter into any contract with an initial or renewal term in excess of three years. The language that constitutes this amendment can be found on page A-34 of Appendix A and has the notation “4(C-11)” in the right margin.

•	Modifying the threshold relating to certain employee matters by requiring us to obtain the approval of the special committee to hire or fire any personnel of ours or any subsidiary of ours with a title of vice president or above, to increase the compensation of any such personnel with a title of director or above, or to promote any such personnel to a position with a title of director or above. The language that constitutes this amendment can be found on page A-35 of Appendix A and has the notation “4(C-12)” in the right margin.

•	Requiring us to obtain the approval of the special committee to enter into any transaction or agreement with America Online, the Cisneros Group or their affiliates. The language that constitutes this amendment can be found on pages A-31, A-32 and A-35 of Appendix A and has the notation “4(C-13)” in the right margin.

Proposal 4(D)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INSERT PROPER CROSS-REFERENCES WITH RESPECT TO PROPOSALS 4(B) AND 4(C)

      The language that constitutes this amendment can be found on pages A-31, A-32, A-33 and A-34 of Appendix A and has the notation “4(D)” in the right margin.

Proposal 4(E)

TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THAT, SO LONG AS B STOCK AND C STOCK ARE OUTSTANDING, ONLY THE HOLDERS OF SUCH B STOCK AND C STOCK, EACH VOTING AS A SEPARATE CLASS, SHALL BE ENTITLED TO VOTE ON ANY INCREASE OR DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF ANY CLASS OR CLASSES OR SERIES OF OUR CAPITAL STOCK

      We want to amend our restated certificate of incorporation to clarify that while the B stock and C stock are outstanding, any action to increase or decrease the authorized number of shares of any class or classes or series of our capital stock is subject solely to the vote of the holders of such B stock and C stock.

      Although not our intention, our restated certificate of incorporation, even after the approval of proposal 3(C) above, could currently be interpreted so as to prevent us from filing a certificate that changes the number of shares within a series of stock created by our board of directors without the prior approval of at least seventy-five percent 75% of the voting power of all of our capital stock voting as one class. This interpretation is the reason that we are requesting such a vote to file the certificate of elimination described in proposal 6. The Delaware corporate law generally permits the filing of such certificates without stockholder action. Our board of directors believes that this amendment is in the best interests of the stockholders because it will permit the board of directors to more quickly change the number of shares within any series of our preferred stock created by our board of directors. This proposal 4(E) also clarifies that the holders of class A common stock will not have a class vote on increases or decreases in the number of authorized shares of class A common stock.

      The amendments that constitute this proposal 4(E) can be found on page A-11 of Appendix A and have the notation “4(E)” in the right margin.

Proposal 5

TO AUTHORIZE US TO ISSUE ADDITIONAL SHARES OF CLASS A COMMON STOCK THAT MAY BE DIRECTLY OR INDIRECTLY ISSUED PURSUANT TO THE TERMS OF THE SENIOR CONVERTIBLE NOTES AND THE UNDERLYING COMMON OR PREFERRED STOCK INTO WHICH THE SENIOR CONVERTIBLE NOTES ARE CONVERTIBLE (ITEM 5 ON THE PROXY CARD)

      We intend to issue additional shares of our series B preferred stock pursuant to the terms of the senior convertible notes issued in connection with the note purchase agreement that we entered into with AOLTW on March 8, 2002. Under the terms of the note purchase agreement, AOLTW purchased senior convertible notes that are initially convertible into shares of our newly created series F preferred stock so long as a class B triggering event has not occurred (i.e., when the outstanding shares of our B stock held by America Online, its wholly-owned affiliates and its employees falls below 50,929,167 shares in the aggregate). If proposals 3(A) through 3(I) are approved, the senior convertible notes become exchangeable for series B preferred stock, which is the series of preferred stock currently owned by America Online, rather than series F preferred stock, and any series F preferred stock then outstanding as a result of the prior conversion of the notes shall automatically be converted into series B preferred stock. If, however, a class B triggering event does occur, or if any person other than AOLTW or any of its wholly-owned affiliates or employees becomes the holder of the senior convertible notes, then the notes shall be convertible into class A common stock.

      Our series B and F preferred stock are convertible into class B common stock at any time on a one-for-one basis, and our class B common stock is convertible into class A common stock at any time on a one-for-one basis.

      Our class A common stock is traded on The Nasdaq SmallCap Market. The rules of The Nasdaq SmallCap Market require that we obtain stockholder approval prior to our sale, issuance or potential issuance of class A common stock (or securities convertible into or exercisable for class A common stock) equal to 20% or more of the class A common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the class A common stock. Because we had approximately 67 million shares of our class A common stock outstanding on March 8, 2002, the day we entered into the note purchase agreement, this rule requires us to obtain stockholder approval if, pursuant to the note purchase agreement and the notes, we issue more than 13.4 million shares of our class A common stock or securities, such as the series B preferred stock, series F preferred stock and class B common stock, that could convert into shares of our class A common stock, for less than $3.02 per share, the fair market value of the class A common stock on March 8, 2002.

      Although the issuance of the senior convertible notes under the note purchase agreement did not require stockholder approval prior to its consummation under The Nasdaq Stock Market rules, the following features of the senior convertible notes and any of the stock issuable thereunder could result in our issuance of more than 13.4 million shares of class A common stock for less than $3.02 per share:

•	The conversion price of each note, including any PIK Note described below, will be subject to various forms of antidilution protection which may reduce the conversion price of such note below $3.02, including if we issue securities at a price that is below a specified percentage of such securities’ fair market value at the time of issuance.

•	Interest due under each note, including any PIK Note, will be paid quarterly either in cash or, at our option, through the issuance of series B preferred stock, series F preferred stock, class B common stock or class A common stock, as applicable, valued at the market value of the class A common stock on the interest payment date. (If the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) was not terminated following the filing of premerger notifications by us and AOLTW, we would not have the option of paying interest on the notes in equity securities if it would result in AOLTW holding 50% or more of our outstanding voting securities. In such event, we would have to pay interest on the senior convertible notes in cash or additional notes (“PIK Notes”). In fact, on April 15, 2002, the waiting period under the HSR Act was terminated allowing AOLTW to acquire 50% or more of us on or before April 15, 2003. However, if AOLTW does not acquire at least 50% of us by April 15, 2003, we and AOLTW would need to file new premerger notifications under the HSR Act and await the expiration of another waiting period in order for us to have the option of paying interest on the notes in equity securities if it would result in AOLTW holding 50% or more of our outstanding voting securities.)

•	Principal, and accrued but unpaid interest, under any PIK Note will be convertible at the purchaser’s option at any time into series B preferred stock, series F preferred stock, class B common stock or class A common stock, as applicable, at a conversion price equal to the market value of the class A common stock on the date the PIK Note is issued.

      Moreover, with respect to the series B and series F preferred stock, the additional features of the series B and series F preferred stock issuable under the senior convertible notes set forth below could also result in our issuance of more than 13.4 million shares of class A common stock for less than $3.02 per share:

•	The series B and series F preferred stock are entitled to a 3% and 8% dividend, respectively, payable at our option, subject to certain conditions, in additional shares of series B or series F preferred stock, as the case may be, with a value based on the fair market value of the class A common stock on the date the dividend is paid.

•	The series B and series F preferred stock are redeemable at a redemption price equal to the liquidation preference of the series B preferred stock or the series F preferred stock, as applicable, plus accrued and unpaid dividends. The redemption price in each case is payable, at our option, in additional shares of class A common stock, with a value based on the fair market value of the class A common stock on the date of the redemption.

      Pursuant to the terms of the senior convertible notes, we agreed not to issue securities or take any other action which would cause the antidilution protections of the senior convertible notes to reduce the conversion price of the notes below $3.02 (the per share closing price of the class A common stock on the date that we entered into the note purchase agreement), if stockholder approval of this proposal 5 is not obtained. The senior convertible notes also provide that, if we do not obtain stockholder approval of this proposal 5, any payment of interest made by us on the senior convertible notes, including on the PIK Notes, must be paid in cash if (i) the fair market value of the class A common stock on the interest payment date is less than $3.02 per share and (ii) such interest, if paid in equity securities or in PIK Notes, when aggregated with all other below market value issuances or potential issuances, if any, would exceed 19.9% of the outstanding class A common stock on March 8, 2002, the date that we entered into the note purchase agreement.

      Similarly, if stockholder approval of this proposal 5 is not obtained, then dividends and redemptions with respect to the series F preferred stock that would be issuable under the senior convertible notes must be paid in cash if (i) the fair market value of the class A common stock on the payment date of the dividend or the redemption date, as the case may be, is less than $3.02 per share and (ii) such dividend or redemption, as the case may be, if paid in equity securities, when aggregated with all other below market value issuances or potential issuances, if any, would exceed 19.9% of the outstanding class A common stock on March 8, 2002.

      The aforementioned limitations regarding our ability to issue additional equity securities or PIK Notes under the senior convertible notes and our ability to pay dividends on or redeem series B or F preferred stock by issuing additional shares of series B or F preferred stock, as the case may be, will greatly limit our ability to meet our obligations with respect to the senior convertible notes and may impair our ability to operate in the ordinary course of business. More specifically, if we do not obtain stockholder approval of this proposal 5, we could be restricted from issuing securities to satisfy our interest obligations under the senior convertible notes and we could be forced to pay dividends on the series F preferred stock and redeem the series F preferred stock in cash. Having to pay cash in the above situations could significantly affect our business, results of operations and financial condition. In addition, our inability to engage in transactions which would have the effect of decreasing the conversion price of the senior convertible notes below $3.02 could have a negative effect on our ability to raise capital in future fundraising transactions.

      Since the five features described above could result in our issuing class A common stock (or securities convertible into or exercisable for class A common stock) equal to 20% or more of the class A common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the class A common stock, we are seeking stockholder approval of the issuance of the shares of our class A common stock that may be issued under the senior convertible notes and the series B and F preferred stock issuable thereunder.

Recommendation of the Board of Directors

      Our board of directors recommends a vote “For” the proposal relating to the issuance of additional shares of class A common stock that may be issued under the senior convertible notes and the underlying common or preferred stock into which the senior convertible notes are convertible.

Stockholder Vote Requirement

      We are seeking the following votes to approve proposal 5:

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of a majority of the total votes cast in person or by proxy.

      Under (i) a voting agreement among AOLTW, America Online and the Cisneros Group, and (ii) a voting agreement between AOLTW and Banco Itaú, America Online, the Cisneros Group and Banco Itaú, who hold all of the series B and series C preferred stock and approximately 99.1% of the voting power of all our voting stock, have agreed, subject to certain conditions, to vote in favor of proposals 3(A) through 3(I), and proposals 5 and 6. If America Online, the Cisneros Group and Banco Itaú vote according to these agreements, proposals 3(A) through 3(I), and proposals 5 and 6 will be approved.

Proposal 6

TO AUTHORIZE US TO FILE A CERTIFICATE OF ELIMINATION WITH THE DELAWARE SECRETARY OF STATE TO ELIMINATE THE SERIES F PREFERRED STOCK THAT IS CURRENTLY ISSUABLE UPON THE CONVERSION OF THE SENIOR CONVERTIBLE NOTES AFTER ANY EXISTING SHARES ARE CONVERTED INTO SERIES B PREFERRED STOCK (ITEM 6 ON THE PROXY CARD)

      If proposals 3(A) through 3(I) are approved, then upon our filing of the applicable amendment to our restated certificate of incorporation with the Delaware Secretary of State, the then outstanding senior convertible notes will be convertible into shares of series B preferred stock rather than series F preferred stock, and each share of series F preferred stock outstanding as of that date will be converted into one share of series B preferred stock. We want to have the flexibility to reissue any shares designated as series F preferred stock in the future as new preferred stock.

      Although not our intention, our restated certificate of incorporation could currently be interpreted so as to prevent us from filing a certificate of elimination with the Delaware Secretary of State to eliminate the converted series F preferred stock without the prior approval of at least 75% of the voting power of all of our capital stock voting as one class. This interpretation will no longer be possible if the proposals in this proxy statement to amend our restated certificate of incorporation are approved. Given that we are unable to predict whether such proposals will be approved, we request that the stockholders approve our filing of a certificate of elimination with the Delaware Secretary of State to eliminate the converted series F preferred stock and to allow future issuances of any converted series F preferred stock as new preferred stock.

      If proposal 4(E) is approved, the certificate of designation, powers, preferences and rights of the series F redeemable convertible preferred stock, which can be found on pages A-38 through A-48 of Appendix A, will be removed from our restated certificate of incorporation.

Recommendation of the Board of Directors

      Our board of directors recommends a vote “For” the proposal relating to the filing of a certificate of elimination with the Delaware Secretary of State.

Stockholder Vote Requirement

      We are seeking the following votes to approve proposal 6:

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of 75% of the voting power of our outstanding voting stock, voting as one class.

Proposal 7

TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED FROM TIME TO TIME UNDER OUR 2000 STOCK PLAN FROM 17,808,333 SHARES TO 22,808,333 SHARES (ITEM 7 ON THE PROXY CARD)

General

      Our 2000 stock plan, or the plan, was approved by our board of directors and stockholders in 2000 and a total of 13,208,333 shares of class A common stock was initially reserved for issuance under the plan. By its terms, the plan may be amended by the board of directors, provided that any amendment which the board of directors determines requires stockholder approval is subject to receiving such stockholder approval. The number of shares of class A common stock available for issuance under the plan was increased, effective as of March 2001, to a total of 17,808,333 shares, pursuant to board approval and stockholder approval was not required for such increase. On June 28, 2002, the board of directors voted to approve an amendment to the plan to increase the aggregate number of shares of common stock which may be offered under the plan by five million (5,000,000) shares. This proposed amendment to the plan is being submitted for your approval to ensure continued qualification of the options under the plan as incentive stock options under Internal Revenue Code of 1986, as amended.

Summary of Material Features of the Plan.

      The following is a summary of the key provisions of the plan.

      Purpose: The purpose of the plan is to encourage ownership of our shares of capital stock by our employees, directors and certain consultants in order to attract such people, to induce them to work for our benefit and to provide additional incentive for them to promote our success.

      Administration: The plan is to be administered by our board of directors, except to the extent that it delegates its authority to a committee of the board of directors. The board of directors has designated its compensation committee as the administrator of the plan.

      Awards: The plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees, directors and consultants (approximately 1600 people).

      Option Exercise Price: For non-qualified options, the exercise price per share is determined by the compensation committee, subject to the limitation that the exercise price be at least equal to the par value per share of our class A common stock (i.e., $.01 per share).

      For incentive stock options, the exercise price per share is determined by the compensation committee, subject to the limitation that the exercise price at least equal 100% of the fair market value per share of class A common stock on the date of grant of the incentive stock option. If the optionee owns more than 10% of the total combined voting power of the company, the exercise price per share must at least equal 110% of the fair market value per share of class A common stock on the date of grant of the incentive stock option.

      Term of Options: The term of non-qualified options is determined by the compensation committee. For incentive stock options, the term of the option, like the exercise price, depends upon the ownership interest of the optionee in the company. Generally, the term of an incentive stock option is ten years. If the optionee owns more than 10% of the total combined voting power of the company, the term of the incentive stock option will be no more than five years. An option is subject to early termination upon the termination of employment or other relationship of the optionee with us, whether such termination is at the option of us, the optionee, or as a result of the death or disability of the optionee.

      Vesting; Exercise of Options: An option may be exercised by giving written notice to us together with provision for payment of the full exercise price for the number of shares as to which the option is being exercised. The ability of an optionee to exercise an option, however, is subject to the vesting of the option. At the time the option is granted, a vesting period is established, which generally extends over a period of a few years. As the option vests, an optionee will be able to exercise the option with respect to the vested portion of the shares and ultimately with respect to all of the vested shares, until such time as the option expires or terminates.

      Term of Stock Grant: The date prior to which an offer of a stock grant must be accepted by a grantee, the number of shares as to which the stock grant pertains, and the stock grant purchase price, if any, shall be determined by the compensation committee. Each stock grant agreement shall include the terms of any right of the company to reacquire the shares subject to the stock grant, including the time and events upon which such rights shall accrue and the purchase price, if any.

      As of December 31, 2001, an aggregate of 15,834,257 shares of class A common stock had been issued upon the exercise of options or are issuable upon the exercise of options outstanding under the plan. No restricted stock has been issued under the plan. On June 3, 2002, the closing market price per share of our class A common stock was $.76, as reported on the Nasdaq National Market.

Federal Income Tax Considerations

      The following is a brief summary of the applicable federal income tax laws relating to stock options and stock grants under the plan:

      Incentive Stock Options: Incentive stock options are intended to qualify for treatment under Section 422 of the Internal Revenue Code of 1986, as amended. An incentive stock option does not result in taxable income to the optionee or deduction to the company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to him (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income.” Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and the company will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

      Non-Qualified Options: Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

      A non-qualified option ordinarily will not result in income to the optionee or deduction to the company at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to the company in an amount equal to the optionee’s compensation income.

      An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

      Stock Grants: With respect to stock grants under the plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

      With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Recommendation of the Board of Directors

      The board of directors recommends a vote “For” the adoption of an amendment to the plan to increase by five million (5,000,000) shares the aggregate number of shares for which stock options may be granted under the plan, and proxies solicited by the board of directors will be voted “For” the amendment unless a stockholder indicates otherwise on the proxy.

Stockholder Vote Requirement

      We are seeking the following votes in order to approve proposal 7:

•	a “For” vote from the holders of a majority of the outstanding series B preferred stock and series C preferred stock, each voting as a separate class, and

•	a “For” vote from the holders of a majority of the total votes cast in person or by proxy.

      The following table provides information as of December 31, 2001 regarding equity awards under the plan:

	(a)	(b)	(c)

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders	13,208,333 (1)	$6.84	—
Equity compensation plans not approved by security holders	2,625,924	$2.71	1,974,076
Total	15,834,257 (1)	$6.16	1,974,076

(1)	Includes options to purchase 1,636,335 shares of our common stock issued under the plan that were cancelled after December 31, 2001.

      Other than the Plan described above, we do not have any non-shareholder approved equity arrangements.

      Under (i) a voting agreement among AOLTW, America Online and the Cisneros Group, and (ii) a voting agreement between AOLTW and Banco Itaú, America Online, the Cisneros Group and Banco Itaú, who hold all of the series B and series C preferred stock and approximately 99.1% of the voting power of all our voting stock, have agreed, subject to certain conditions, to vote in favor of proposals 3(A) through 3(I), and proposals 5 and 6. If America Online, the Cisneros Group and Banco Itaú vote according to these agreements, proposals 3(A) through 3(I), and proposals 5 and 6 will be approved.

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

WHO IS ON OUR BOARD OF DIRECTORS?

      In addition to the four directors proposed for re-election, the persons set forth below currently serve on our board of directors and will continue this service since they have been appointed to the board of directors by either America Online or the Cisneros Group. The stated age of each such person is as of July 31, 2002, the date of the annual meeting.

STEVEN I. BANDEL

Mr. Bandel, 49, has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. Since January 1995, Mr. Bandel has held several senior management positions at companies within the Cisneros Group, with responsibilities in the areas of finance and business development. Mr. Bandel has the title of president and chief operating officer of the Cisneros Group. Mr. Bandel is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

JANICE BRANDT

Ms. Brandt, 51, has been a member of our board of directors since April 2002 and was appointed to the board by America Online. She has served as vice chair and chief marketing officer of America Online since January 2001. From September 1997 to January 2001, Ms. Brandt was president of marketing for America Online. She served as senior vice president for marketing of America Online from March 1993 to September 1997. Ms. Brandt was named one of Fortune Magazine’s “Most Powerful Women in American Business” in 1999 and 2000 and Direct Marketer of the Year by the Direct Marketing Association of America in 2000.

GUSTAVO A. CISNEROS

Mr. Cisneros, 57, has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. He is chairman and chief executive officer of the Cisneros Group. Since 1975, Mr. Cisneros has overseen the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies. Mr. Cisneros is a director of Pueblo Xtra International, Inc. and Pan American Beverages, Inc. Mr. Cisneros is a founding member of the international advisory board of the Council on Foreign Relations, as well as a member of the board of overseers of the International Center for Economic Growth. He serves on the chairman’s international advisory council of The Americas Society. Mr. Cisneros is a member of the international advisory board of Columbia University and a founding member of the advisory committee for the David Rockefeller Center for Latin American Studies at Harvard University. He is a director of the Joseph H. Lauder Institute of Management and International Studies of the Wharton School of the University of Pennsylvania. Mr. Cisneros is the brother of Ricardo J. Cisneros.

RICARDO J. CISNEROS

Mr. Cisneros, 55, has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. He is vice-chairman of the Cisneros Group. Since 1975, he has served as an executive officer and a director of a number of the companies within the Cisneros Group. He serves on the board of the Simon Bolivar Foundation in New York. Mr. Cisneros is also the director of the Fundacion Cisneros and the Fundacion Cultural Venevision in Venezuela. In 1993, Mr. Cisneros, with his brother Gustavo, established the Gustavo and Ricardo Cisneros Fund at Rockefeller University, which focuses its research on diseases prevalent in Latin America and provides for the annual appointment of the Rockefeller Latin American Research Scientists.

J. MICHAEL KELLY, JR.

Mr. Kelly, 46, has been a member of our board of directors since January 2000 and was appointed to the board by America Online. Mr. Kelly has served as chief operating officer of America Online since November 2001. From January 2001 through October 2001, Mr. Kelly served as executive vice president and chief financial officer of AOLTW. He served as senior vice president and chief financial officer of America Online from July 1998 to January 2001. Before joining America Online, he had been executive vice president of finance and planning and chief financial officer of GTE Corporation since June 1997. Mr. Kelly was appointed GTE’s senior vice president of finance in 1994.

MICHAEL LYNTON

Mr. Lynton, 42, has been a member of our board of directors since January 2000 and was appointed by America Online. Mr. Lynton has served as president, international and executive vice president of AOLTW since May 2002, and president of AOL International since January 2000. From September 1996 to December 1999, Mr. Lynton was chairman and chief executive officer of the Penguin Group. From September 1993 to June 1996, Mr. Lynton served as president of Disney Publishing — Magazines and Books, and between 1987 and 1993 he served as president of Hollywood Pictures for The Walt Disney Company.

ROBERT S. O’HARA, JR.

Mr. O’Hara, 63, has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. From 1974 through 2001, Mr. O’Hara was a member of Milbank, Tweed, Hadley & McCloy LLP, a law firm in New York, N.Y. Since January 2002, he has been Consulting Partner and Senior Counsel at the firm.

CRISTINA PIERETTI

Ms. Pieretti, 50, has been a member of our board of directors since January 2000 and was appointed to the board by the Cisneros Group. From 1992 to March 1995, and since February 1996, Ms. Pieretti has held a number of senior management positions with marketing and operations responsibilities at companies within the Cisneros Group in the consumer goods, retail and telecommunications industries. From March 1995 to February 1996, Ms. Pieretti was a partner at Booz-Allen & Hamilton, a consulting firm. Ms. Pieretti has the title of senior vice president of operations of the Cisneros Group. Ms. Pieretti is also a director of Pueblo Xtra International, Inc., a company within the Cisneros Group.

JOSEPH A. RIPP

Mr. Ripp, 50, has been a member of our board of directors since April 2002 and was appointed to the board by America Online. He has served as executive vice president and chief financial officer of America Online since January 2001. From July 1999 to January 2001, Mr. Ripp was executive vice president and chief financial officer of Time Warner Inc. From April 1994 to July 1999, Mr. Ripp served as executive vice president, chief financial officer and treasurer of Time Inc. Mr. Ripp is a member of the board of trustees of Manhattan College, as well as chairman of the finance committees of A Better Chance and the Advertising Educational Foundation. In addition, Mr. Ripp is a director of the Ad Council.

GERALD SOKOL, JR.

Mr. Sokol, 39, has been a member of our board of directors since January 2000 and was appointed to the board by America Online. He has served as senior vice president of strategic planning and general manager of AOL International since September 1999 and before that was vice president of finance of AOL International since February 1999. From August 1996 to January 1999, Mr. Sokol held several positions with NTN Communications, Inc., most recently serving as president, chief executive officer and chairman of the board of directors. From July 1987 to May 1996, Mr. Sokol held several positions with Tele-Communications, Inc., most recently serving as vice president and treasurer. Mr. Sokol is also a director of Chinadotcom Corporation and 8848.net.

WHAT COMMITTEES HAS THE BOARD OF DIRECTORS ESTABLISHED?

WHAT FUNCTIONS DO THEY SERVE?

AUDIT COMMITTEE

      The board of directors has established an audit committee, consisting of Messrs. Luers, Jordan and O’Hara. Mr. O’Hara serves as chairperson of the audit committee. The audit committee reviews, acts on and reports to our board of directors on various auditing and accounting matters, including the engagement of our independent accountants, annual financial statements, matters relating to accounting policy and internal controls and reviews the scope of annual audits. Two of the members of the audit committee, Messrs. Jordan and Luers, meet the Nasdaq Marketplace Rules test for independence. Mr. O’Hara did not qualify as an independent director because of his position as a consulting partner and senior counsel in the law firm of Milbank, Tweed, Hadley and McCloy LLP, which is one of the primary legal firms used by one of our principal stockholders, the Cisneros Group. Nevertheless, the board of directors, relying on an exemption from the independence requirements within the Nasdaq Marketplace Rules, determined that Mr. O’Hara’s membership on the audit committee was in the best interest of AOLA and its stockholders. The board of directors believes that Mr. O’Hara possesses unique skills and experience, and, therefore, will be able to provide valuable contributions to AOLA and our audit committee. In addition, the board of directors concluded that Mr. O’Hara’s position as a consulting partner and senior counsel with Milbank is not a relationship that would interfere with his independence.

      A copy of the audit committee’s charter is attached to this proxy statement as Appendix C.

COMPENSATION COMMITTEE

      The board of directors has also established a compensation committee. Until April 29, 2002, Miles R. Gilburne and M. Brian Mulroney were the members of the compensation committee. On April 29, 2002, Mr. Gilburne resigned from our board of directors and is therefore no longer a member of the compensation committee. On June 28, 2002, William H. Luers became a member of the committee. Mr. Mulroney serves as chairperson of the compensation committee. The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees and consultants. The compensation committee also administers our 2000 stock plan.

SPECIAL COMMITTEE

      The board of directors has established a special committee. The special committee consists of two members, one of whom is selected by the directors elected by America Online as the holder of our series B preferred stock and one of whom is selected by the directors elected by the Cisneros Group as the holder of our series C preferred stock. The current members of the special committee are Mr. Sokol and Ms. Pieretti.

      The special committee evaluates corporate actions such as:

•	amendments of our restated certificate of incorporation and restated bylaws;

•	amendments of our stockholders’ agreement with America Online, AOLTW and the Cisneros Group;

•	mergers and acquisitions;

•	any issuance of, or change in, any of our capital stock;

•	the transfer of any of our material assets;

•	loans by us in excess of $50,000;

•	capital expenditures by us in excess of $50,000;

•	borrowings by us in excess of $50,000;

•	the declaration of any dividends on our securities;

•	the selection of nominees to be recommended by our board of directors for election by all outstanding shares of our capital stock voting together;

•	the admission of additional strategic stockholders;

•	our launch of America Online-branded TV and wireless-based online services in Latin America, as well as any agreements between us and third parties that relate to these launches;

•	the adoption and modification of business plans;

•	the appointment or dismissal of our independent auditor;

•	the establishment of any subsidiary or any material change in a subsidiary’s business;

•	litigation by us that involves amounts in excess of $100,000 or that is adverse to either America Online or the Cisneros Group;

•	our establishment of, or any significant modification to, any significant investment or cash management policies;

•	our discontinuance of any material business activity;

•	our entering into any partnership, joint venture or consortium;

•	our issuance of press releases containing material non-public information;

•	our entering into agreements outside of the ordinary course of our business;

•	the approval of the final annual audited consolidated financial statements of any subsidiary;

•	our filing for bankruptcy or our decision not to prevent or oppose any involuntary filing for bankruptcy;

•	adoption of or material amendment to any employee benefit or executive compensation plan or severance payment; and

•	hiring or firing any personnel with an annual salary in excess of $100,000 or increasing their compensation above $100,000.

      If proposals 4(A) through 4(D) discussed earlier in this proxy statement are approved, several of the powers of the special committee will change.

      All of these actions currently require the unanimous approval of the special committee. Many of these actions also require approval by our entire board of directors. Because of their role in choosing the members of the special committee, both America Online and the Cisneros Group may effectively have the power to influence corporate policy with respect to these corporate actions. If either America Online or the Cisneros Group loses its right to representation on the special committee, the special committee will be dissolved.

      The board of directors does not have a nominating committee or a committee serving a similar function. Our board of directors as a whole considers nominations for directors.

HOW MANY MEETINGS OF THE BOARD OF DIRECTORS WERE HELD LAST YEAR?

      During the fiscal year ended December 31, 2001, there were four meetings of the board of directors, eight meetings of the financing committee, six meetings of the audit committee and no meetings of the compensation committee or the special committee. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he or she served during 2001. In addition, from time to time, our board of directors and its committees acted by unanimous written consent pursuant to Delaware law.

HOW ARE OUR DIRECTORS COMPENSATED?

      The directors appointed by America Online and the Cisneros Group and the director nominated by Banco Itaú received no cash compensation for services rendered in their capacity as directors. The other members of our board receive a fee of $10,000 for each board meeting they attend and a fee of $7,500 per fiscal year for serving on a committee of our board. The chairperson of each committee receives an additional fee of $2,500 per fiscal year. The directors may receive additional compensation in a manner to be determined by our board. All directors are reimbursed for actual reasonable costs incurred in attending our board and committee meetings.

      Our directors, all of whom are non-employee directors, also receive automatic stock option grants under our 2000 stock plan upon joining our board. Options granted under this plan are non-qualified stock options. Each non-employee board member elected for the first time to our board is granted an option to purchase 60,000 shares of class A common stock upon the date of his or her initial election. The exercise price of the options is 100% of the fair market value of the class A common stock on the date of the option grant. The options are exercisable as of the date granted, and their term is ten years. As of June 3, 2002, none of these options granted under the plan had been exercised. Under AOLTW’s and America Online’s conflicts of interests standards, Janice Brandt, J. Michael Kelly, Michael Lynton, Joseph A. Ripp and Gerald Sokol, Jr., each a member of our board as well as an employee of AOLTW or America Online, must transfer the economic benefit of their options to AOLTW or America Online, as applicable.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

      The following table provides information regarding the ownership of our class A common stock as of June 3, 2002 by:

•	the named executive officers listed in the summary compensation table;

•	each director and nominee for director;

•	all current directors and executive officers as a group; and

•	each stockholder known by us to own beneficially more than 5% of our class A common stock.

      For purposes of calculating the number and percentage of outstanding shares held by each holder named below, any shares which that holder has the right to acquire within 60 days of June 3, 2002 are considered to be outstanding, but shares which may be similarly acquired by other holders are not considered to be outstanding.

      We believe that the stockholders named in this table have the sole voting and investment power for all shares of the class A common stock shown to be beneficially owned by them based on information they have provided to us, with the following exceptions:

•	The Cisneros Group’s shares are owned by Aspen Investments LLC and Atlantis Investments LLC, companies within the Cisneros Group of companies. Aspen Investments LLC is indirectly beneficially owned by a trust established by Gustavo A. Cisneros primarily for the benefit of himself and/or members of his family, and Atlantis Investments LLC is indirectly beneficially owned by a trust established by Ricardo J. Cisneros primarily for the benefit of himself and/or members of his family. Aspen Investments LLC and Gustavo A. Cisneros disclaim beneficial ownership of the shares of

AOLA owned by Atlantis Investments LLC or Ricardo J. Cisneros. Atlantis Investments LLC and Ricardo J. Cisneros disclaim beneficial ownership of the shares of AOLA owned by Aspen Investments LLC or Gustavo A. Cisneros.

•	A total of 216,666 shares originally issued to the Cisneros Group consist of shares of series C preferred stock held by the children of Gustavo A. Cisneros. These shares are subject to a voting agreement allowing Aspen Investments LLC to vote the shares. The voting agreement terminates if the series C preferred shares are transferred by the children in the future or if the shares are converted into shares of our class A common stock.

•	A total of 288,888 shares originally issued to the Cisneros Group consist of shares of series C preferred stock held by the children of Ricardo J. Cisneros. These shares are subject to a voting agreement allowing Atlantis Investments LLC to vote the shares. The voting agreement terminates if the series C preferred shares are transferred by the children in the future or if the shares are converted into shares of our class A common stock.

•	America Online’s shares include 360,000 shares of class A common stock issuable upon exercise of options held by employees of America Online or its parent, AOLTW, who are also current or former directors of AOLA. Although such employees are the record holders of their respective options, America Online and AOLTW hold or share disposition power with respect to all of the shares of the class A common stock underlying the options.

      The address for America Online is 22000 AOL Way, Dulles, Virginia 20166. The address for the stockholders affiliated with the Cisneros Group is c/o Finser Corporation, 550 Biltmore Way, Suite 900, Coral Gables, Florida 33134. The address for Banco Itaú is Rua Boa Vista 176, Sao Paulo, Brazil. The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

	Shares of
	Class A Common Stock
	Beneficially Owned

Beneficial Owner	Number		Percent

Executive Officers and Directors
Charles M. Herington	1,066,666	(1)	1.57%
Javier Aguirre	223,000	(2)	0.33%
Gustavo Benejam	262,500	(3)	0.39%
Peter E. Blacker	62,500	(4)	0.09%
Eric G. Hoyt	125,000	(5)	0.19%
Steven I. Bandel	640,593	(6)	0.95%
Janice Brandt	60,000	(7)	0.09%
Gustavo A. Cisneros	57,730,886	(8)(14)	47.01%
Ricardo J. Cisneros	57,803,108	(9)(14)	47.04%
J. Michael Kelly, Jr.	60,000	(7)	0.09%
Michael Lynton	60,000	(7)	0.09%
Robert S. O’Hara, Jr.	68,000	(10)	0.10%
Cristina Pieretti	457,748	(11)	0.68%
Joseph A. Ripp	60,000	(7)	0.09%
Gerald Sokol, Jr.	60,000	(7)	0.09%
Vernon E. Jordan, Jr.	60,000	(10)	0.09%
William H. Luers	62,350	(10)	0.09%
M. Brian Mulroney	60,000	(10)	0.09%
Roberto Egydio Setubal	60,000	(10)	0.09%
All current executive officers and directors as a group — 23 persons	120,325,947		65.97%

Five Percent Stockholders
America Online, Inc.	145,272,633	(12)(14)	69.73%
Aspen Investments LLC	57,730,886	(8)(14)	47.01%
Atlantis Investments LLC	57,803,108	(9)(14)	47.04%
Banco Itaú S.A	35,937,840	(13)(14)	53.58%
Capital Research and Management Company	5,270,000	(15)	7.86%

(1)	Consists of options to purchase 1,066,666 shares of class A common stock, which are exercisable within 60 days of June 3, 2002.
(2)	Consists of options to purchase 223,000 shares of class A common stock, which are exercisable within 60 days of June 3, 2002.
(3)	Consists of options to purchase 262,500 shares of class A common stock, which are exercisable within 60 days of June 3, 2002.
(4)	Consists of options to purchase 62,500 shares of class A common stock, which are exercisable within 60 days of June 3, 2002.
(5)	Consists of options to purchase 125,000 shares of class A common stock, which are exercisable within 60 days of June 3, 2002.
(6)	Consists of options to purchase 60,000 shares of class A common stock granted to each of our directors, which are exercisable as of the date granted, and 580,593 shares of class A common stock.
(7)	Consists of options to purchase 60,000 shares of class A common stock, which are exercisable as of the date granted. Under AOLTW’s and America Online’s conflicts of interests standards, Janice Brandt, J. Michael Kelly, Michael Lynton, Joseph A. Ripp and Gerald Sokol, Jr., each a member of our board as well as an employee of AOLTW or America Online, must transfer the economic benefit of their options to AOLTW or America Online, as applicable.
(8)	Consists of the following as of June 3, 2002: (a) 2,000,000 shares of class A common stock, (b) 55,670,886 shares of series C preferred stock, which includes 216,666 shares owned by the children of Gustavo A. Cisneros as to which Aspen Investments LLC has voting power and (c) currently exercisable options to purchase 60,000 shares of class A common stock. Shares of series C preferred stock are convertible into AOLA’s class C common stock at any time, on a one-share-for-one-share basis, and the class C common stock is convertible into class A common stock at any time, on a one-share-for-one-share basis. Adding all these shares, as of June 3, 2002, Gustavo A. Cisneros, either directly or through Aspen Investments LLC, beneficially owned a total of 57,730,886 shares of class A common stock.
(9)	Consists of the following as of June 3, 2002: (a) 2,000,000 shares of class A common stock, (b) 55,743,108 shares of series C preferred stock, which includes 288,888 shares owned by the children of Ricardo J. Cisneros as to which Atlantis has voting power and (c) currently exercisable options to purchase 60,000 shares of class A common stock. Shares of series C preferred stock are convertible into AOLA’s class C common stock at any time, on a one-share-for-one-share basis, and class C common stock is convertible into class A common stock at any time, on a one-share-for-one-share basis. Adding all these shares, as of June 3, 2002, Ricardo J. Cisneros, either directly or through Atlantis Investments LLC, beneficially owned a total of 57,803,108 shares of class A common stock.

(10)	Includes options to purchase 60,000 shares of class A common stock granted to each of our directors, which are exercisable as of the date granted.
(11)	Consists of options to purchase 60,000 shares of class A common stock granted to each of our directors, which are exercisable as of the date granted, and 397,248 shares of class A common stock. Also includes 500 shares of class A common stock held in accounts for which Ms. Pieretti’s husband is a cosignatory. Ms. Pieretti disclaims beneficial ownership of these 500 shares.
(12)	Consists of the following as of June 3, 2002: (a) 4,000,000 shares of class A common stock, (b) 116,010,456 shares of series B preferred stock, representing all of the series B preferred stock outstanding as of such date, (c) currently exercisable options to purchase 360,000 shares of class A common stock held by certain current directors of AOLA and a former director of AOLA, (d) 16,541,250 shares of class A common stock issuable pursuant to a warrant held by America Online, and (e) 8,360,927 shares of series B or series F preferred stock issuable upon conversion of $30.3 million in principal amount in senior convertible notes held by AOLTW. Shares of series B and series F preferred stock are convertible into AOLA’s class B common stock at any time, on a one-share-for-one-share basis, and such class B common stock is convertible into class A common stock at any time, on a one-share-for-one-share basis. Adding all of these shares, as of June 3, 2002, America Online beneficially owned a total of 145,272,633 shares of class A common stock. AOLTW, the parent company of America Online, may be deemed jointly to beneficially own all these shares.
(13)	Consists of class A common stock.
(14)	Under Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent a “group” is deemed to exist by virtue of the following agreements involving America Online, AOLTW and the Cisneros Group: the stockholders’ agreement, as amended, the America Online-Cisneros voting agreement and the AOLTW/America Online-Cisneros registration rights agreement, as amended, America Online and AOLTW may be deemed to have beneficial ownership, under Sections 13(d) and 13(g) of the Exchange Act, of all of the equity securities of AOLA beneficially owned by entities within the Cisneros Group and each of Gustavo A. Cisneros and Ricardo J. Cisneros, and vice versa. Under Rule 13d-5(b)(1) promulgated under the Exchange Act, to the extent a “group” is deemed to exist by virtue of the Banco Itaú registration rights and stockholders’ agreement and the AOLTW/America Online-Banco Itaú voting agreement, America Online and AOLTW, on the one hand, and Banco Itaú, on the other hand, may be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all of the equity securities of AOLA beneficially owned by Banco Itaú, and vice versa. Each of (1) America Online and AOLTW, (2) the entities within the Cisneros Group and Gustavo A. Cisneros and Ricardo J. Cisneros, and (3) Banco Itaú, respectively, disclaims beneficial ownership of any AOLA securities directly or indirectly beneficially owned by the other.
(15)	Pursuant to an Amendment No. 1 to a certain Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 5,270,000 shares of our class A common stock as a result of acting as an investment adviser to various investment companies under Section 8 of the Investment Company Act of 1940.

WHO ARE OUR EXECUTIVE OFFICERS?

      Biographical information for each of our executive officers, including his respective age as of the July 31, 2002 annual meeting, is as follows:

      Charles M. Herington. Mr. Herington, 42, has been our president and chief executive officer since February 1999. Before joining AOLA, Mr. Herington served as president of Revlon America Latina from January 1998 to February 1999. From 1990 through 1997, Mr. Herington held a variety of senior management positions with PepsiCo Restaurants International, including regional vice president of KFC, Pizza Hut and Taco Bell for South America, Central America and the Caribbean from September 1995 to September 1997, regional vice president of KFC for Latin America from February 1994 to September 1995, general manager of KFC Puerto Rico from February 1992 to February 1994, general manager of franchise markets for KFC Latin America from February 1991 to February 1992 and marketing director for KFC for Latin America from May 1990 to February 1991. Between 1981 and 1990, Mr. Herington served in various managerial positions at Procter & Gamble.

      Javier Aguirre. Mr. Aguirre, 43, is our chief financial officer, a position he has held since June 1999. From September 1998 to June 1999, Mr. Aguirre was the finance director for Wal-Mart Argentina. Before joining Wal-Mart Argentina, Mr. Aguirre was senior director of finance and administration of PepsiCo Restaurants International in Sao Paulo, Brazil, from May 1996 to August 1998. From May 1994 to April 1996, Mr. Aguirre was the director of finance and planning of PepsiCo Restaurants International in Mexico City. Between 1979 and 1994, Mr. Aguirre held several managerial positions at Ford Motor Company in Michigan and in Mexico City.

      Gustavo Benejam. Mr. Benejam, 47, has served as our chief operating officer since April 2000. From October 1996 to March 2000, Mr. Benejam was vice president of Frito Lay International for the Caribbean, Andean and South Cone regions. From May 1995 to October 1996, Mr. Benejam was president of the Latin America division of Pepsi Cola International.

      Milton P. Brice. Mr. Brice, 42, has served as our treasurer since June 2000, and our treasurer and controller since December 2001. From July 1984 to May 2000, Mr. Brice held a variety of management positions at The Procter & Gamble Company, primarily in the Latin America Division. From September 1994 to November 1998, Mr. Brice was Latin America regional treasurer; from June 1991 to August 1994, he was finance manager for Procter & Gamble Argentina; and from June 1990 to May 1991, he was regional product supply finance manager for Latin America.

      David A. Bruscino. Mr. Bruscino, 39, has been our vice president, general counsel and secretary since May 2000. From September 1988 to April 2000, Mr. Bruscino was an attorney with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, and was a partner of that firm beginning in 1996.

      Eduardo A. Escalante Castillo. Mr. Escalante Castillo, 44, has served as president and general manager of our Mexican subsidiary, AOL Mexico, since November 1999, and became an executive officer of AOLA in February 2002. From September 1998 to October 1999, Mr. Escalante Castillo was a vice president of ALESTRA, a joint venture of AT&T, Grupo ALFA and BANCOMER. From January 1996 to August 1998, Mr. Escalante Castillo was the director of marketing for ALESTRA.

      Travis Good. Mr. Good, 42, has been our vice president of technology and operations since March 1999. From May 1995 to February 1999, he held a variety of management positions at America Online, including general manager for America Online’s Global Network Navigator and director of product marketing for AOL client software. From January 1995 to May 1995 he was director of Internet services for Cable & Wireless. From March 1994 to January 1995, Mr. Good served as general manager of GE Information Services’ distributorship in Mexico. From December 1987 to March 1994, he served in a variety of positions at General Electric Corporation.

      Eduardo Hauser. Mr. Hauser, 33, is our vice president of AOL services, a position he has held since January 2001. Mr. Hauser has also been our vice president of business affairs since January 2002. From March 1999 to January 2001, Mr. Hauser served as our vice president of corporate development. Before joining AOLA, Mr. Hauser was employed from September 1988 to March 1999 by different companies in the Cisneros Group, serving in a variety of positions, including vice president, news, of Venevision from September 1997 to March 1999, and as managing director of Highgate Properties, a company within the Cisneros Group, from September 1993 to September 1997.

      Carlos D. Trostli. Mr. Trostli, 43, is president and general manager of our Brazilian subsidiary, AOL Brazil, a position he has held since May 2001, and became an executive officer of AOLA in February 2002. He was formerly president of Quaker Oats Company in Brazil from February 2000 to May 2001. From October 1996 to February 2000, he served as commercial director for Bestfoods in Brazil. At Bestfoods, he also worked as the marketing coordinator for Latin America and as marketing manager for their German affiliate.

HOW ARE OUR NAMED EXECUTIVE OFFICERS PAID?

      The following table presents the total compensation awarded to, earned by or paid to our chief executive officer and our other named executive officers for our fiscal year ended December 31, 2001, during our six months ended December 31, 2000 (the “Stub” period) and for our fiscal years ended June 30, 2000 and June 30, 1999. Effective January 11, 2001, we changed our fiscal year end from June 30 to December 31.

      “Named executive officer” refers to our chief executive officer and to our four most highly paid executive officers who earned more than $100,000 in the fiscal year ended December 31, 2001, and who were employed by us on December 31, 2001.

Summary Compensation Table

							Long-Term
							Compensation
							Awards
	Annual Compensation
							Securities
						Other Annual	Underlying
Name and Principal Position	Year		Salary	Bonus		Compensation	Options Awarded

Charles M. Herington(1)	2001		$410,166	$150,000		—	750,000
President and Chief Executive	Stub	(2)	175,450	188,080		$30,000	1,300,000
Officer	2000		354,124	665,722		—	—
	1999		145,833	200,000		—	—

Javier Aguirre(3)	2001		$234,798	$117,500		—	200,000
Chief Financial Officer	Stub		77,531	29,832		$55,431	346,000
	2000		150,671	52,970		—	—
	1999		—	—		—	—

Gustavo Benejam(4)	2001		$310,792	$275,000		—	250,000
Chief Operating Officer	Stub		135,064	72,699		—	400,000
	2000		68,750	158,904		—	—
	1999		—	—		—	—

Peter E. Blacker(5)	2001		$123,077	$362,500		—	250,000
Vice President,	Stub		—	—		—	—
Interactive Marketing	2000		—	—		—	—
	1999		—	—		—	—

Eric Hoyt (6)	2001		$170,000	$59,500		—	—
Vice President,	Stub		16,923	111,085	(7)	—	250,000
Acquisition Marketing	2000		—	—		—	—
	1999		—	—		—	—

(1)	Mr. Herington began his employment with us in February 1999. Other annual compensation consisted of Mr. Herington’s automobile allowance.
(2)	Stub refers to the period from July 1, 2000 through December 31, 2000.
(3)	Mr. Aguirre began his employment with us in November 1999. Other annual compensation consisted of reimbursement of relocation expenses.
(4)	Mr. Benejam began his employment with us in April 2000.

(5)	Mr. Blacker began his employment with us in May 2001 and ceased his employment with us in June 2002. Mr. Blacker’s bonus includes a signing bonus of $150,000.

(6)	Mr. Hoyt began his employment with us in October 2000 and ceased his employment with us in May 2002.

(7)	Includes a signing bonus of $100,000.

OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 2001 TO NAMED EXECUTIVE OFFICERS

      The following table sets forth information with respect to employee options to purchase shares of class A common stock awarded during the twelve months ended December 31, 2001 to the named executive officers listed in the summary compensation table.

					Potential Realizable Value
					at Assumed
	Individual Grants				Annual Rates
					of Stock Price
	Number of	Percent of Total			Appreciation for
	Securities	Options Granted	Exercise		Option Term(2)
	Underlying	to Employees	Price	Expiration
Name	Options Granted(1)	in 2001	($/share)	Date	5%	10%

Charles M. Herington	750,000	10.5%	$2.72	December 31, 2011	$2,757,095	$5,598,572
Javier Aguirre	200,000	2.8%	$2.72	December 31, 2011	$342,119	$866,996
Gustavo Benejam	250,000	3.5%	$2.72	December 31, 2011	$427,648	$1,083,745
Peter E. Blacker	250,000	3.5%	$6.95	December 31, 2011	$1,092,704	$2,769,128
Eric G. Hoyt	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Options are non-qualified stock options and generally terminate 60 days following termination of the executive officer’s employment with AOLA or the expiration date, whichever occurs earlier. The exercise price of each option, except for 250,000 options granted to Mr. Herington, was equal to the fair market value per share of the class A common stock on the grant date. All options vest over a four-year period at the rate of 25% per year with the first vesting date occurring on January 2, 2002, with the exception of the options granted to Mr. Herington, which vest over three years. Of the 750,000 options awarded to Mr. Herington in 2001, 600,000 vest over a three-year period at the rate of 33.3% per year with the first vesting date occurring on January 2, 2002. The remaining 150,000 options vest in three equal annual installments beginning on January 2, 2005. Of the options awarded to Mr. Herington in 2001, 250,000, including 150,000 which first vest on January 2, 2005, were priced below the fair market value of our class A common stock on the grant date. This generated $324,000 of compensation expense during the twelve months ended December 31, 2001, and will generate a total expense of $905,000 over the vesting period of this grant.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the class A common stock, the option holder’s continued employment throughout the option period, and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

      The following table summarizes for each of the named executive officers unexercised options held at December 31, 2001. None of the named executive officers held any stock appreciation rights or exercised any stock options or stock appreciation rights during 2001. The value of unexercised in-the-money options at year-end is the difference between the exercise price and the fair market value of the underlying stock on

December 31, 2001. The closing price of our class A common stock on the Nasdaq National Market on that date was $4.55.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at 12/31/01		In-The-Money Options(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles M. Herington	433,333	1,616,667	$0	$1,372,500
Javier Aguirre	100,000	550,000	0	457,500
Gustavo Benejam	86,500	459,500	0	366,000
Peter E. Blacker	0	250,000	0	0
Eric G. Hoyt	62,500	187,500	0	0

(1)	Actual gains, if any, on exercise will depend on the value of the class A common stock on the date of sale of any shares acquired upon exercise of the option.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

      Charles M. Herington. Mr. Herington serves as our president and chief executive officer. Mr. Herington’s annual base salary from September 2000 through February 2001 was $376,160. Mr. Herington’s annual base salary from March 2001 through December 2001 was $413,000. Mr. Herington is eligible to receive an annual bonus of up to 130% of his base salary, at the discretion of our board based on his performance. On August 7, 2000, Mr. Herington also received an option to purchase 1,300,000 shares of our class A common stock at $8.00 per share, its initial public offering price. As of January 1, 2001, Mr. Herington can purchase up to one-third of the shares under this option. Mr. Herington may purchase an additional one-third of the shares under the option on January 1, 2002 and January 1, 2003. The board, in its discretion, may grant other stock options to Mr. Herington based upon his performance. Mr. Herington also holds options to purchase AOLTW common stock.

      If we terminate Mr. Herington for any reason other than:

•	his willful and material violation of AOLA’s company policy, which is not cured within 30 days after he has received written notice from our board;

•	his failure to comply with the lawful direction of our board;

•	his commission of a material act of dishonesty or fraud; or

•	his conviction or plea of no contest to a felony,

he will be entitled to receive his salary for 24 months following termination, as well as a portion of his annual bonus, and options granted to Mr. Herington before his termination will continue to vest during the applicable severance payment period.

      Javier Aguirre. Mr. Aguirre is our chief financial officer. From September 2000 until March 2001, Mr. Aguirre’s annual base salary was $170,000. From March 2001 through December 2001, Mr. Aguirre’s annual base salary was $235,000. Mr. Aguirre is eligible to receive an annual bonus of up to 50% of his base salary, based on his performance and on the achievement of specified performance objectives. He is also eligible to receive options to purchase our class A common stock.

      Gustavo Benejam. Mr. Benejam is our chief operating officer. His annual base salary from September 2000 through March 2001 was $290,000. From March 2001 until December 2001, his annual base salary was $315,000. Mr. Benejam is also eligible to receive an annual bonus of up to 50% of his annual base salary based on performance objectives. If we terminate Mr. Benejam’s employment, he is entitled to receive his salary for 12 months following termination as well as full payment of his annual bonus at the end of the fiscal year in which termination occurs. He is also eligible to receive options to purchase our class A common stock.

      Peter E. Blacker. Mr. Blacker served as our vice president of interactive marketing until June 2002. From May 2001 until December 2001, he received an annual salary of $200,000. Mr. Blacker also received a signing bonus of $150,000, payable in three installments. Upon joining the company, Mr. Blacker received $50,000. Two additional payments of $50,000 each were made in August 2001 and December 2001. Mr. Blacker earned a bonus of $212,500 in fiscal year 2001.

      Eric G. Hoyt. Mr. Hoyt served as our vice president of acquisition marketing until May 2002. From October 2000 until December 2001, he received an annual salary of $170,000. Upon joining the company, Mr. Hoyt received a signing bonus of $100,000. Under a severance agreement with Mr. Hoyt, he will continue to receive his salary and benefits for a period of six months.

REPORT OF THE COMPENSATION COMMITTEE

      The Securities and Exchange Commission requires that public companies disclose the procedures and mechanisms that are used to establish officer compensation. This report explains the criteria that the compensation committee used to determine the compensation of our executive officers for 2001.

      We have a compensation committee of our board of directors that consisted of Messrs. Gilburne and Mulroney in 2001, both non-employee directors. Neither Mr. Gilburne nor Mr. Mulroney has been an officer or employee of our company. None of our executive officers serves as a member of our board or the compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

      The compensation committee is responsible for establishing and implementing policies and programs to compensate our executives. The committee recommends to the full board for its approval the base salary and cash bonuses for our most highly paid executive officers and establishes the base salary and bonuses for all other executive officers. The board unanimously adopted the compensation committee’s recommendations with respect to 2001 base salaries and cash bonuses without modification. The compensation committee also administers our 2000 stock plan and establishes stock option grants for our executive officers.

      The committee met two times in 2000 and acted by unanimous written consent twice in 2001 to review and establish or recommend base salary levels and certain stock grants for executive officers for 2001. The committee also met twice in 2002 to review and establish or recommend cash bonuses for executive officers for 2001.

      The primary objective of our executive compensation program is to attract, retain and reward executive officers and other employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. The compensation committee accomplishes this by:

•	Establishing salaries competitive with those of leading technology companies with which we compete for talent.

•	Maintaining incentive opportunities designed to motivate and reward achievement of our collective goals and the personal goals of each individual. These incentives consist of cash bonuses and stock options and are designed to bring the total compensation for key employees to competitive levels within the industry and to ensure that these individuals are motivated over the long term and respond to challenges and opportunities as owners and not just as employees.

      The base salary for all employees, including executive officers, is based upon a review of an employee’s salary level against the compensation of employees in similar positions in other companies, as demonstrated by a survey of the employee compensation of companies of comparable size to us and in our same geographical region. Base salaries for employees holding the position of director or above are targeted at the 75% percentile for comparable positions in the other companies.

      A portion of the cash compensation is paid to our executive officers and other senior management personnel in the form of an annual bonus. Bonus payments for 2001 ranged from 35% to 50% of an executive officer’s base salary based on performance and on the achievement of specified performance objectives, including business and personal objectives. All of our executive officers received a cash bonus for 2001. Based on its review of the degrees of attainment of company and personal goals, the compensation committee granted stock options pursuant to our 2000 stock plan ranging from approximately 90,000 to 750,000 shares of class A common stock during 2001.

      One of the primary components of our long-term incentive program is our stock option grants. Through stock option grants that are based on performance, executives receive significant equity incentives to build long-term stockholder value. Stock option grants are also used to retain these officers in light of the increasing demands placed on them due to our growth. The grants typically vest over a four-year period and are set at the fair market value of our class A common stock on the date of the grant.

      Mr. Herington, our chief executive officer, joined us in February 1999. His salary, potential bonus and stock option grants have been determined on the basis of negotiations between our board and Mr. Herington, while taking into account his experience, competitive salary information and market conditions at the time. In 2000, we entered into an amended employment agreement with Mr. Herington. Based on the same criteria described above for all of our executive officers, the compensation committee recommended an increase of 10% in Mr. Herington’s base salary for 2001 over his 2000 base salary. Also in accordance with our bonus program outlined above, Mr. Herington was eligible for a targeted bonus of up to 130% of his 2001 base salary. The compensation committee, after taking into account the extent to which we achieved our goals in 2001, recommended to the full board that Mr. Herington’s cash bonus be set at $150,000, or 37.6% of his 2001 base salary. The full board unanimously approved this amount.

      During 2001, the compensation committee also granted options to purchase 750,000 shares of our class A common stock to Mr. Herington under the 2000 stock plan. Of these options, 500,000 were granted with an exercise price equal to the fair market value of our class A common stock on the grant date, and 250,000 were granted with an exercise price less than the fair market value of our class A common stock on the grant date. Options with respect to 600,000 of the shares vest in equal annual installments over three years, with the first installment vesting on January 2, 2002. Options for the remaining 150,000 shares vest in equal annual installments over three years, with the first installment vesting on January 2, 2005.

      The compensation committee has reviewed our compensation structure in light of Section 162(m) of the Internal Revenue Code, which limits the amount of compensation that we may deduct in determining our taxable income for any year to $1,000,000 for any of our five most highly compensated executive officers. In 2001, no executive officer’s compensation exceeded the limitation set by Section 162(m).

M. Brian Mulroney, Chairman

REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter, which was approved in its current form by the board of directors on June 28, 2002, the primary purpose of AOLA’s audit committee is to assist AOLA’s board of directors in fulfilling its oversight responsibility relating to the financial statements and the financial reporting process of AOLA. Management has the responsibility for preparing AOLA’s financial statements and for the financial reporting process, including the system of internal accounting and financial controls. The independent auditors are responsible for performing an independent audit of AOLA’s consolidated financial statements in accordance with generally accepted auditing standards. A copy of the audit committee’s charter, as amended, is included as Appendix C to this proxy statement.

      In performing its oversight function, the audit committee has met with management and the independent auditors, Ernst & Young LLP, to review and discuss the audited consolidated financial statements of AOLA for the fiscal year ended December 31, 2001 including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee also discussed with Ernst & Young matters required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.

      The audit committee received reports and discussed with AOLA’s management the overall scope and plans for internal audits and received reports and discussed with the independent auditors the overall scope and plans for their audit. The committee meets periodically with internal and independent auditors, both with and without management present, to discuss the results of their examinations and the evaluations of AOLA’s accounting and financial controls.

      The audit committee received from Ernst & Young and discussed a formal written statement describing all relationships between Ernst & Young and AOLA that might bear on Ernst & Young’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The audit committee also discussed with Ernst & Young any relationships that may have an impact on their objectivity and independence.

      Based on the above-mentioned review and discussions with management and Ernst & Young, the audit committee recommended to the board of directors that AOLA’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Robert S. O’Hara, Jr., Chairman
Vernon E. Jordan, Jr.
William E. Luers

RELATIONSHIPS AND TRANSACTIONS YOU SHOULD KNOW ABOUT

     2002 Financing

      Note Purchase Agreement with AOLTW. In order to fund our operating and cash requirements into early 2003, on March 8, 2002, we entered into a note purchase agreement with AOLTW, the parent of America Online. America Online is one of our principal stockholders. Under the note purchase agreement, AOLTW has agreed to make available to us, subject to standard borrowing conditions, up to $160 million prior to December 31, 2002 in exchange for senior convertible notes issued by us and due in March of 2007. The senior convertible notes will bear an annual coupon of 11%, payable quarterly. Initially, the senior convertible notes will be convertible into a newly created series of preferred stock, series F. Any outstanding shares of series F preferred stock will be converted automatically into series B preferred stock, which is the series of preferred stock currently owned by America Online, if proposals 3(A) through 3(I) are approved at our annual meeting. At the same time, the senior convertible notes will become convertible into series B preferred stock, rather than series F preferred stock. The initial conversion price, subject to adjustment, is $3.624 per share (a premium of 20% to the closing trading price of our class A common stock of $3.02 per share on March 8, 2002). The senior convertible notes are convertible at any time at the option of the holder, and will be redeemable by us at any time after 18 months, subject to the holder’s right to convert the senior convertible notes into preferred stock. In addition, the senior convertible notes are required to be repaid prior to maturity, at the option of the holder, in the event of significant asset sales or if we raise additional debt or equity funds. Interest will be payable either in cash or preferred stock (or, under certain limited circumstances, additional senior convertible notes), at our option, subject to certain restrictions. In the event that interest is paid in shares, the price per share is to be determined based on the average closing price of the class A common stock for the twenty trading days prior to the date of payment. On each of March 11, 2002 and April 23, 2002, we issued the only senior convertible notes issued to date to AOLTW for $17.3 million and $13.0 million in principal, respectively.

      In the event the $160 million in senior convertible notes were to be converted by AOLTW at the initial conversion price and proposals 3(A) through 3(I) are approved, an additional 44,150,110 shares of series B preferred stock would be issued to AOLTW, increasing the economic ownership by America Online and its affiliates in AOLA to 50.9% and their relative voting strength to 57.6%, also assuming conversion of the warrant granted to America Online at the date of our initial public offering. The conversion of the senior convertible notes, the payment of dividends and interest in additional shares of voting stock and the exercise of the warrant issued to America Online will each result in AOLTW and its affiliates holding 50% or more of the outstanding votes of AOLA, but would not alter other corporate governance provisions or result in a change of control. At present, it is our intention to pay the interest on the senior convertible notes through the issuance of additional shares. Interest payments on the senior convertible notes, over their five-year life, could total approximately $85 million, depending on the timing of the issuance of the notes under the note purchase agreement.

      2001 Financing

      Stock Purchase Agreement with America Online, the Cisneros Group and Banco Itaú. On March 30, 2001, we entered into a stock purchase agreement with our principal stockholders, America Online, the Cisneros Group and Banco Itaú, under which they unconditionally agreed to provide an aggregate of $150 million in additional capital. Under the agreement, America Online agreed to purchase approximately $66.3 million of our series D redeemable convertible preferred stock, the Cisneros Group agreed to purchase approximately $63.8 million of our series E redeemable convertible preferred stock, and Banco Itaú purchased approximately $19.9 million of class A common stock. The purchase price per share of the series D and E redeemable convertible preferred stock, and the class A common stock was $4.6875. America Online and the Cisneros Group paid for the preferred stock in three equal installments, while Banco Itaú paid for the class A common stock in full on March 30, 2001. In the first two installments, in exchange for their contributions, America Online and the Cisneros Group received series D redeemable convertible preferred stock, and series E redeemable convertible preferred stock, respectively. The first and second installments under the agreement were completed on April 2, 2001 and June 1, 2001, respectively. On July 31, 2001, as a result of stockholder approval, the series D and series E redeemable convertible preferred stock then outstanding were converted on a one-to-one basis into shares of series B preferred stock and series C preferred stock, respectively. On August 1, 2001, America Online and the Cisneros Group completed a third installment for $22.1 million and $21.3 million, respectively, in exchange for series B and series C preferred stock, respectively. The purchase price per share for the series B preferred stock and series C preferred stock was also $4.6875.

      Voting Agreement with America Online and the Cisneros Group. In connection with the stock purchase agreement, we entered into a voting agreement with America Online and the Cisneros Group, dated as of March 30, 2001. Under the voting agreement, America Online and the Cisneros Group also agreed to vote in favor of any additional actions necessary to permit the automatic conversion of the shares of the series D and E preferred stock purchased by America Online and the Cisneros Group into shares of series B and C preferred stock, and to authorize the shares issued in the conversion (and any shares of capital stock issuable upon conversion of those shares) to be authorized for quotation or listing on the Nasdaq Stock Market.

Stockholders’ Agreement, as amended, with America Online, the Cisneros Group and, for certain portions thereof, AOLTW

      On August 7, 2000 we entered into a stockholders’ agreement with America Online and the Cisneros Group, which contains various provisions that affect the way in which we operate our business and govern many important aspects of the relationships among America Online, the Cisneros Group and us. On March 30, 2001, this agreement was amended in connection with the equity investment by our principal stockholders, America Online, the Cisneros Group and Banco Itaú. On March 8, 2002, this agreement was further amended in connection with the note purchase agreement to add AOLTW as party to the stockholders’ agreement for limited purposes and to require any subsidiaries of AOLTW that may hold senior convertible notes in the future to become a party to the stockholders’ agreement for limited purposes.

The Registration Rights Agreement, as amended, with America Online and the Cisneros Group

      On March 30, 2001, we amended our existing agreement with America Online and the Cisneros Group to provide them with their respective registration rights for the shares of class A common stock issuable upon conversion of their series B, C, D and E preferred stock we issued to them, and in the case of America Online, upon the exercise of the warrant it holds to purchase 16,541,250 shares of our capital stock. On March 8, 2002, in connection with the note purchase agreement, we further amended the existing agreement by adding AOLTW as a party, requiring subsidiaries of AOLTW that may hold notes in the future to become a party, and providing registration rights for shares of class A common stock issuable upon conversion of the series B and F preferred stock issued upon conversion or as interest on the senior convertible notes.

The AOL License Agreement

      Under our license agreement with America Online, we have:

•	a royalty free, exclusive license to offer AOL-branded PC-based online services in Latin America;

•	the exclusive right to offer AOL-branded TV-based online services in Latin America;

•	the exclusive right to offer in Latin America any AOL-branded wireless-based online services developed by America Online for commercial launch on or before August 7, 2004; and

•	a non-exclusive license to offer a localized network of AOL-branded portals in Latin America, with an option to license exclusively any Spanish- or Portuguese-language AOL-branded portals that America Online may develop for the Latin American market, subject to our payment of a license fee.

      We also have the rights to use all related America Online proprietary software and technology as well as AOL-registered domain names and principal trademarks in Latin America.

      We have interconnected our America Online Brazil, America Online Mexico and America Online Argentina country services and regional portal to the services provided by America Online and its international affiliates. This interconnection provides our members with access to the America Online services and America Online international interactive services and permits America Online members worldwide to access the AOLA country services. America Online is obligated to license to us, or to use commercially reasonable efforts to obtain for us, the license rights it has in third-party software products used in operating the AOL-branded interactive services. These third-party licenses may be royalty-free or may require payments by us.

      From December 15, 1998 through December 31, 2001, we did not make any payments to America Online for services received under the license agreement. We believe that annual payments for these services will not exceed $60,000 in the future. The $60,000 reference is a threshold amount set forth in the rules and regulations of the Securities and Exchange Commission to help determine when a transaction needs to be described in a filing with the Securities and Exchange Commission, including in a proxy statement.

      We have the same rights to offer CompuServe-branded services. We also have a non-exclusive right to market and promote America Online’s ICQ service in Latin America. We do not have the right to offer Netscape, MapQuest, Moviefone or any other non-AOL-branded interactive service which is owned by America Online. We only have the right to offer AOL- and CompuServe-branded interactive services.

  Termination of Our Exclusive Rights

      We will lose the exclusivity of our licensed rights:

•	to AOL-branded PC-based online services, upon the later of December 15, 2003 or the date on which either America Online or the Cisneros Group owns 20% or less of the outstanding voting stock of AOLA outstanding on August 7, 2000.

•	to AOL-branded TV-based and wireless-based online services, upon the later of August 7, 2005 or the date on which either America Online or the Cisneros Group owns 20% or less of our outstanding voting stock.

      The 20% threshold for PC-based online services is lowered if:

•	an additional strategic stockholder is admitted as one of our stockholders;

•	we issue more shares of our capital stock; or

•	America Online exercises a warrant it holds to purchase 16,541,250 shares of our voting stock.

      The 20% threshold for TV and wireless-based online services is lowered if:

•	an additional strategic stockholder is admitted as one of our stockholders; or,

•	America Online exercises a warrant it holds to purchase 16,541,250 shares of our voting stock.

      America Online may terminate our rights under the license if we materially breach its terms.

The AOL Services Agreement

      We entered into a services agreement with America Online on August 7, 2000, under which America Online provides various services to us, including:

•	localization of America Online software and software updates;

•	development and installation services, including requested modifications, enhancements and revisions to America Online’s software;

•	host computer services;

•	network connections from our services to the America Online servers;

•	technical support;

•	training in areas such as marketing, business development, member support, public relations, finance and accounting;

•	support and maintenance for third-party software licensed to us by America Online; and

•	joint venture assistance.

      We have agreed to compensate America Online for these services at rates at least as favorable to us as those charged by America Online to any other party, including joint venture affiliates, but excluding affiliates that are at least 75% owned by America Online. Based on our management’s experience negotiating similar contracts, as well as its knowledge of our competitors’ cost structures, we believe that the terms of the services agreement are at least as favorable as we could have obtained from an unaffiliated third party.

      For the 2001 fiscal year, we had incurred expenses totaling approximately $25.7 million payable to America Online under our services agreement. We anticipate that payments to America Online for these services will exceed $60,000 annually in the future, but we are unable to estimate at this time the amount of the payments.

The Letter Agreement Regarding Puerto Rico Subscribers

      We entered into a letter agreement with America Online under which America Online transferred to us the economic benefit associated with subscribers to the AOL-branded service in Puerto Rico, and we include these subscribers in our member totals. For fiscal 2001, we recorded total revenues of approximately $4.8 million related to these subscribers and we incurred $1.3 million to America Online under this agreement. We anticipate that payments to America Online for services provided under the letter agreement will exceed $60,000 annually.

Strategic Alliance with Banco Itaú

      In June 2000, we entered into a ten-year strategic alliance with Banco Itaú, one of the largest banks in Latin America, which was providing limited online financial services to approximately 1.4 million of its approximately seven million customers at the time. We launched a co-branded, customized version of our America Online Brazil service that Banco Itaú began marketing to its customers in December 2000, and Banco Itaú is obligated to promote the co-branded service as the principal means of accessing Banco Itaú’s interactive financial services. We believe that this relationship will enable us to expand our Internet presence in Brazil by allowing us to gain access to Banco Itaú’s online as well as offline customer base.

      The co-branded service is substantially the same as our America Online Brazil service in terms of technology and content, except that we offer a co-branded welcome screen for Banco Itaú customers, a Banco

Itaú toolbar icon, a special version of our finance channel and links that directly connect Banco Itaú’s customers to its online financial services. Subscribers to the co-branded service have access to our full line of features as provided to our general customers, including e-mail with multiple America Online screen names, instant messaging, Internet access, interaction with our worldwide online community and our 24-hour customer service. Banco Itaú’s customers who register for the co-branded service are currently entitled to a three-month free trial period, a period that may be changed in the future. Until December 2005, Banco Itaú is required to offer at least one hour of subsidized usage per month to subscribers following the expiration of a subscriber’s free trial period, although Banco Itaú is responsible to us only for actual usage by the subscriber. Banco Itaú may also choose to provide its customers additional subsidized time beyond the one hour obligation. In addition, Banco Itaú is required to pay us a nominal amount for subscribers who have not used the service during the previous month and who are no longer in their free trial period.

      We issued an aggregate of 31,700,000 shares of our class A common stock to Banco Itaú and one of its affiliates on August 11, 2000 in exchange for Banco Itaú’s efforts to achieve various subscriber and revenue levels during the first five years of the ten-year alliance. Although Banco Itaú is not required to spend a minimum amount for marketing of the co-branded service, it will have to make significant cash payments to us if it fails to meet these subscriber and revenue levels. We and Banco Itaú established subscriber targets for the co-branded service of 250,000 verified subscribers by December 10, 2001 and 500,000 by December 10, 2002. In addition, together with Banco Itaú, we have established a secondary target of a total of 1,000,000 verified subscribers by December 10, 2002. Banco Itaú met its verified subscriber target for 2001. Verified subscribers are defined as those who have used the service in any two of the three months preceding the December 10th measurement date or who have first accessed the service in the month prior to the December measurement date. The cash payment amount for the secondary target of 1,000,000 verified subscribers by December 10, 2002 will be decreased on a pro-rata basis if Banco Itaú meets its 500,000 verified subscriber level target.

      Termination. In general, if we or Banco Itaú commit a material breach of our agreement and fail to cure the breach, then the non-breaching party will have the right to terminate the agreement after an arbiter reviews the matter and confirms the uncured material breach. If the breach relates to an exclusivity provision, the non-breaching party may elect to continue the agreement with the option to be relieved of the exclusivity provisions of the agreement applicable to it. Banco Itaú may also terminate the agreement upon a change in control of AOLA. A material breach of the agreement by us includes:

•	if subscribers are unable to access the co-branded service for specified periods of time; and

•	our breach of certain exclusivity obligations under the agreement.

Advertising Arrangement with America Online

      We have an arrangement with America Online under which we pay them a commission as a finder’s fee of 15% of advertising revenues received from global transactions in which part of the advertising is on our AOLA country services and portals. The amount of these payments during fiscal 2001 was approximately $137,000. Based on our management’s experience negotiating similar arrangements, we believe that the terms of this arrangement are at least as favorable as we could have obtained from an unaffiliated third party.

Advertising Agreements with Banco Itaú

      We have entered into a series of advertising agreements with Banco Itaú under which they advertise on our AOLA country service and portal in Brazil. The amount of payments received by us from Banco Itaú during fiscal 2001 was approximately $1.5 million. Based on our management’s experience negotiating similar arrangements, we believe that the terms of this arrangement are at least as favorable as we could have obtained from an unaffiliated third party.

Agreement with Pueblo Supermarkets in Puerto Rico

      We have entered into an agreement with Pueblo Supermarkets in Puerto Rico, which is associated with the Cisneros Group. Under this agreement we pay rent for kiosks in the supermarkets for purposes of soliciting new members. We also pay a bounty to Pueblo for new members who register through these promotional efforts. The amount paid to Pueblo during fiscal 2001 was approximately $83,000.

Network Arrangement with America Online

      We have an arrangement with America Online under which we receive network capacity from Progress Networks. America Online is a party to the agreement with Progress Networks and invoices us for the amount of network capacity we use. The amount of such payments during fiscal 2001 was $936,000.

Advertising and Content Agreement with Turner Broadcasting System Latin America, Inc.

      Under this agreement, we receive content from CNN, Cartoon Network and TNT, each a television network associated with AOLTW, for distribution on our AOLA country services. During fiscal 2001, we purchased an aggregate of $963,000 in advertising on various Turner media properties.

Advertising Agreement with Claxson Interactive Group Inc.

      We entered into an agreement with Claxson Interactive Group Inc., a company associated with the Cisneros Group, under which we advertised on one of Claxson’s cable TV properties. The amount paid to Claxson under this agreement during fiscal 2001 was approximately $226,000.

TV Production and Licensing Agreement with DIRECTV Latin America, LLC

      In connection with the Rock in Rio music festival, we entered into an agreement with DIRECTV Latin America, LLC, a company associated with the Cisneros Group, to produce a video of this event. We also granted a license to DIRECTV Latin America, LLC to broadcast this video in Latin America. Amounts paid under this agreement to DIRECTV Latin America, LLC during fiscal 2001 were $400,000.

Relationships with Officers of America Online and AOLTW

      Four members of our board elected by America Online are also executive officers of America Online, and one member of our board elected by America Online is also an executive officer of both America Online and AOLTW.

•	Janice Brandt is the vice chair and chief marketing officer of America Online;

•	J. Michael Kelly is the chief operating officer of America Online;

•	Michael Lynton is the president, international and executive vice president of AOLTW, and the president of AOL International;

•	Joseph A. Ripp is the executive vice president and chief financial officer of America Online; and

•	Gerald Sokol, Jr. is the senior vice president and general manager of AOL International.

Relationships with Officers of the Cisneros Group

      Four of the five members of our board appointed by the Cisneros Group are also executive officers and directors of companies within the Cisneros Group.

•	Gustavo A. Cisneros oversees the management and operations of the Cisneros Group and is an executive officer and director of many of its constituent companies;

•	Ricardo J. Cisneros is an executive officer and director of many of the constituent companies of the Cisneros Group;

•	Steven I. Bandel holds several senior management positions in companies in the Cisneros Group and has the title of president and chief operating officer of the Cisneros Group; and

•	Cristina Pieretti holds a number of senior management positions in companies in the Cisneros Group and has the title of vice president of operations of the Cisneros Group.

The Registration Rights and Stockholders’ Agreement, as amended, with Banco Itaú

      On August 11, 2000, we entered into a registration rights and stockholders’ agreement with Banco Itaú and certain of its affiliates. This agreement was subsequently amended on March 30, 2001 in connection with the equity investment by America Online, the Cisneros Group and Banco Itaú. The agreement limits Banco Itaú’s ability to compete with us, gives Banco Itaú representation rights on our board and governs many aspects of Banco Itaú’s ability to sell its shares of class A common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Miles R. Gilburne and M. Brian Mulroney constituted our compensation committee during the fiscal year ended December 31, 2001. Mr. Gilburne resigned from our board of directors and the compensation committee on April 29, 2002. Neither Mr. Gilburne nor Mr. Mulroney has been an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

CLASS A COMMON STOCK PERFORMANCE COMPARED TO CERTAIN OTHER INDEXES

      Our class A common stock is listed for trading on the Nasdaq SmallCap Market under the symbol AOLA.

      The following graph compares the performance of our class A common stock with the performance of the Nasdaq Stock Market Index and the J.P. Morgan H & Q Internet 100 Index. The graph covers the period beginning on the day after the effective date of our initial public offering, August 8, 2000, through December 31, 2001.

      The graph assumes the investment of $100 on August 8, 2000 in our class A common stock, and in each of the indexes listed above, and assumes dividends are reinvested. Measurement points are August 8, 2000 and the last trading day of each calendar quarter since August 8, 2000.

PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN

	8/8/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01

AOLA	$100.00	$98.38	$33.63	$58.63	$112.38	$41.13	$56.88
NASDAQ	$100.00	$95.18	$64.04	$47.70	$56.00	$38.85	$50.56
JP Morgan H&Q 100	$100.00	$99.37	$51.29	$31.71	$39.94	$23.20	$33.00

      The returns shown on the graph are not necessarily indicative of future performance. Regardless of anything to the contrary included in any of our future or previous filings with the Securities and Exchange Commission incorporating this proxy statement in whole or in part, this stock performance graph will not be deemed to be incorporated by reference to any filing.

OTHER MATTERS

      The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the board of directors to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David A. Bruscino
Secretary

June 28, 2002

APPENDIX A

RESTATED CERTIFICATE OF INCORPORATION

OF
AMERICA ONLINE LATIN AMERICA, INC.

Pursuant to Section 245

of the Corporation Law of the
State of Delaware

(Originally incorporated under the same name on November 22, 1999)

      FIRST: The name of the corporation is America Online Latin America, Inc. (the “Corporation”).

      SECOND: The initial registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the initial registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

      THIRD: (a) Purpose. Subject to the provisions of Clause (d) of this Article THIRD and Clause (b)(i)(B) of Article FOURTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”); provided, however, that until all outstanding shares of High Vote Stock (as defined below) of the Corporation have been converted into shares of Class A Common Stock (as defined below) in accordance with Clause (b)(iii) of Article FOURTH of this Certificate of Incorporation or are otherwise no longer issued and outstanding, the Corporation shall not, and shall not have the power to, engage directly or indirectly, including without limitation through any Subsidiary (as defined below) or Affiliate (as defined below), in any business other than (i) providing Interactive Services (as defined below) in the Territory (as defined below), and engaging in ancillary activities necessary or desirable to conduct such businesses and (ii) providing Content, management and related activities on the AOL online service or any other AOL-branded property, including creating, maintaining and managing for AOL, English and Spanish-language versions of a mini channel directed at the Hispanic audience in the United States, and taking all actions necessary or desirable to carry out and perform such activities and any other activities contemplated, either explicitly or implicitly, thereby, including executing, delivering and performing any agreements, documents and instruments entered into in connection therewith.

(b) Definitions. As used herein, the following terms shall have the following meanings:

“Action” shall mean any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority (or arbitrator or mediator, as the case may be), whether at law or in equity.

“Additional Shares of Common Stock” shall have the meaning given in Clause (c) of Article FOURTH.

“Advancement of Expenses” shall have the meaning given in Clause (e) of this Article THIRD.

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“AOL” shall mean America Online, Inc., a Delaware corporation.

“AOLTW” shall mean AOL Time Warner Inc., a Delaware corporation.

“AOL-branded” shall mean, with respect to any internet or online service that such service includes the words “AOL” or “America Online” as an integral part of the name of such internet or online service. For the avoidance of doubt, a reference to an internet or online service being available on or through “AOL” or “America Online” internet or online service shall not itself make such service “AOL-branded”, nor would the description of, for example, Netscape, an AOL company. By way of illustration, the “AOL Latin America regional internet portal service” and the “America Online Brasil online service” are “AOL-branded” services, while “Netscape Online” is not an AOL-branded service.

“Aspen” shall mean Aspen Investments LLC, a Delaware limited liability company.

“Atlantis” shall mean Atlantis Investments LLC, a Delaware limited liability company.

“Board” shall mean the Corporation’s Board of Directors.

~~“Business Plan” shall mean, with respect to each country within the Territory, an annual capital, revenue and expense plan, including pro forma statements of income/loss, financial condition and cash flows, the projected cash funding requirements of the applicable Operating Entity on a quarterly basis, and such other information as the Board shall require from time to time, together with a quarterly cash funding plan with dates of funding, plus marketing, operational and other business strategies, reflecting the financial objectives and requirements of the applicable Operating Entity.~~

“By-laws” shall mean the By-laws of the Corporation, as the same may be amended or restated from time to time.

“Cisneros Family” shall mean Ricardo Cisneros, Gustavo Cisneros and/or their lineal descendants, individually or collectively and/or any trusts for the exclusive benefit of any one or more of such persons.

“Class A Common Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Class A Director” shall have the meaning given in Clause (b) of Article FOURTH.

“Class B Common Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Class B Director” shall have the meaning given in Clause (b) of Article FOURTH.

“Class B Securities” shall mean collectively the Series B Preferred Stock and/or the Class B Common Stock, as the same may be outstanding from time to time.

“Class B Triggering Event” shall have the meaning given in Clause (b) of Article FOURTH.

“Class C Common Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Class C Director” shall have the meaning given in Clause (b) of Article FOURTH.

“Class C Securities” shall mean collectively the Series C Preferred Stock and/or the Class C Common Stock, as the same may be outstanding from time to time.

“Class C Triggering Event” shall have the meaning given in Clause (b) of Article FOURTH.

“Common Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Communication Services” includes chat, e-mail, message boards, online transactions and other forms of online interaction.

“Content” shall mean either (i) text or (ii) multimedia information which contains any combination of any of the following in digital form or such other forms as may become available in the future: text, graphics, video, sound, still images, or the like.

“Conversion Date” shall have the meaning given in Clause (c) of Article FOURTH.

“Conversion Ratio” shall mean collectively, the Series B Conversion Ratio and the Series C Conversion Ratio.

“Core Contracts” shall have the meaning given in Clause (d)(i)(F) of Article FIFTH.

“Corporate Opportunity” shall mean an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could, but for the provisions of this Article THIRD, have an interest or expectancy. Notwithstanding the foregoing, “Corporate Opportunity” shall not include any Special Power.

“Corporation” shall have the meaning given in Article FIRST.

“Damages” shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be incurred in connection therewith), court costs, and reasonable fees and expenses of counsel, consultants and expert witnesses, incurred by a Person indemnified pursuant to the provisions of paragraph (e) of this Article THIRD.

“Employee” shall mean, with respect to a Parent Entity as of any date, any then current employee of such Parent Entity or of any Wholly-Owned Affiliate of such Parent Entity.

“Encumbrance” shall mean any mortgage, pledge, security interest, lien or restriction on use or transfer, voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

“Executive Committee” shall have the meaning given in Clause (e) of Article FIFTH.

“Fair Market Value” shall mean, as of any date, the average closing price for the Class A Common Stock as quoted on any national securities exchange or on the NASDAQ National Market System for the fifteen trading days ending on the second trading day prior to such date as reported in the Eastern Edition of The Wall Street Journal. If the Class A Common Stock shall not be listed on any such exchange or traded on any such automated quotation system on all such trading days during such 15-trading day period, the closing or latest reported price for Class A Common Stock in the over-the-counter market on each trading day on which such shares are not so listed or traded as reported by NASDAQ or, if not so reported, then the last sale price for each such day, as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services (as determined by the Board), shall be deemed to be the closing price on such trading day. If, at a time when the Class A Common Stock is trading other than on such an exchange, there shall not have been a sale on any such trading day, the mean of the last reported bid and asked quotations as reported in the Eastern Edition of The Wall Street Journal for Class A Common Stock on such day shall be deemed to be the closing price. If the shares of Class A Common Stock shall not be so reported on any of such trading days, then the Fair Market Value per share of such Class A Common Stock shall be the fair market value thereof as determined in the reasonable judgment of the Board of Directors. For the purpose hereof, “trading day” shall mean a day on which the securities exchange or automated quotation system specified herein shall be open for business or, if the shares of Class A Common Stock shall not be listed on such exchange or automated quotation system for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported.

“Final Adjudication” shall have the meaning given in Clause (e) of this Article THIRD.

“GCL” shall have the meaning given in Clause (a) of this Article THIRD.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, or commission or any court, tribunal or agency.

“High Vote Common Stock” shall mean, collectively, the Class B Common Stock and the Class C Common Stock.

“High Vote Preferred Stock” shall mean, collectively, the Series B Preferred Stock and the Series C Preferred Stock.

“High Vote Stock” shall mean, collectively, the High Vote Common Stock and the High Vote Preferred Stock.

“Interactive Services” shall mean the provision of Content or Communication Services which may be provided through the use of any protocols, standards, or platforms (including Internet or Internet derivative protocols, standards, and platforms) for remote access by narrowband or broadband infrastructure, including without limitation POTS, ISDN, ADSL, satellite, cable, fiber optics, wireless and hybrid CD-ROM.

“Internet Portal Services” shall mean a comprehensive collection of AOL-branded, Spanish and/or Portuguese language, internet or online services intended to aggregate and market all material consumer relevant segments of web-based Content targeted to consumers in one or more specific countries within the Territory and accessible to all Persons, regardless of whether they are Subscribers within such countries. By way of illustration, in Brazil, the americaonline.com.br is an Internet Portal Service, while individual websites devoted to e-commerce, vertical markets or specific subjects (e.g., personal finance) would not be Internet Portal Services.

“Launch” shall mean the first commercial availability of an Interactive Service to potential Subscribers in the Territory or a country in the Territory, as applicable.

“Liquidation Preference” shall have the meaning given in Clause (c) of Article FOURTH.

“Mandatory Redemption” shall have the meaning given in Clause (c) of Article FOURTH.

“Network Contracts” shall mean any contract relating to the provision of telecommunications connectivity, either (i) to and/or from any device upon which an Interactive Service is offered, or (ii) for the transport of data and/or voice traffic.

“ODC” shall mean, individually and collectively, Riverview Media Corp., a British Virgin Islands corporation, and Aspen and Atlantis, for so long as each of Aspen and Atlantis is directly or indirectly wholly owned by the Cisneros Family, and, any Permitted Transferee(s) for so long as such Permitted Transferee(s) are directly or indirectly wholly owned by, or is a or are, member(s) of the Cisneros Family. Notwithstanding the foregoing, in each instance in this Certificate where ODC is required to (i) provide any consent to any action or inaction by the Corporation or any other Person, (ii) reject or otherwise determine not to pursue any Corporate Opportunity, or (iii) hold or vote any proxy required to be delivered hereunder, the term “ODC” shall mean, (A) Aspen and/or Atlantis, if Aspen and/or Atlantis then collectively hold at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate, and (B) if Aspen and/or Atlantis do not then collectively hold at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate, such Person or Persons as the Corporation may, in its sole discretion based on the stock record books of the Corporation, determine then holds at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate.

“Operating Entity” shall mean an Affiliate of the Corporation formed for the purpose of operating and/or marketing and supporting the business of the Corporation in one or more jurisdictions in the Territory.

“Original Issue Date” shall have the meaning given in Clause (c) of Article FOURTH.

“Parent Entity” shall mean each of AOL and ODC.

“PC Access Services” shall mean the provision by any Person of physical network access (irrespective of bandwidth or type of physical infrastructure such as cable, fiber optics, copper, fixed wireless or satellite) to online and/or internet services to end users of personal computers.

“Permitted Encumbrances” shall mean (i) liens for taxes, assessments and other governmental charges or levies not due and payable, or which currently are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, vendors’ and carriers’ liens, and other similar liens arising in the ordinary course of business for charges which are not delinquent, or which currently are being contested in good faith by appropriate proceedings and have not proceeded to judgment, and (iii) liens in respect of judgments or awards with respect to which there shall be a good faith current prosecution of an appeal or proceedings for review which is secured by an appropriate bond or a stay of execution pending such appeal or proceedings for review.

“Permitted Transferee” shall mean AOL, ODC, each of their Wholly-Owned Affiliates, Employees of AOL and ODC, and members of the Cisneros Family.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other legal entity, or a Governmental Authority, or their equivalent under the applicable legal system.

“Preferred Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Redemption Date” shall have the meaning given in Clause (c) of Article FOURTH.

“Redemption Notice” shall have the meaning given in Clause (c) of Article FOURTH.

“Redemption Price” shall have the meaning given in Clause (c) of Article FOURTH.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement by and among the Corporation, AOL and ODC dated March 30, 2001, as the same may be amended, supplemented or restated from time to time.

“Section 141(a)” shall have the meaning given in Clause (c) of Article FIFTH.

“Series B Conversion Ratio” shall have the meaning given in Clause (c) of Article FOURTH.

“Series B Preferred Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Series C Conversion Ratio” shall have the meaning given in Clause (c) of Article FOURTH.

“Series C Preferred Stock” shall have the meaning given in Clause (a) of Article FOURTH.

“Special Committee” shall have the meaning given in Clause (d) of Article FIFTH.

“Special Power” shall mean any investment or business opportunity or prospective economic or competitive advantage that (i) is presented to or becomes known to an officer of the Corporation who is not also an officer or director of AOL or ODC or any of their Subsidiaries or Affiliates (other than the Corporation), (ii) occurs or arises solely in the Territory and (iii) involves opportunities, activities or operations of a type or nature which the Corporation is then pursuing or conducting (i.e., accepting advertising from a local provider of products or services, or advertising directed solely in the Territory from an international provider of products or services as opposed to advertising by an international provider of products or services directed both within and outside of the Territory) as opposed to opportunities, activities or operations of a type which the Corporation is not then conducting (i.e., offering a new product, technology or service not then being offered by the Corporation).

“Stockholders’ Agreement” shall mean the Amended and Restated Stockholders’ Agreement by and among the Corporation, AOL and ODC, dated as of March 30, 2001, as the same may be amended, supplemented or restated from time to time.

“Strategic Partner” shall mean any Person who acquires 25% or more of the equity of the Corporation and who provides a strategic benefit to the Corporation in the form of a contractual relationship or contribution of material, in-kind assets.

“Subscriber” shall mean, as of any date of determination and with respect to any Interactive Service, any Person who has opened an account with or otherwise registered as a user of such Interactive Service.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, (x) ten percent (10%) or more of the total voting power of shares of stock entitled to vote in the election of directors thereof or (y) ten percent (10%) or more of the value of the equity interests is at the time owned or controlled, directly or indirectly, by the Person or one or more of its other Subsidiaries, or (ii) if a limited liability company, partnership, association or other business entity, ten percent (10%) or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of its subsidiaries. The Person shall be deemed to have ten percent (10%) or greater ownership interest in a limited liability company, partnership, association or other business entity if the Person is allocated ten percent (10%) or more of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the Person managing such limited liability company, partnership, association or other business entity.

“Territory” shall mean the following countries:

Anguilla	Haiti
Antigua	Honduras
Argentina	Jamaica
Aruba	Martinique
Bahamas	Mexico
Barbados	Netherlands Antilles
Barbuda	Nevis Montserrat
Belize	Nicaragua
Bolivia	Panama
Brazil	Paraguay
Caicos Islands	Peru
Cayman Islands	Puerto Rico
Chile	St. Kitts
Colombia	St. Lucia
Costa Rica	St. Maarten
Cuba	St. Martin
Dominica	St. Vincent
Dominican Republic	Suriname
Ecuador	The Grenadines
El Salvador	Tobago
French Guiana	Trinidad
Grenada	Turks Islands
Guadeloupe	Uruguay
Guatemala	Venezuela
Guyana	Virgin Islands

“Transfer Agent” shall have the meaning given in Clause (b) of Article FOURTH.

“TV Access Services” shall mean the provision by any Person of network access (irrespective of bandwidth or transmission media, including, without limitation, cable, fiber optics and satellite) to online and/or internet services to end users of the television platform by means of cable or satellite transmission.

“Undertaking” shall have the meaning given in Clause (e) of Article THIRD.

“Voting Stock” shall have the meaning given in Clause (~~a~~b) of Article ~~FOURTH~~ FIFTH.

“Wholly Owned Affiliate” shall mean with respect to any Person any other Person which is directly or indirectly wholly owned by such Person, directly or indirectly wholly owns such Person or is directly or indirectly wholly owned by the same Person as such Person, with such ownership to mean possession of both 100% of the equity interest and 100% of the voting interest, except for directors’ qualifying shares, if any. Any Person that is directly or indirectly wholly owned by the Cisneros Family shall be deemed a Wholly Owned Affiliate of ODC, and any Person that is directly or indirectly wholly owned by AOL Time Warner, Inc, a Delaware corporation, shall be deemed a Wholly Owned Affiliate of AOL.

“Wireless Access Services” shall mean the provision by any Person of network access by use of electromagnetic waves (irrespective of bandwidth or transmission protocol) to online and/or internet services to end users of mobile wireless access devices, which access services are acquired or developed by

AOL for Launch anywhere on or prior to August 7, 2004. “Wireless Access Services” shall not include any PC Access Services or TV Access Services, notwithstanding their use of electromagnetic waves or otherwise. For the avoidance of doubt, the fact that an end user of a PC Access Service or TV Access Service shall transmit information to his or her personal computer or television by means of an infrared or other wireless keyboard or similar input device shall not make such PC Access Service or TV Access Service a Wireless Access Service.

(c) Competing Activities and Corporate Opportunities. The stockholders of the Corporation, including, without limitation, AOL, ODC, and their respective officers, directors, agents, shareholders, members, partners, Affiliates and Subsidiaries (other than the Corporation and its Subsidiaries), may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation’s business or the business of any Subsidiary or Affiliate of the Corporation and that might be in direct or indirect competition with the Corporation or any Subsidiary or Affiliate of the Corporation, including, without limitation, any business of the Corporation conducted pursuant to any Special Power, and neither the Corporation, any Subsidiary or Affiliate of the Corporation (other than the Corporation and its Subsidiaries) nor any other stockholder of the Corporation shall have any right in or to such other ventures or activities or to receive or share in any income or proceeds derived therefrom. If either AOL or ODC (or, except as to any matter the Corporation has the corporate power to exploit pursuant to Clause (d) of Article THIRD, any of their respective officers, directors, agents, shareholders, members, partners, Affiliates or Subsidiaries) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in, and no expectation that, such Corporate Opportunity be offered to it, any such interest or expectation being hereby renounced, so that such Person (1) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, shall have the right to hold any such Corporate Opportunity for its (and its officers’, directors’, agents’, shareholders’, members’, partners’, Affiliates’ or Subsidiaries’) own account or to recommend, sell, assign or otherwise transfer such Corporate Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation, and (2) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or otherwise by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or otherwise transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

(d) Limitation on Corporate Powers.

(1) The Corporation shall not have the corporate power to take any action, or to cause or permit any Subsidiary or Affiliate to take any action, to exploit in any manner any Corporate Opportunity (other than a Special Power) unless and until exploitation of such Corporate Opportunity is rejected by AOL and by ODC (in each case by each of AOL and ODC on their own behalf and on behalf of their respective Subsidiaries and Affiliates) as set forth herein. The Corporation shall not have the corporate power to take any action, or to cause or permit any Subsidiary or Affiliate to (or to own any Subsidiary or Affiliate that does) take any action, to exploit in any manner any Corporate Opportunity, knowledge of which is obtained by any person who is an officer, director, employee or agent of the Corporation and who is neither (1) a Class B or Class C Director nor (2) an officer or director of AOL or ODC or any of their Subsidiaries or Affiliates (other than the Corporation) unless and until (A) such Corporate Opportunity shall be presented to AOL and ODC (in each case to AOL and ODC on their own behalf and on behalf of their respective Subsidiaries and Affiliates) and (B) AOL determines that AOL shall not and ODC determines that ODC shall not (in each case by each of AOL and ODC on their own behalf and on behalf of their respective Subsidiaries and Affiliates) pursue such Corporate Opportunity. The Corporation shall not have the corporate power to take any action, or to cause or permit any Subsidiary or Affiliate to take any action, to exploit in any manner any Corporate Opportunity, knowledge of which is obtained by any person who is a director or officer of the Corporation and who is either (1) a Class B Director or (2) a director or officer of AOL or any of its Subsidiaries or

Affiliates (other than the Corporation) unless and until exploitation of such Corporate Opportunity is rejected by AOL on its own behalf and on behalf of its Subsidiaries and Affiliates. The Corporation shall not have the corporate power to take any action, or to cause or permit any Subsidiary or Affiliate to (or to own any Subsidiary or Affiliate that does) take any action, to exploit in any manner any Corporate Opportunity, knowledge of which is obtained by any person who is a director or officer of the Corporation and who is either (1) a Class C Director or (2) a director or officer of ODC or any of its Subsidiaries or Affiliates (other than the Corporation) unless and until exploitation of such Corporate Opportunity is rejected by ODC on its own behalf and on behalf of its Subsidiaries and Affiliates. Notwithstanding the foregoing, each or both of AOL and ODC, and each of their Subsidiaries and Affiliates, may exploit any Corporate Opportunity that may become or is a Special Power of the Corporation regardless of whether the Corporation is then exploiting or attempting to exploit such Special Power.

(2) For purposes of Clause (d)(1) of this Article THIRD, if any Person entitled to exploit a Corporate Opportunity does not, within 180 calendar days after becoming aware of such Corporate Opportunity, begin to pursue, or thereafter continue to pursue, such Corporate Opportunity, the Corporation shall then have the corporate power to take any action or cause or permit any Subsidiary to take any action to exploit in any manner any such Corporate Opportunity; provided that the 180 calendar days within which a Person must begin to or continue to pursue a Corporate Opportunity shall not be deemed to have elapsed with respect to a Person until the day after the date reasonably determined by the Board of Directors of the Corporation to be the 180th calendar day after such Person became aware of the Corporate Opportunity as set forth in a written notice from the Corporation to the Person or Persons entitled to exploit the Corporate Opportunity; and provided further that each recipient of such notice does not object to such determination in writing to the Corporation within ten (10) business days following the receipt of such written notice. In the case of an objection by a recipient of the date set forth in the written notice provided in the preceding sentence, the 180th calendar day shall be the date mutually agreed upon by the Corporation and the Person or Persons entitled to exploit the Corporate Opportunity.

(3) Except as specifically provided in Clause (d)(1) of this Article THIRD, for purposes of Clause (d) of this Article THIRD only (A) the term “Corporation” shall mean the Corporation and all Subsidiaries and Affiliates of the Corporation and (B) the terms AOL and ODC shall mean, as applicable, AOL, ODC, and each of their Subsidiaries and Affiliates other than the Corporation.

(e) Indemnification.

(i) If, and to the extent that, the Corporation, any stockholder of the Corporation or any other Person brings any Action against AOL or ODC (or any of their officers, directors, agents, shareholders, members, partners, Affiliates or Subsidiaries) seeking any Damages or injunctive or other equitable relief based on, arising out of or relating to any breach or alleged breach of any fiduciary or other duty based on any action or inaction which is permitted by the provisions of this Article THIRD or which is otherwise taken in reliance upon the provisions of this Article THIRD, the Corporation shall, to the fullest extent permitted by law, indemnify and hold such Persons harmless from and against all Damages arising out of or in connection with any such Action. The right to indemnification conferred herein shall include the right to be paid by the Corporation the expenses (including attorneys’, accountants’, experts’ and other professionals’ fees, costs and expenses) incurred in defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that if, but only if and then only to the extent, the GCL requires, an Advancement of Expenses incurred by an indemnitee hereunder shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article THIRD or otherwise. The rights to indemnification and to the Advancement of Expenses conferred herein shall be contract rights and, as such, shall inure to the benefit of the indemnitee’s successors, assigns, heirs, executors and administrators.

(ii) If a claim for indemnification under this Article THIRD hereof is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by an indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (B) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses only upon a Final Adjudication that, the indemnitee has not met the applicable standard for indemnification, if any, set forth in the GCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth herein or in the GCL, nor an actual determination by the Corporation (including its directors, or a committee thereof, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article THIRD or otherwise, shall be on the Corporation.

(iii) The rights to indemnification and to the Advancement of Expenses conferred in this Article THIRD shall not be exclusive of any other right which any person may have or hereafter acquire by any statute, this Certificate of Incorporation, the Corporation’s By-laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

(f) Notice to Holders. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation, or any other securities, rights, warrants, options or debt instruments of the Corporation convertible into or exchangeable for, capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article THIRD.

FOURTH: (a) Authorized Capital Stock.

(i) Authorized Shares. The total number of shares of stock that the Corporation shall have the authority to issue is 3,250,000,000 shares, comprised of 2,250,000,000 shares, ~~comprised of 1,750,000,000 shares~~ of Common Stock, par value $.01 per share, issuable in three classes, as set forth below, and ~~500,000,000~~1,000,000,000 shares of Preferred Stock, par value $.01 per share, issuable in one or more series as hereinafter provided.

(ii) Common Stock. The authorized shares of Common Stock shall be comprised of (1) ~~1,250,000,000~~1,400,000,000 shares of Class A Common Stock (the “Class A Common Stock”); (2) ~~250,000,000~~450,000,000 shares of Class B Common Stock (the “Class B Common Stock”); and (3) ~~250,000,000~~400,000,000 shares of Class C Common Stock (the “Class C Common Stock.”). The Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall hereinafter collectively be called the “Common Stock.”

(iii) Preferred Stock. Of the ~~500,000,000~~1,000,000,000 shares of Preferred Stock authorized for issuance, (1) ~~150,000,000~~350,000,000 shares shall be designated and known as the “Series B

Redeemable Convertible Preferred Stock” (hereinafter, the “Series B Preferred Stock”), (2) ~~150,000,000~~300,000,000 shares shall be designated and known as the “Series C Redeemable Convertible Preferred Stock” (hereinafter, the “Series C Preferred Stock”) and (3) ~~200,000,000~~the remaining shares shall be reserved for issuance by the Board in accordance with the provisions of Clause (c) of this Article FOURTH. The Series B Preferred Stock and Series C Preferred Stock shall have the rights, privileges and obligations set forth in Clause (c) of this Article FOURTH. The rights, privileges and obligations of each other series of Preferred Stock shall be as set forth in the resolution or resolutions adopted in the manner set forth in Clause (c) of this Article FOURTH. The Series B Preferred Stock, the Series C Preferred Stock and each other series of Preferred Stock created by the Corporation in accordance with the provisions of this Certificate of Incorporation shall hereinafter collectively be called the “Preferred Stock.”

(iv) Increases and Decreases in Size. The number of authorized shares of any class or classes or series of capital stock of the Corporation may be increased or decreased ~~(but not below the number of shares thereof then outstanding) only after receiving each of the following votes: (x) the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the stock of the Corporation entitled to vote generally in the election of Class A Directors (“Voting Stock”)~~, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted and without a separate class vote of the holders of such class or classes, except as provided in clauses (y) and (z) hereof; (but not below the number of shares thereof then outstanding) ~~only~~ after receiving each of the following votes: (x) subject to Clause (b)(i)(B) of Article FOURTH, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the issued and outstanding Voting Stock, voting as one class, (y) if there are one or more shares of Class B Securities then outstanding, the affirmative vote of the holders of a majority of the Class B Securities then outstanding voting together as a single class; and (z) if there are one or more shares of Class C Securities then outstanding, the affirmative vote of the holders of a majority of the Class C Securities then outstanding voting together as a single class.

(b) Terms of Common Stock; Voting; Directors.

(i) Rights and Privileges; Voting Rights.

(A) The holders of shares of Common Stock shall have the following voting rights:

(1) Each share of Class A Common Stock shall be entitled to one (1) vote per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation on which the holders of the Class A Common Stock are entitled to vote.

(2) Each share of High Vote Common Stock shall be entitled to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation on which the holders of such High Vote Common Stock are entitled to vote.

(3) Except as provided in Clause (c) of Article FOURTH and as may be provided pursuant to resolutions of the Board adopted pursuant to the provisions of this Certificate of Incorporation and the By-laws, establishing any series of Preferred Stock and granting to the holders of such shares of Preferred Stock rights to elect additional directors under specified circumstances, and subject to Article FOURTH, Clause (b)(iii)(C) and (D) and Article FIFTH, Clause (a) below, the Board shall consist of fourteen (14) directors. Subject to Article FOURTH, Clauses (b)(iii)(C) and (D) and Article FIFTH, Clause (a) below: (x) the holders of the Class B Securities, voting separately as a class, shall be entitled to elect five (5) of the fourteen (14) directors of the Board (each a “Class B Director”); (y) the holders of the Class C Securities, voting separately as a class, shall be entitled to elect five (5) of the fourteen (14) directors of the Board (each a “Class C Director”); and (z) the remaining four (4) directors (each a “Class A Director”), shall be elected by the vote of the holders of the Common Stock, voting as one class (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

(4) Except as provided in Clause (c) of Article FOURTH or as otherwise required in this Certificate of Incorporation, the By-laws or by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation generally (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

(B)(1) Notwithstanding anything in this Certificate of Incorporation to the contrary, so long as any shares of High Vote Stock are outstanding, except ~~as otherwise~~for the vote of a class of capital stock of the Corporation required by Section 242(b)(2) of the GCL with respect to an increase or decrease in the par value of such class of capital stock or alterations in the powers, preferences or special rights of shares of such class of capital stock, only the holder or holders, as the case may be, of the High Vote Stock shall be entitled to vote ~~generally~~ on the matters set forth in clauses (I) through (VII) of this Clause (b)(i)(B)(1), and the vote of holders of a majority of the outstanding Class B Securities and Class C Securities, each voting separately as a class, or if only one of the Class B Securities or Class C Securities is then outstanding, the vote of holders of a majority of such Class B Securities or Class C Securities shall be required to:

(I) Approve any amendment or repeal of Article THIRD of this Certificate of Incorporation or adopt any provision inconsistent therewith;

(II) Approve any amendment or repeal of Article FOURTH of this Certificate of Incorporation or adopt any provision inconsistent therewith or any increase or decrease in the number of authorized shares of any class or classes or series of the capital stock of the Corporation;

(III) Approve any amendment or repeal of Article FIFTH of this Certificate of Incorporation or adopt any provision inconsistent therewith;

(IV) Approve any amendment or repeal of Articles III (including Schedule 3.1(b) thereto), IV, X, or XI or Section 5.2 of the By-laws;

(V) Approve any expansion of the business of the Corporation beyond the provision of PC Access Services, AOL-branded TV Access Services, AOL-branded Wireless Access Services and AOL-branded Internet Portal Services in the Territory;

(VI) Approve the creation of any Operating Entity in any country within the Territory; and

(VII) Approve the commencement of any Action (without regard to the amount in controversy) or settlement of any Action to which the Corporation or any Subsidiary is a party or the subject thereof, which Action could materially adversely affect the rights of AOL or ODC or any of their Subsidiaries or Affiliates.

(2) Notwithstanding anything in this Certificate of Incorporation to the contrary, so long as any shares of High Vote Stock are outstanding, the vote of holders of a majority of the outstanding Class B Securities (except to the extent that the holders of a majority of the outstanding Class B Securities have waived such voting right) and Class C Securities (except to the extent that the holders of a majority of the outstanding Class C Securities have waived such voting right), each voting separately as a class, or, if only one of the Class B Securities or

Class C Securities is then outstanding, the vote of the holders of a majority of such Class B Securities or Class C Securities, shall be required to approve:

(I) The merger, consolidation, dissolution or liquidation of the Corporation or any Subsidiary, or any transaction having the same effect;

(II) Except pursuant to (1) employee stock option and similar incentive plans approved by the Board and the holders of a majority of each class of High Vote Stock ~~or~~, (2) a conversion or exchange right set forth in this Certificate of Incorporation or similar constitutive documents of any Subsidiary, or ~~in~~(3) the Stockholders’ Agreement, the issuance, authorization, cancellation, alteration, modification, redemption or any change in, of, or to, any ~~Common Stock, Preferred Stock or other~~ equity security of the Corporation or any Subsidiary, or any option, put, call or warrant with respect to the foregoing;

(III) The transfer or other disposition of, or placing any Encumbrance (other than Permitted Encumbrances) on, any material asset of the Corporation or any Subsidiary (other than disposition of inventory or obsolete assets of the Corporation or any Subsidiary);

(IV) Any transaction involving (i) the Corporation or any Subsidiary as a result of which the Corporation or any Subsidiary, alone or with its Affiliates, acquires control over any other Person; or (ii) any related series or combination of transactions having or which will have, directly or indirectly, the same effect as any of the foregoing;

(V) The establishment of any entity (or the creation of any entity owned jointly with any other party) by the Corporation or any Subsidiary ~~and the adoption of, and any material changes to, any Subsidiary’s method of doing business~~;

(VI) The adoption of any ~~Business Plan for an Operating Entity and the approval of any~~, or modification of any ~~line item~~ previously adopted, (i) strategic plan or ~~other provision in~~ business plan for the Corporation or any ~~Business Plan in respect~~ Subsidiary which is designed to serve as a basis for the operation of the Corporation or any ~~Operating Entity.~~ Subsidiary, ~~(VII~~ ii) ~~The adoption of~~ annual budget or forecast for the Corporation or any ~~strategic plan and~~ Subsidiary, or (iii) business projections for the Corporation or any Subsidiary ~~and approval, rescission or amendment of any strategic decision material to the conduct of the business of the Corporation or any Subsidiary;~~.

~~(VIII)~~(VII) The establishment of, or making any significant modification to, the investment and/or cash management policies of the Corporation or any Subsidiary;

~~(IX~~VIII) The ~~approval of the~~ discontinuation of any material activity engaged in from time to time by the Corporation or any Subsidiary;

~~(X)~~IX) ~~The approval of the~~The entering into of any partnership, joint venture or consortium with any other Person by the Corporation or any Subsidiary;

(X) The entry into material agreements by the Corporation or any Subsidiary; ~~(XI) The entry into agreements by the Corporation or any Subsidiary~~ outside of the ordinary course of business; and

(~~XII~~XI) The approval of the filing for bankruptcy of or any decision not to take action to prevent a filing for bankruptcy or not to oppose an involuntary filing for bankruptcy or other winding up of the Corporation or any Subsidiary.

(ii) Dividends and Distributions.

(A) Subject to the preferences applicable to the Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor; provided, that, subject to the provisions of this Section, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

(B) In the case of dividends or other distributions payable in Class A Common Stock, Class B Common Stock or Class C Common Stock, including distributions pursuant to stock splits or divisions of Class A Common Stock, Class B Common Stock or Class C Common Stock which occur after the first date upon which the Corporation has issued shares of any of Class A Common Stock, Class B Common Stock or Class C Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the number of shares of each class of Common Stock payable per share of each such class of Common Stock shall be equal in number.

(C) In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any Person that is a Wholly Owned Affiliate of the Corporation, the Corporation shall declare and pay such dividends in three separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock and Class C Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Clause (b)(i)(A) of Article FOURTH above; (2) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class B Common Stock; and (3) such security paid to the holders of Class C Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class C Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class C Common Stock. In the case of any such dividend or distribution payable in other voting securities of the Corporation or any Wholly Owned Affiliate of the Corporation, the number of shares or other interest of such voting securities payable per share of each such class of Common Stock shall be equal in number.

(D) In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of any Person that is a Wholly Owned Affiliate of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock and Class C Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, be determined pursuant to the same formula as provided in Clause (b)(i)(A) of Article FOURTH above; (2) such underlying securities paid to the holders of the Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class B Common Stock; and (3) such underlying securities paid to the holders of the Class C Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions then applicable to the conversion of Class C Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class C Common Stock. In the case of any such dividend or distribution payable in other voting securities of the Corporation or any Wholly Owned Affiliate of the Corporation, the number of shares or other interest of such voting securities payable per share of each such class of Common Stock shall be equal in number.

(iii) Conversion of High Vote Common Stock.

(A) Optional Conversion by the Holder. Each holder of High Vote Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder’s High Vote Common Stock on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of High Vote Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause (b)(iii)(H) below.

(B) Automatic Conversion Upon Transfer.

(1) Each share of High Vote Common Stock transferred, directly or indirectly, by one or more Parent Entities (or any Permitted Transferee) to one or more Persons other than a Permitted Transferee shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such disposition, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Common Stock by a Parent Entity or any Permitted Transferee so long as the transferring Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. Notwithstanding the foregoing, any share of High Vote Common Stock transferred by a Parent Entity (or any Permitted Transferee) pursuant to the provisions of the preceding sentence shall, if such transfer is to any Person other than a Parent Entity or a Wholly Owned Affiliate of a Parent Entity, automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock (A) upon such transfer, unless the applicable Parent Entity obtains from such transferee a voting agreement and voting proxy, each in form and substance satisfactory to the Corporation and the other Parent Entity (if such other Parent Entity or its Wholly Owned Affiliates then holds any High Vote Stock), pursuant to which the transferee agrees to grant to the appropriate Parent Entity the right to vote all shares of High Vote Common Stock transferred to such Person, such vote to be at the sole discretion of the appropriate Parent Entity, (B) upon the termination of, or the occurrence of any event invalidating or modifying in any material respect the voting provisions contained in, any voting agreement or voting proxy entered into pursuant to the provisions of the preceding Clause (A), and (C) solely with respect to a transfer to an Employee of ~~a Parent Entity~~AOL, ODC and/or one or more Cisneros Family members, if (i) such transfer (1) with respect to transfers by AOL and its Permitted Transferees, either individually or when aggregated with all prior transfers of Series F Preferred Stock and

High Vote Stock to Employees of AOL, exceeds 20,371,667 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that (x) all shares of Series F Preferred Stock so transferred are converted into High Vote Common Stock at the Series F Conversion Ratio and (y) all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) and (2) with respect to transfers by ODC and its Permitted Transferees, either individually or when aggregated with all prior transfers of High Vote Stock to Employees of ODC and Cisneros Family members, exceeds 19,972,382 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) or (ii) such person ceases to be an Employee of AOL or ODC, as the ~~transferring Parent Entity~~ case may be. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any transfers of Class B Common Stock and ODC shall be the appropriate Parent Entity with respect to any transfers of Class C Common Stock. A copy of every voting agreement and voting proxy entered into in accordance with the provisions hereof, and all amendments thereto or modifications thereof, must be filed with the Corporation promptly after its execution. Notwithstanding the foregoing, (y) if any Permitted Transferee ceases to qualify as a Permitted Transferee at anytime following the transfer of the High Vote Common Stock, then each share of the High Vote Common Stock transferred to such Permitted Transferee shall automatically convert, at the time that the transferee ceases to so qualify, into one (1) fully paid and non-assessable share of Class A Common Stock; and (z) no transfer of High Vote Common Stock may be made, and any such transfer shall not be deemed to be valid by the Corporation, if such transfer would, when combined with all other transfers of such High Vote Common Stock previously consummated, require the Corporation to register the Class B Common Stock and/or Class C Common Stock under the Securities Exchange Act of 1934, as amended. Determinations as to the occurrence of events listed in this Clause (b)(iii)(B) of Article FOURTH shall be made by a majority of the Board of Directors, subject to the provisions of Clause (c) of Article FIFTH regarding the approval of actions with stockholders.

(2) In addition, if any Person other than a Permitted Transferee otherwise acquires any direct or indirect ownership interest in a share of High Vote Common Stock, such share of High Vote Common Stock automatically shall convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such Person acquiring such ownership interest, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any Class B Common Stock or Class C Common Stock by a Parent Entity or any Permitted Transferee so long as the appropriate Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Class B Common Stock and ODC shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Class C Common Stock.

(C) If at any time AOL, its Wholly Owned Affiliates and its Employees own less than 50,929,167 shares of Class B Common Stock in the aggregate (including shares of Class B Common Stock issuable directly or indirectly upon conversion ~~of then outstanding shares of Series B Preferred Stock, in each case~~ exercise or exchange of (i) then outstanding shares of any Series B Preferred Stock and Series F Preferred Stock, (ii) then outstanding 11% Senior Convertible Notes (the “Initial Notes”) issued under the Note Purchase Agreement dated as of March 8, 2002 between the Corporation and AOLTW (as amended, supplemented, or modified or restated from time to time (the “Note Purchase Agreement”)) or 11% Senior Convertible Notes issued as interest on the Initial Notes or any other 11% Senior Convertible Notes (collectively, the “PIK Notes”; together with the Initial Notes, the “Notes”), or (iii) any other securities convertible into or exchangeable or exercisable for, directly or indirectly, Class B Common Stock (other than the warrant issued to AOL dated August 7, 2000 to purchase 16,541,250 shares of Series B Preferred Stock, but including any shares, directly or indirectly issued upon the exercise thereof), and as adjusted to negate any reduction in the number of shares of Class B Common Stock and/or Series B Preferred Stock owned by AOL resulting from the admission of a Strategic Partner approved by the Special Committee pursuant to Article FIFTH, Clause (d) and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction) (a “Class B Triggering Event”), then each share of Class B Common Stock then issued and outstanding, including shares issuable upon the conversion of Series B Preferred Stock in connection with the occurrence of the Class B Triggering Event, shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation as soon as practicable thereafter by means of a press release and written notice to all holders of Class B Common Stock, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause (b)(iii)(H) below. Effective upon a Class B Triggering Event, the term of any then serving Class B Directors shall terminate, and the size of the Board and any committee of the Board on which any such director serves shall be decreased by the number of Class B Directors then serving thereon.

(D) If at any time ODC, its Wholly Owned Affiliates, members of the Cisneros Family and ODC Employees own less than 49,930,955 shares of Class C Common Stock in the aggregate (including shares of Class C Common Stock issuable directly or indirectly upon conversion, exercise or exchange of (i) then outstanding shares of Series C Preferred Stock, ~~in each case~~ or (ii) any other securities convertible into or exchangeable or exercisable for, directly or indirectly, Class C Common Stock, and as adjusted to negate any reduction in the number of shares of Class C Common Stock and/or Series C Preferred Stock owned by ODC resulting from the admission of a Strategic Partner approved by the Special Committee pursuant to Article FIFTH, Clause (d) and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction) (a “Class C Triggering Event”), then each share of Class C Common Stock then issued and outstanding, including shares issuable upon the conversion of Series C Preferred Stock in connection with the occurrence of the Class C Triggering Event, shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation as soon as practicable thereafter by means of a press release and written notice to all holders of Class C Common Stock, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class C Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class C Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause (b)(iii)(H) below. Effective upon a Class C Triggering Event, the term of any then serving Class C Directors shall terminate, and the size of the Board and any committee of the Board on which any such director serves shall be decreased by the number of Class C Directors then serving thereon.

(E) As promptly as practicable following the surrender for conversion of a certificate representing shares of High Vote Common Stock in the manner provided in Article FOURTH, Clauses (b)(iii)(A), (B), (C) or (D) above, and the payment in cash of any amount required by the provisions of Article FOURTH, Clause (b)(iii)(H) below, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the event causing the conversion occurs. Upon the date any such conversion is deemed made or effected, all rights of the holder of such shares of High Vote Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(F) Upon any reclassification or other similar transaction that results in the shares of Class A Common Stock being converted into or exchanged for another security, holders of High Vote Common Stock shall be entitled to receive upon conversion or exchange of such High Vote Common Stock the amount of such security that such holder would have received if such conversion or exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion or exchange of any share of High Vote Common Stock; provided, however, that if a share of High Vote Common Stock shall be converted or exchanged subsequent to the record date for the payment of a dividend or other distribution on shares of High Vote Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion or exchange thereof or the default in payment of the dividend or distribution due on such date.

(G) The Corporation covenants that it shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of issuance upon conversion of the outstanding shares of High Vote Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of High Vote Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of High Vote Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any Governmental Authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion of any High Vote Stock, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation shall use its best efforts to list or otherwise qualify for trading the shares of Class A Common Stock required to be delivered upon conversion or exchange prior to such delivery upon each national securities exchange, automated quotation system or other market upon which the outstanding Class A Common Stock is listed or qualified for trading at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of High Vote Stock will, upon issue, be validly issued, fully paid and non-assessable.

(H) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of High Vote Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of High Vote Common Stock being converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(I) Shares of High Vote Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock or Class C Common Stock, as the case may be, and available for reissue by the Corporation; provided, however, that no shares of High Vote Common Stock shall be reissued except as expressly permitted by Article FOURTH, Clause (b)(ii) above or Article FOURTH, Clause (b)(iv) below.

(iv) Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

(v) Liquidation Rights. Upon any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of the High Vote Preferred Stock and each additional series of Preferred Stock, if any then outstanding, the remaining assets and funds of the Corporation, if any, shall be divided among and paid to the respective holders of the Common Stock and High Vote Preferred Stock and to the holders of any other stock ranking on a parity with the Common Stock, ratably in proportion to the number of shares of Common Stock they then hold assuming, for purposes of such calculation, that all outstanding shares of High Vote Preferred Stock are converted into shares of High Vote Common Stock at the then applicable Conversion Ratio as of the date immediately preceding such distribution.

(vi) No Preemptive Rights. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

(c) Preferred Stock. Subject to the voting and approval procedures set forth in Article FOURTH, clause (b) and Article FIFTH, Clause (d) of this Certificate of Incorporation and in Article III of the By-laws, the Board is hereby expressly granted authority to authorize in accordance with law from time to time the issue of one or more series of Preferred Stock in addition to the Series B Preferred Stock and Series C Preferred Stock, and with respect to any such series to fix by resolution or resolutions the numbers of shares, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof and to establish the price and consideration to be received therefor, as well as all other matters applicable thereto as may be fixed or established pursuant to any such resolution in accordance with the provisions of the GCL.

The preferences, privileges and restrictions granted to or imposed upon the Series B Preferred Stock and Series C Preferred Stock, or the holders thereof, are as follows:

(i) Designation and Amount.

(A) Series B Preferred Stock. The number of shares constituting the Series B Preferred Stock shall be ~~150,000,000~~350,000,000 (~~One~~Three Hundred Fifty Million). Such number of shares may be increased or decreased in accordance with the other provisions of this Article FOURTH, provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into or exchangeable for Series B Preferred Stock.

(B) Series C Preferred Stock. The number of shares constituting the Series C Preferred Stock shall be ~~150,000,000~~300,000,000 (~~One~~Three Hundred ~~Fifty~~ Million). Such number of shares may be increased or decreased in accordance with the other provisions of this Article FOURTH, provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into or exchangeable for Series C Preferred Stock.

(ii) Dividends and Distributions.

(A) Preferred Stock Dividends. Subject to the GCL and the provisions of this Certificate of Incorporation, the holders of shares of High Vote Preferred Stock, in preference to the holders of shares of Common Stock and of any other capital stock of the Corporation ranking junior to the High Vote Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board, out of funds legally available therefor, cumulative dividends at the annual per share rate of three percent (3%) of the per share Liquidation Preference. Dividends on each share of High Vote Preferred Stock shall accrue daily from the date of issuance of such share of High Vote Preferred Stock; provided, that if any shares of any series of High Vote Preferred Stock have been or are issued upon conversion of any other share of capital stock of the Corporation, and any dividends are then accrued on such converted shares, there shall be deemed accrued on each share of such series of High Vote Preferred Stock an additional amount equal to the aggregate of such accrued dividends on such other shares of capital stock divided by the total number of shares of such series of High Vote Preferred Stock outstanding immediately following such conversion. All such dividends shall be payable annually in arrears; provided, that each such dividend shall not be payable in cash, and instead shall be payable solely in additional shares of the Corporation’s Series B Preferred Stock and Series C Preferred Stock, as applicable, with the value of such additional shares equal, for such purposes, to the Fair Market Value, on the date of such dividends, of a share of Class A Common Stock which is ultimately issuable upon conversion of the High Vote Common Stock issuable upon conversion of the High Vote Preferred Stock. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No fractional shares of High Vote Preferred Stock shall be issued in respect of any such dividend, and the number of shares issuable to any holder who otherwise would be issued a fractional share shall be rounded down to the nearest whole number of shares and the Corporation shall make a cash payment to such Holder in an amount equal to such fraction multiplied by the Fair Market Value of one share of Class A Common Stock multiplied by the then applicable Conversion Ratio. ~~(B) Dividend Restrictions. Unless all accrued dividends on the High Vote Preferred Stock pursuant to this~~ Without limiting the terms of Clause (c)(ii~~) of Article FOURTH shall~~

~~have been paid or declared, no dividend shall be paid or declared, and no distribution shall be made on any Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock. If~~)(B) below, if dividends are declared with respect to the Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock ~~and the foregoing condition is satisfied,~~ then holders of High Vote Preferred Stock shall be entitled to receive a dividend equivalent to that which would have been payable had the High Vote Preferred Stock been converted into shares of Common Stock immediately prior to the record date for payment of the ~~dividends~~dividend on the Common Stock and no such dividend on Common Stock shall be paid unless and until such dividend also shall have been paid on the High Vote Preferred Stock.

(B) Dividend Restrictions. Unless all accrued dividends on the High Vote Preferred Stock pursuant to ~~this~~Clause (c)(ii)(A) of Article FOURTH shall have been paid or declared, no dividend shall be paid or declared, and no distribution shall be made , on any Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation’s stock heretofore or hereafter issued ranking, as to dividends, on a parity with or junior to the High Vote Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared or paid on the High Vote Preferred Stock. The restrictions contained in this Clause (c)(ii)(B) and in Clause (c)(ii)(A) above shall not apply to any dividend or distribution in respect of which an adjustment has been, or simultaneously is being, made pursuant to the provisions of Clause (c)(v)(D) of this Article FOURTH.

(iii) Liquidation, Dissolution or Winding-Up.

(A) Preferred Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of all amounts owing to holders of capital stock ranking senior to the High Vote Preferred Stock, the holders of shares of High Vote Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock by reason of their ownership thereof, an amount ~~of $2.7268~~equal to the Weighted Average B Liquidation Amount per share of Series B Preferred Stock and ~~$2.7272~~the Weighted Average C Liquidation Preference per share of Series C Preferred Stock (collectively, the “Liquidation Preference”), in each case plus an amount equal to all accrued but unpaid dividends, if any, to the date of winding up, whether or not declared (“Accrued Dividends”), on the High Vote Preferred Stock.

As used herein, the Weighted Average B Liquidation Amount at any time shall be determined (subject to equitable adjustment for stock splits, including stock splits by way of a dividend but excluding dividends paid pursuant to Clause (c)(ii)(A) of this Article FOURTH) according to the following formula:

Weighted Average B Liquidation Amount =	$316,337,311.4 + B Proceeds 116,010,456 + New B Shares

                Where:

“New B Shares” equals the number of shares of Series B Preferred Stock that were issued after March 8, 2002 for actual consideration received by the Corporation in the form of cash or other property or through the conversion or exercise of convertible or other securities of the Corporation and shall include the number of shares of Series B Preferred Stock then outstanding that were issued upon conversion of (i) any of the Notes (including any Notes issued by the Corporation in order to satisfy any interest payments due under such Notes) issued pursuant to the Note Purchase Agreement, and (ii) any of the Series F Preferred

Stock, but, in each case, excluding shares of Series B Preferred Stock issued as dividends on Series B Preferred Stock or interest on Notes or received upon conversion of Series F Preferred Stock received as interest or dividends on Series F Preferred Stock or interest on Notes; and

“B Proceeds” means the aggregate dollar amount of cash proceeds and the aggregate dollar value, as determined by the Board in good faith, of other consideration directly or indirectly received by the Corporation in connection with the issuance of any Series B Preferred Stock issued after March 8, 2002 (including (without duplication) in connection with the issuance and exercise, exchange or conversion of securities or other rights that are exercisable or exchangeable for or convertible into Series B Preferred Stock and specifically including the aggregate amount of principal and interest retired by the Corporation under the Notes upon conversion thereof and the aggregate liquidation preference (but not accrued dividends) of any Preferred Stock that is converted into Series B Preferred Stock).

As used herein, the Weighted Average C Liquidation Amount at any time shall be determined (subject to equitable adjustment for stock splits, including stock splits by way of a dividend but excluding dividends paid pursuant to Clause (c)(ii)(A) of this Article FOURTH) according to the following formula:

Weighted Average C Liquidation Amount =	$303,848,244.44 + C Proceeds 111,413,994 + New C Shares

                Where:

“New C Shares” equals the number of shares of Series C Preferred Stock that were issued after March 8, 2002 for actual consideration received by the Corporation in the form of cash or other property or through the conversion or exercise of convertible or other securities of the Corporation; and

“C Proceeds” means the aggregate dollar amount of cash proceeds and the aggregate dollar value, as determined by the Board in good faith, of other consideration directly or indirectly received by the Corporation in connection with the issuance of any Series C Preferred Stock issued after March 8, 2002 (including (without duplication) in connection with the issuance and exercise, exchange or conversion of securities or other rights that are exercisable or exchangeable for or convertible into Series C Preferred Stock and specifically including the aggregate liquidation preference (but not accrued dividends) of any Preferred Stock that is converted into Series C Preferred Stock).

If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets available to be distributed to the holders of High Vote Preferred Stock are insufficient to permit payment in full of the Liquidation Preference together with Accrued Dividends on the High Vote Preferred Stock to such holders, then such assets shall be distributed first, ratably among the holders of the Series B Preferred Stock until such time as they shall have received ~~$0.5718~~a per share amount equal to the Series B Priority, and thereafter ratably among all of the holders of High Vote Preferred Stock in the ratio of (A) the Weighted Average B Liquidation Amount minus the Series B Priority plus the Accrued Dividends on the Series B Preferred Stock for each share of Series B Preferred Stock to (B) the Weighted Average C Liquidation Amount plus Accrued Dividends on the Series C Preferred Stock for each share of Series C Preferred Stock. As used herein “Series B Priority” means ~~$2.1550~~$66,338,075 divided by the sum of 116,010,456 plus ~~full Accrued Dividends on~~ the ~~Series B Preferred Stock per share~~number of ~~Series~~New B ~~Preferred Stock~~Shares. Promptly following any change in the number of New B Shares or New C Shares or in the amount of B Proceeds or C Proceeds or upon request of any stockholder, the Chief Financial Officer of the Corporation will provide a certificate setting forth the B Proceeds, the New B

Shares, the C Proceeds and ~~$2.7272 plus full Accrued Dividends on~~ the ~~Series~~New C ~~Preferred Stock per share of Series C Preferred Stock~~Shares.

(B) Remaining Liquidating Distribution. After payment or provision for payment of all debts and liabilities of the Corporation has been made and after payment in full of the liquidation preferences due and owing (i) to the holders of capital stock of the Corporation ranking senior to the High Vote Preferred Stock, if any, (ii) pursuant to Clause (c)(iii)(A) of Article FOURTH above, (iii) to the respective holders of any capital stock ranking on parity with the High Vote Preferred Stock, and (iv) to the respective holders of any capital stock ranking junior to the High Vote Preferred Stock (and any such parity stock) but senior to the Common Stock, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution, if any, shall be distributed to the holders of the Common Stock and High Vote Preferred Stock and to the holders of any other stock ranking on a parity with the Common Stock, each ratably in proportion to the number of shares of Common Stock or such other parity stock they then hold, assuming, for purposes of such calculation, that all outstanding shares of High Vote Preferred Stock are converted into shares of High Vote Common Stock at the then applicable Conversion Ratio as of the date immediately preceding such distribution.

(iv) Voting Rights. Each holder of shares of High Vote Preferred Stock shall be entitled to notice of every stockholders’ meeting and to vote on any and all matters on which the Common Stock and/or High Vote Common Stock may be voted. Each share of High Vote Preferred Stock shall be entitled at any such meeting (or in connection with any consent to be executed in lieu of any such meeting) to the number of votes per share determined as if such share of High Vote Preferred Stock had been converted into shares of the class of High Vote Common Stock into which such High Vote Preferred Stock is then convertible at the then applicable Conversion Ratio. Unless otherwise provided in this Certificate of Incorporation or required by law, each holder of each series of High Vote Preferred Stock shall:

(A) vote together with the holders of the class of High Vote Common Stock into which such High Vote Preferred Stock is then convertible, if any shares of such class of High Vote Common Stock are then outstanding, as a single class on all matters submitted to a vote of the holders of such class of High Vote Common Stock, including, without limitation the election of directors and with respect to the matters set forth in Clause (b)(i)(B) of this Article FOURTH,

(B) vote as a separate class on all matters that would be submitted to a vote of the holders of the class of High Vote Common Stock into which such High Vote Preferred Stock is then convertible, if no shares of such class of High Vote Common Stock are then outstanding, and

(C) vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock generally.

(v) Conversion. The holders of High Vote Preferred Stock shall have conversion rights as follows:

(A) Right of Holder to Convert; Automatic Conversion.

(1) Series B Preferred Stock. Each issued and outstanding share of Series B Preferred Stock shall initially be convertible, at the option of the holder thereof, at any time and without the payment of any additional consideration therefor, into one (1) fully paid and nonassessable share of Class B Common Stock (the “Series B Conversion Ratio”). The initial Series B Conversion Ratio shall be subject to adjustment (in order to adjust the number of shares of Class B Common Stock into which the Series B Preferred Stock is convertible) as herein provided. In addition, each issued and outstanding share of Series B Preferred Stock automatically shall be converted into shares of Class B Common

Stock at the then applicable Series B Conversion Ratio upon the occurrence of a Class B Triggering Event.

(2) Series C Preferred Stock. Each issued and outstanding share of Series C Preferred Stock shall initially be convertible, at the option of the holder thereof, at any time and without the payment of any additional consideration therefor, into one (1) fully paid and nonassessable share of Class C Common Stock (the “Series C Conversion Ratio”). The initial Series C Conversion Ratio shall be subject to adjustment (in order to adjust the number of shares of Class C Common Stock into which the Series C Preferred Stock is convertible) as herein provided. In addition, each issued and outstanding share of Series C Preferred Stock automatically shall be converted into shares of Class C Common Stock at the then applicable Series C Conversion Ratio upon the occurrence of a Class C Triggering Event.

(3) Automatic Conversion Upon Transfer. Each share of High Vote Preferred Stock transferred, directly or indirectly, by one or more Parent Entities (or any Permitted Transferee) to one or more Persons other than a Permitted Transferee shall automatically upon such transfer convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible, at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Preferred Stock by a Parent Entity or any Permitted Transferee so long as the transferring Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. Notwithstanding the foregoing, any share of High Vote Preferred Stock transferred by a Parent Entity (or any Permitted Transferee) pursuant to the provisions of the preceding sentence shall, if such transfer is to any Person other than a Parent Entity or a Wholly Owned Affiliate of a Parent Entity, automatically convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock (A) upon such transfer, unless the applicable Parent Entity obtains from such transferee a voting agreement and voting proxy, each in form and substance satisfactory to the Corporation and the other Parent Entity (if such other Parent Entity or its Wholly Owned Affiliates then holds any High Vote Stock), pursuant to which the transferee agrees to grant to the appropriate Parent Entity the right to vote all shares of High Vote Preferred Stock transferred to such Person, such vote to be at the sole discretion of the appropriate Parent Entity, (B) upon the termination of, or the occurrence of any event invalidating or modifying in any material respect the voting provisions contained in, any voting agreement or voting proxy entered into pursuant to the provisions of the preceding Clause (A), and (C) solely with respect to a transfer to an Employee of ~~a Parent Entity~~AOL, ODC and/or one or more Cisneros Family members, if (i) such transfer (1) with respect to transfers by AOL and its Permitted Transferees, either individually or when aggregated with all prior transfers of Series F Preferred Stock and High Vote Stock to Employees of AOL, exceeds 20,371,667 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that (x) all shares of Series F Preferred Stock so transferred are converted into High Vote Common Stock at the Series F Conversion Ratio and (y) all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) and (2) with respect to transfers by ODC and its Permitted Transferees, either individually or when aggregated with all prior transfers of

High Vote Stock to Employees of ODC and Cisneros Family members, exceeds 19,972,382 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) or (ii) such person ceases to be an Employee of AOL or ODC, as the ~~transferring Parent Entity~~ case may be. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any transfers of Series B Preferred Stock and ODC shall be the appropriate Parent Entity with respect to any transfers of Series C Preferred Stock. A copy of every voting agreement and voting proxy entered into in accordance with the provisions hereof, and all amendments thereto or modifications thereof, must be filed with the Corporation promptly after the execution thereof. Notwithstanding the foregoing, (y) if any Permitted Transferee ceases to qualify as a Permitted Transferee at anytime following the transfer of the High Vote Preferred Stock, then each share of the High Vote Preferred Stock transferred to such Permitted Transferee shall automatically convert, at the time that the transferee ceases to so qualify, into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock; and (z) no transfer of High Vote Preferred Stock may be made, and any such transfer shall not be deemed to be valid by the Corporation, if such transfer would, when combined with all other transfers of such High Vote Preferred Stock previously consummated, require the Corporation to register any of the Class B Securities and/or Class C Securities under the Securities Exchange Act of 1934, as amended. Determinations as to the occurrence of events listed in this Clause (c)(v)(A)(3) of Article FOURTH shall be made by a majority of the Board of Directors, subject to the provisions of Clause (c) of Article FIFTH regarding the approval of actions with stockholders. In addition, if any Person other than a Parent Entity~~, its~~ or Wholly Owned Affiliate of a Parent Entity, a Cisneros Family member or an Employee of ODC or AOL otherwise acquires any direct or indirect ownership interest in a share of High Vote Preferred Stock, such share of High Vote Preferred Stock automatically shall convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock, in any event, upon such Person acquiring such ownership interest; provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Preferred Stock by a Parent Entity or any Permitted Transferee so long as the appropriate Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Series B Preferred Stock and ODC shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Series C Preferred Stock.

(B) Fractional Shares. No fractional shares of Class B Common Stock or Class C Common Stock shall be issued upon conversion of the Series B Preferred Stock or Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then applicable Series B Conversion Ratio or Series C Conversion Ratio (rounded to the nearest whole cent), as the case may be, multiplied by the Fair Market Value.

(C) Mechanics of Conversion.

(1) In order for a holder of High Vote Preferred Stock to voluntarily convert shares of High Vote Preferred Stock into shares of High Vote Common Stock, such holder shall surrender the certificate or certificates for such shares of High Vote Preferred Stock, at the office of the transfer agent for the High Vote Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the High Vote Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of High Vote Common Stock to be issued and the number of shares of High Vote Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date for a voluntary conversion, and the date of the Class B or Class C Triggering Event or other automatic conversion, as applicable, shall be the conversion date for an automatic conversion (each, a “Conversion Date”) and each conversion shall be deemed effective as of the close of business on the applicable Conversion Date. The Corporation shall, as soon as practicable after a Conversion Date, issue and deliver at such office to such holder of converted High Vote Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of High Vote Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share or, if a Class B or Class C Triggering Event or other automatic conversion has occurred, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case the number of shares of High Vote Preferred Stock represented by the certificate or certificates surrendered pursuant to Clause (c)(v)(A) of Article FOURTH exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock or Series C Preferred Stock represented by such certificate or certificates surrendered but not converted. Notwithstanding anything to the contrary contained herein, at any time that shares of Class A Common Stock are to be issued as a result of an event causing the conversion of High Vote Preferred Stock, the affected shares of High Vote Preferred Stock shall automatically convert into the applicable class of High Vote Common Stock and immediately thereafter convert into Class A Common Stock without the necessity of the Corporation delivering to the holder a certificate to evidence the issuance of the High Vote Common Stock being automatically converted into Class A Common Stock and the Corporation shall only be required to deliver the certificate evidencing such shares of Class A Common Stock.

(2) The Corporation shall at all times when the High Vote Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the High Vote Preferred Stock, such number of its duly authorized shares of High Vote Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding High Vote Preferred Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion or exchange of the outstanding shares of High Vote Preferred Stock by delivery of purchased shares of High Vote Common Stock which are held in the treasury of the Corporation.

(3) All shares of High Vote Preferred Stock surrendered for conversion or deemed automatically converted, as applicable, as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of the applicable class of Common Stock in exchange therefor) and any shares of High Vote Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized shares of High Vote Preferred Stock accordingly.

(4) Upon any such conversion, no adjustment to the then applicable Conversion Ratio shall be made for any declared but unpaid dividends on the shares of High Vote Preferred Stock surrendered for conversion or on the shares of Common Stock delivered upon conversion, provided that such dividend shall be paid in cash or in shares of capital stock into which the shares of such High Vote Preferred Stock have been converted.

(D) Adjustments to Conversion Ratio.

(1) Special Definitions:

(aa) “Original Issue Date” shall mean August 7, 2000.

(bb) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Clause (c)(v)(D)(2) of Article FOURTH, deemed to be issued) by the Corporation after the Original Issue Date.

(2) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(y) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(z) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Ratio which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Ratio shall be adjusted pursuant to this Clause (c)(v)(D) of Article FOURTH as of the time of actual payment of such dividend.

(3) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(aa) Stock Dividends, Distributions or Subdivisions. If the Corporation shall issue Additional Shares of Common Stock in the manner described in Clause (c)(v)(D)(2) of Article FOURTH in a stock dividend, stock distribution or subdivision, the Conversion Ratio in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately increased.

(bb) Combinations or Consolidations. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(E) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to Clause (c)(v)(D) of Article FOURTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of High Vote Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of High Vote Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Ratio then in effect, and (3) the number of shares of Class B Common Stock and/or Class C Common Stock and the amount, if any, of other property, that then would be received upon the conversion of a share of High Vote Preferred Stock.

(F) Notice of Record Date. If any of the following events occur:

(1) the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(2) the Corporation subdivides or combines its outstanding shares of Common Stock;

(3) there occurs or is proposed to occur any reorganization, recapitalization or reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(4) the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the High Vote Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least fifteen (15) days prior to the record date specified in (aa) below or thirty days before the date specified in (bb) below, a notice stating the following information:

(aa) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(bb) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution or winding-up.

(vi) Redemption.

(A) Mandatory Redemption by the Corporation. ~~The~~ Subject to the last sentence of this Clause (c)(vi)(A), the Corporation shall redeem out of funds legally available therefore all of the then outstanding shares of High Vote Preferred Stock pursuant to this Clause (c)(vi)(A)

of Article FOURTH at the Redemption Price (the “Mandatory Redemptions”) pursuant to the following schedule:

                For the Series B Preferred Stock:

(1) on August 7, 2005, the Corporation shall redeem ~~87.80~~ a ~~%~~percentage of the shares of ~~each~~ Series ~~of High Vote~~ B Preferred Stock outstanding as of ~~the~~ such date ~~of~~ equal to 100 multiplied by the ~~applicable Redemption Notice~~ quotient of (a) 101,858,334 divided by (b) the sum of 116,010,456 plus the number of shares of Series B Preferred Stock that were previously issued (i) upon conversion of the Notes and any of the Series F Preferred Stock and (ii) as interest on the Senior Convertible Notes (collectively, the “Third Tranche Shares”) and the number of shares of Series B Preferred Stock previously issued after March 8, 2002 other than the Third Tranche Shares or shares of Series B Preferred Stock issued as a dividend on the Series B Preferred Stock pursuant to Clause (c)(ii)(A) of this Article FOURTH (“Series B Additional Shares”); ~~and~~

(2) on April 2, 2006, the Corporation shall redeem a percentage of the ~~remaining shares of each Series of High Vote Preferred Stock outstanding as of the date of the applicable Redemption Notice.~~ shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 14,152,122 divided by (b) the sum of 14,152,122 plus the number of Third Tranche Shares and Series B Additional Shares;

(3) on March 8, 2007 or such later date upon which the holders of the Notes who have delivered a notice of conversion of all or a portion of their Notes shall have received their shares of Series B Preferred Stock issuable upon such conversion, the Corporation shall redeem a percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Third Tranche Shares divided by (b) the sum of the number of Third Tranche Shares plus the number of Series B Additional Shares. In the event there are no Series B Additional Shares outstanding as of such date, then all remaining shares of Series B Preferred Stock then outstanding, if any, will be redeemed on such date; and

(4) if any shares of Series B Preferred Stock are outstanding after March 8, 2007, the Corporation shall redeem, on a date 30 days following the fifth anniversary (a “Series B Fifth Anniversary Date”) of the agreement pursuant to which any Series B Additional Shares were issued, a percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Series B Preferred Stock previously issued as contemplated by such agreement (including pursuant to the conversion of any securities contemplated thereby) (the “Series B Fifth Anniversary Shares”) divided by (b) the sum of the number of Series B Fifth Anniversary Shares plus the number of any Series B Additional Shares that are not, and were not, on a previous Series B Fifth Anniversary Date, Series B Fifth Anniversary Shares. On the final Series B Fifth Anniversary Redemption Date all shares of Series B Preferred Stock then outstanding will be redeemed.

                For the Series C Preferred Stock:

(1) on August 7, 2005, the Corporation shall redeem a percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 97,803,960 divided by (b) the sum of 111,413,994 plus the number of shares of Series C Preferred Stock that were previously issued after March 8, 2002 pursuant to Clause (c)(ii)(A) of this Article FOURTH (“Series C Additional Shares”);

(2) on April 2, 2006, the Corporation shall redeem a percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 13,610,034 divided by (b) the sum of 13,610,034 plus the number of Series C Additional Shares. In the event that there are no Series C Additional Shares outstanding as of such date, then all remaining shares of Series C Preferred Stock then outstanding, if any, will be redeemed on such date; and

(3) if any shares of Series C Preferred Stock are outstanding after April 2, 2006, the Corporation shall redeem, on a date 30 days following the fifth anniversary (a “Series C Fifth Anniversary Date”) of the agreement pursuant to which any Series C Additional Shares were issued, a percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Series C Preferred Stock previously issued as contemplated by such agreement (including pursuant to the conversion of any securities contemplated thereby) (the “Series C Fifth Anniversary Shares”) divided by (b) the sum of the number of Series C Fifth Anniversary Shares plus the number of any Series C Additional Shares that are not, and were not, on a previous Series C Fifth Anniversary Date, Series C Fifth Anniversary Shares. On the final Series C Fifth Anniversary Date all shares of Series C Preferred Stock then outstanding will be redeemed.

Each such date is referred to herein as a “Redemption Date.” Upon any Mandatory Redemption, the Corporation shall redeem from each holder of High Vote Preferred Stock then outstanding the applicable percentage or amount of each Series of High Vote Preferred Stock then held by such holder. The “Redemption Price” per share of High Vote Preferred Stock to be redeemed at each Mandatory Redemption shall mean an amount in cash or shares of Class A Common Stock (valued at its then Fair Market Value), at the Corporation’s option, equal to the sum of the Weighted Average Liquidation ~~Preference~~ Amount attributable to such share plus an amount equal to all accrued but unpaid dividends attributable to such share as of the applicable Redemption Date. Notwithstanding anything in this Clause (c)(vi) no Mandatory Redemption shall take place on any Redemption Date with respect to the number of shares of the applicable High Vote Preferred Stock that have been converted with respect to which a conversion notice has been delivered pursuant to Clause (c)(v) and which have not previously resulted in a reduction in the number of shares of such High Vote Preferred Stock on a previous Redemption date pursuant to this sentence.

(B) Mechanics of Redemption.

(1) Mandatory Redemption. In order to effect a Mandatory Redemption, the Corporation shall send a notice (a “Redemption Notice”) to the address of record for all holders of shares of High Vote Preferred Stock, which Redemption Notice shall:

(aa) state that the Corporation is commencing a Mandatory Redemption,

(bb) state the percentage of the then outstanding shares of each Series of High Vote Preferred Stock that will be redeemed, and

(cc) state the Redemption Price, including the amount of accrued but unpaid dividends included in the Redemption Price and whether the Redemption Price will be paid in cash or shares of Class A Common Stock.

Once the Redemption Notice is mailed to the holders at their addresses of record, the specified percentage of shares of each Series of High Vote Preferred Stock shall be subject to redemption on the Redemption Date; provided, that a holder of High Vote Stock may avoid any such Mandatory Redemption by converting on the applicable Redemption Date, a number of shares of High Vote Preferred Stock that equals or exceeds the applicable percentage of shares of such Series of High Vote Preferred Stock held by such holder as of the applicable Redemption Date. On each Redemption Date each holder of shares of High Vote Preferred Stock then outstanding and not so converted shall surrender the certificate or certificates evidencing such shares of High Vote Preferred Stock to be redeemed thereat, duly endorsed, at the office of the Corporation or of any transfer agent for the High Vote Preferred Stock, and the Corporation shall pay such holder the applicable Redemption Price and deliver to such Holder, without service charge, a new certificate or certificates of the applicable Series of High Vote Preferred Stock as requested by such holder in that aggregate number of shares as represents the portion of the certificate(s) so surrendered as to which a Mandatory Redemption has not been made. Each holder of High Vote Preferred Stock may, in connection with any Mandatory Redemption, elect which of the shares of High Vote Preferred Stock then held by such holder shall be submitted for redemption on the applicable Redemption Date so long the aggregate amount of shares so redeemed equals the amount called in respect of such Mandatory Redemption. All shares of High Vote Preferred Stock so redeemed shall no longer be deemed to be outstanding and all rights with respect to such shares, including without limitation the right to accrual of dividends, shall immediately cease and terminate at the close of business of the Corporation on the applicable Redemption Date (except only the right of the holders thereof to receive the Redemption Price in exchange therefor), notwithstanding that the certificates representing such shares of High Vote Preferred Stock shall not have been surrendered at the office of the Corporation or, if the Redemption Price is to be paid in shares of Class A Common Stock, that the certificates evidencing such shares of Class A Common Stock shall not then be actually delivered to such holder. If the Redemption Price is to be paid in shares of Class A Common Stock, each holder of shares of High Vote Preferred Stock to be redeemed shall give written notice to the Corporation that shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon redemption shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on the Redemption Date. No fractional shares of Class A Common Stock shall be issued upon redemption of any shares of High Vote Preferred Stock and cash in lieu of any fraction of a share will be paid to the holder thereof. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of High Vote Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.

(2) Election to Convert. Notwithstanding the issuance of any Redemption Notice by the Corporation or the receipt of any Redemption Notice by any holder of High Vote Preferred Stock, such holder may elect to convert such High Vote Preferred Stock into the applicable class of High Vote Common Stock at any time prior to close of business of the Corporation on the Redemption Date. Any such conversion shall be at the then applicable Conversion Ratio and on the other terms and conditions set forth in Article FOURTH, Clause (c)(v).

(vii) Reacquired Shares. Any shares of High Vote Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof, and shall not be reissued and shall, upon the filing of a certificate of retirement, return to the status of authorized but undesignated shares of Preferred Stock.

      FIFTH: Directors.

(a) Vacancies in the Board; Transaction of Business. Except as provided in Article FOURTH, Clause (b)(iii)(C) and (D), any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class A Director shall be filled by the affirmative vote of the remaining Class A Directors then in office, even if less than a quorum of the Board, subject to the approval of the Special Committee of the person or persons selected to fill the vacancy or vacancies. Any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class B Director shall be filled only by the affirmative vote of the remaining Class B Directors then in office, even if less than a quorum of the Board, or by the sole remaining Class B Director, if there is only one then in office. In the absence of a sole remaining Class B Director, such vacancies shall be filled by a majority vote of the holders of the Class B Securities, voting together as a single class. Any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class C Director shall be filled only by the affirmative vote of a majority of the remaining Class C Directors then in office, even if less than a quorum of the Board, or by the sole remaining Class C Director, if there is only one then in office. In the absence of a sole remaining Class C Director, such vacancies shall be filled by a majority vote of the holders of the Class C Securities, voting together as a single class. Any director elected in accordance with this Clause (a) shall hold office until the next annual meeting of stockholders. Notwithstanding any provision in the By-laws to the contrary, the Board may not transact business at any meeting of the Board unless a majority of the Class B Directors and a majority of the Class C Directors are present or otherwise participate at such meeting. Notwithstanding the foregoing, the preceding sentence shall be of no further force and effect upon the first to occur of (i) a Class B Triggering Event and (ii) a Class C Triggering Event.

(b) Removal of Directors.

(i) Any Class B Director and any Class C Director may be removed from office for cause only by the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the stock of the Corporation entitled ~~to~~ to vote generally in the election of Class A Directors (“Voting Stock”), voting together as a single class.

(ii) Any Class A Director may be removed at any time, without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Voting Stock, voting together as one class. Any Class B Director may be removed at any time, without cause, by majority vote of the holders of the Class B Securities, voting together as a single class. Any Class C Director may be removed at any time, without cause, by majority vote of the holders of the Class C Securities, voting together as a single class.

(c) Approval of Actions with Stockholders. Notwithstanding anything to the contrary contained herein or in the By-laws, the power to take the following actions, as permitted by Section 141(a) of the GCL (“Section 141(a)”), is hereby conferred upon certain members of the Board, as indicated below:

(i) The power to authorize any action by or on behalf of the Corporation with respect to the execution, delivery, or termination of any agreement between AOL (or any of its Affiliates) and the Corporation is hereby conferred upon the members of the Board other than the Class B Directors. All such authorizations or actions and any action that would otherwise require Board approval with respect to matters relating to the enforcement or waiver of any rights granted the Corporation (or any of its Affiliates) under any such agreement shall be taken solely pursuant to the direction of a majority of such members of the Board without the approval, consent or authorization of the Class B Directors. Sections 3.7 and 3.8 of the By-laws shall apply to such actions as if such members constituted the Board. Notwithstanding the foregoing, however, the Class B Directors shall be entitled to vote on any matter specified in Clauses (d)(i)(~~K~~V) or (d)(i)(~~L~~W) of this Article FIFTH regardless of the interest of AOL or any of its Affiliates in such matter, and no action that is authorized pursuant hereto that would otherwise require Special Committee approval pursuant to Clause (d)(i)(KK) of this Article FIFTH shall be taken unless such action has been approved by the Special Committee, or unless the Special Committee shall have waived its right of approval.

(ii) The power to authorize any action by or on behalf of the Corporation with respect to the execution, delivery, or termination of any agreement between ODC (or any of its Affiliates) and the Corporation is hereby conferred upon the members of the Board other than the Class C Directors. All such authorizations or actions and any action that would otherwise require Board approval with respect to matters relating to the enforcement or waiver of any rights granted the Corporation (or any of its Affiliates) under any such agreement shall be taken solely pursuant to the direction of a majority of such members of the Board without the approval, consent or authorization of the Class C Directors. Sections 3.7 and 3.8 of the By-laws shall apply to such actions as if such members constituted the Board, and no action that is authorized pursuant hereto that would otherwise require Special Committee approval pursuant to Clause (d)(i)(KK) of this Article FIFTH shall be taken unless such action has been approved by the Special Committee, or unless the Special Committee shall have waived its right of approval.

(d) Appointment and Powers of Special Committee.

(i) There is hereby established a two (2) member committee (the “Special Committee”) consisting of one (1) Class B director to be elected by a majority vote of the Class B directors (or the sole remaining Class B director) and one Class C director to be elected by majority vote of the Class C directors (or the sole remaining Class C director). The Special Committee, and not the Board of Directors, shall, in accordance with Section 141(a), have the power to select two Co-Chairmen of the board, provided that the Class B director on the Special Committee and the Class C Director on the Special Committee shall each be entitled to select and appoint one person as a Co-Chairman of the board. The Special Committee, together with the Board of Directors, shall, pursuant to Section 141(a), exercise the powers and duties conferred and imposed upon the board of directors by the GCL as provided for herein. The Special Committee shall evaluate the matters set forth in clauses (A) through (~~Z~~LL) of this Clause (d)(i) of Article FIFTH and report to the Board of Directors for approval those matters specified herein which have been approved by the two members of the Special Committee. The Corporation shall not have the power to take any action set forth in clauses (A) through (~~Z~~LL) of this Article FIFTH, Clause (d)(i), as the same may be amended from time to time, unless and until such action has been approved by the two members of the Special Committee acting in good faith and the best interest of the Corporation in accordance with Delaware law, except to the extent that both members of the Special Committee have waived such right of approval. The powers (including powers of delegation) and duties conferred and imposed upon the board of directors by the GCL (i) with respect to any matter set forth in clauses (A) through (~~Z~~LL) of this Article FIFTH, Clause (d)(1) that the Special Committee has either approved or with respect to which it has waived its right of approval, and (ii) with respect to any matter not set forth in clauses (A) through (~~Z~~LL) of this Article FIFTH, Clause (d)(1), shall be exercised by the Board of Directors. Notwithstanding any provision in the By-laws to the contrary, the Special Committee may not transact business at any meeting of the Special Committee unless both members of the Special Committee are present or otherwise participate at such meeting. Notwithstanding the foregoing, the preceding sentence shall be of no further force and effect upon the first to occur of (i) a Class B Triggering Event and (ii) a Class C Triggering Event.

(A) Any amendment, change or other modification or restatement of this Certificate of Incorporation or By-laws of the Corporation or similar constitutive documents of any Subsidiary, or the Stockholders’ Agreement or the Registration Rights Agreement.

(B) The merger, consolidation, dissolution or liquidation of the Corporation or any Subsidiary, or any transaction having the same effect.

(C) Except pursuant to (1) employee stock option and similar incentive plans approved by the Board and the holders of a majority of each class of High Vote Stock then outstanding, (2) a conversion or exchange right set forth in this Certificate of Incorporation or similar constitutive documents of any Subsidiary, or (3) the Stockholders’ Agreement, the issuance, authorization, cancellation, alteration, modification, redemption or any change in, of, or to, any equity security of the Corporation or any Subsidiary, or any option, put, call or warrant with respect to the foregoing.

(D) The transfer or other disposition of, or placing any Encumbrance (other than Permitted Encumbrances) on, any material asset of the Corporation or any Subsidiary (other than disposition of inventory or obsolete assets of the Corporation or any Subsidiary).

(E) Engaging in any transaction involving the acquisition of any interest in, or any warrant or other equity-like instrument of another Person or entity by the Corporation or any Subsidiary.

(F) Entry into any contract relating to advertising, electronic commerce, partner marketing, content, brand marketing or subscriber acquisition (collectively, “Core Contracts”) other than those for the purchase of media advertising or for the purchase of compact discs for the marketing of the products and services of the Corporation or any Subsidiary involving (i) solely cash payments to the Corporation or any Subsidiary in exchange for cash or non-cash consideration by the Corporation or any Subsidiary with a value in excess of $1,500,000 or (ii) payments in non-cash consideration to the Corporation or any Subsidiary, or any cash payments by the Corporation or any Subsidiary, with a value in excess of $750,000.

(G) Entry into any Core Contract for the purchase of media advertising involving payments in cash or non-cash consideration by the Corporation or any Subsidiary with a value in excess of $2,000,000.

(H) Entry into any Core Contract for the purchase of compact discs for the marketing of the products or services of the Corporation or any Subsidiary involving payments in cash or non-cash consideration by the Corporation or any Subsidiary with a value in excess of $5,000,000.

(I) Entry into any Network Contract involving any payment in cash or non-cash consideration by the Corporation or any Subsidiary.

(J) Entry into any contract that is not a Core Contract or a Network Contract involving payments in cash or non-cash consideration by the Corporation or any Subsidiary with a value in excess of $250,000.

(K) ~~(E) Any~~ Engaging in any transaction involving (1) ~~the acquisition of any interest in, or the making of any loan or extension of credit to, another person or entity by the Corporation or any Subsidiary for or in an amount in excess of $50,000 except for short-term cash management with recognized money market institutions; (2) any contracts having a term in excess of one year (including network, customer, marketing or advertising services) and involving payments by the Corporation or any Subsidiary, or rendering of services by the Corporation or any Subsidiary with a value, in excess of $50,000; (3)~~ any debt, loan or borrowing ~~of~~ by the Corporation or any Subsidiary (other than (a) trade payables incurred in the ordinary course of business, (b) credit card indebtedness incurred in the ordinary course of business or (c) borrowings under ~~revolving~~ credit facilities approved by the Board, or (2)~~$50,000 outstanding in~~ the ~~aggregate at any time, or any revolving~~ establishment of any credit facility of the Corporation or any Subsidiary ~~permitting aggregate borrowings at any one time outstanding to exceed $50,000; (4) the Corporation or any Subsidiary as a result of which the Corporation or any Subsidiary, alone or with its Affiliates, acquires control over any other person or entity; (5) any capital or other expenditures of the Corporation or any Subsidiary (or series of related capital expenditures) in excess of $50,000; or (6) any related series or combination of transactions having or which will have, directly or indirectly, the same effect as any of the foregoing.~~.

(L) Engaging in any transaction pursuant to which the Corporation or any Subsidiary, alone or with its Affiliates, acquires control over any other ~~person or entity; (5)~~ Person.

(M) Making any capital or other expenditures of the Corporation or any Subsidiary (or series of related capital expenditures) in excess of $~~50,000; or (6)~~ 250,000, except pursuant to a contract previously approved by the Special Committee or a contract not required to be approved by the Special Committee, or as specifically referenced by an annual or updated budget or the most recent forecast approved by the Special Committee, provided that no changes have been made to such contract, budget or forecast after approval by the Special Committee, and that the expenditure does not exceed the amount approved by the Special Committee.

(N) Engaging in any related series or combination of transactions having or which will have, directly or indirectly, the same effect as any of ~~the foregoing.~~ items (E), (L) and (M) above.

(O) Making any future expenditures in respect of a particular line item in the most recent budget or forecast approved by the Special Committee regardless of amount, to the extent that ~~permitting aggregate borrowings at any one time outstanding to exceed $50,000; (4)~~ the Corporation or any Subsidiary ~~as a result of~~ has exceeded any relevant line item (measured on a cumulative monthly per-country basis).

(P) Entry into any contract with an initial or renewal term in excess of three (3) years.

~~(F~~(Q) Any action by, in respect of or otherwise involving any entity in which the Corporation or any Subsidiary has or acquires a controlling equity interest which would require Special Committee approval under this Clause (d)(i) of Article FIFTH if such action was by, in respect of, or otherwise involving the Corporation or any Subsidiary.

~~(G~~R) The declaration of any dividend or distribution on any class or classes of equity securities of the Corporation.

~~(H~~S) The selection of nominees to be recommended by the Board for election as Class A Directors.

~~(I~~T) The admission of any Strategic Partner as an equity holder in the Corporation or any Operating Entity.

~~(J~~U) The establishment and maintenance of an Executive Committee and the establishment and maintenance of, or appointment or removal of any member of, any other committee of the Board of Directors.

~~(K~~V) The Launch of any AOL-branded TV Access Service or Wireless Access Service in any country within the Territory.

~~(L~~W) ~~The terms and conditions of any~~ Any agreements with, or any other transactions with, and the conduct and settlement of any Action involving, any third parties relating to TV Access Services ~~or~~, Wireless Access Services ~~in the Territory~~or any other platform other than narrow-band PC Access Services.

~~(M) The appointment or dismissal of auditors for the Corporation or any Subsidiary or change or adoption of any material accounting principle or practice to be applied by the Corporation or any Subsidiary~~.

~~(N~~(X) The establishment of any entity (or the creation of any entity owned jointly with any other party) by the Corporation or any Subsidiary ~~and the adoption of, and any material changes to, any Subsidiary’s method of doing business~~.

~~(O~~Y) The commencement of any Action (without regard to the amount in controversy) or settlement of any Action to which the Corporation or any Subsidiary is a party or the subject thereof (i) involving amounts in excess of $100,000 (or its equivalent in any other currency) or (ii) which could materially adversely affect the rights of AOL or ODC or any of their Subsidiaries of Affiliates; provided, however, that Actions relating to the collections of amounts due to the Corporation or any Subsidiary by third parties may be commenced or settled in the discretion of management.

~~(P~~Z) The adoption of any, or the modification of a previously adopted, (i) strategic plan ~~and~~or business plan for the Corporation or any Subsidiary which is designed to serve as the basis for the operation of the Corporation or any Subsidiary, (ii) annual budget or forecast for the Corporation or any Subsidiary, or any update to such budget or forecast or (iii) business projections for the Corporation or any Subsidiary ~~and approval, rescission or amendment of any strategic decision material to the conduct of the business of the Corporation or any Subsidiary~~.

~~(Q) The adoption of any Business Plan for an Operating Entity and the approval of any modification of any line item or other provision in any Business Plan in respect of any Operating Entity.~~

(~~R~~(AA) The establishment of, or making any significant modification to, the investment and/or cash management policies of the Corporation or any Subsidiary.

(~~S~~BB) The approval of the discontinuation of any material activity engaged in from time to time by the Corporation or any Subsidiary.

(~~T~~CC) The approval of the entering into of any partnership, joint venture or consortium with any other Person by the Corporation or any Subsidiary.

(~~U~~DD) The approval of any press releases or other public statements by the Corporation or any Subsidiary containing material non-public information.

(~~V~~EE) The entry into agreements by the Corporation or any Subsidiary outside of the ordinary course of business.

~~(W) The approval of the final annual audited consolidated financial statements of any Subsidiary.~~

~~(X~~(FF) The approval of the filing for bankruptcy of or any decision not to take action to prevent a filing for bankruptcy or not to oppose an involuntary filing for bankruptcy or other winding up of the Corporation or any Subsidiary.

(~~Y)~~GG) ~~Adoption~~The adoption of any incentive or other employee benefit plan (other than a plan covering health, medical or dental benefits or life or disability insurance), or any executive compensation plan or severance payment, by the Corporation or any Subsidiary with respect to an employee with the title of Director or above, or any material amendment to any such existing plan.

(~~Z~~HH) ~~Hiring~~The hiring or firing of any personnel of the Corporation or any Subsidiary with ~~an annual salary in excess~~a title of ~~$100,000~~Vice President or above, the increasing of the compensation of any such personnel with a title of Director or above ~~$100,000.~~ , or the promoting of any such personnel to a position with a title of Director or above.

(II) The expansion of the Corporation’s business beyond PC Access Services, AOL-branded TV Access Services, AOL-branded Wireless Access Services and AOL-branded Internet Portal Services in the Territory.

(JJ) The public release or other Launch of any material new product or service by the Company or any Subsidiary.

(KK) Any transaction or agreement between the Corporation or any Subsidiary, on the one hand, and any of AOL, ODC or their Affiliates, on the other hand or any amendment or modification of, or waiver with respect to, any such transaction or agreement.

(LL) Making any change to the terms of any outstanding stock right that has been granted pursuant to an approved stock option plan, including any repricing.

(ii) Upon the occurrence of a Class B Triggering Event or a Class C Triggering Event, the Special Committee shall be deemed to be dissolved as of such time, and the provisions of this Clause (d), other than those contained in this Clause (d)(ii), shall cease to have any effect, and any other provisions of this Certificate of Incorporation requiring the approval of the Special Committee shall be deemed to require the approval of the Board as a whole.

(e) Appointment of Executive Committee. Subject to Clause (d) of this Article FIFTH, so long as there are at least one share of Class A Common Stock, one share of either of the Class B Securities and one share of either of the Class C Securities outstanding, the Board of Directors may, by the affirmative vote of a majority of the Directors designate an Executive Committee of the Board (the “Executive Committee”), which shall consist of one (1) Class A Director, one (1) Class B Director and one (1) Class C Director. The Executive Committee shall have such powers and duties as may be set forth in the resolution designating the Executive Committee as the same may be amended from time to time. If the minimum shares required for each of the Class A Common Stock, Class B Securities and Class C Securities are not outstanding, the Board may establish an Executive Committee with such members as it chooses.

(f) Removal of Committee Members. In accordance with Section 141(a), notwithstanding anything to the contrary contained herein or in the By-laws, (i) any member of the Special Committee appointed or elected by the Class B Directors or the member of the Executive Committee who is a Class B Director may be removed at any time, either with or without cause, by the affirmative vote of (A) a majority of the Class B Directors then in office or (B) the holders of a majority of the Class B Securities, voting together as a single class, and (ii) any member of the Special Committee elected or appointed by the Class C Directors or the member of the Executive Committee who is a Class C Director may be removed at any time, either with or without cause, by the affirmative vote of (A) a majority of the Class C Directors then in office or (B) the holders of a majority of the Class C Securities, voting together as a single class. In addition, any member of the Executive Committee appointed pursuant to the first sentence of Article FIFTH, Clause (e) may be removed with or without cause after obtaining each of the following votes: (x) the affirmative vote of a majority of the Class A Directors (or the sole Class A Director), (y) the affirmative vote of a majority of the Class B Directors (or the sole Class B Director) and (z) the affirmative vote of a majority of the Class C Directors (or the sole Class C Director), even if less than a quorum of the Board. Any member of the Executive Committee appointed otherwise than pursuant to Article FIFTH, Clause (e) may be removed with or without cause by the affirmative vote of all of the directors then in office, even if less than a quorum of the Board. Any vacancies on any committee of the Board shall be filled in the manner set forth above in respect of the appointment of such committee or member.

      SIXTH: Subject to Clause (b)(i)(B) of Article FOURTH and Clause (d) of Article FIFTH, the Board may from time to time make, amend, supplement or repeal the By-laws by vote of a majority of the Board. Subject to Clause (b)(i)(B) of Article FOURTH, the stockholders may change or amend or repeal a provision of the By-laws only after obtaining each of the following votes: (i) the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Voting Stock, voting as one class; (ii) if a Class B Director is then entitled to be a member of the Special Committee, the affirmative vote of the holders of a majority of the Class B Securities, voting together as a single class; and (iii) if a Class C Director is then entitled to be a member of the Special Committee, the affirmative vote of the holders of a majority of the Class C Securities, voting together as a single class.

      SEVENTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

      EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, but subject to Clause (b)(i)(B) of Article FOURTH, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the issued and outstanding Voting Stock, voting as one class, shall be required to amend or repeal this Certificate of Incorporation.

      NINTH: A director of the Corporation, including a director acting pursuant to Clauses (c) through (f) of Article FIFTH, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      TENTH: The Corporation, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, shall indemnify all directors and officers of the Corporation, and may indemnify any and all other persons whom it shall have power to indemnify under said section, in any such event from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      ELEVENTH: The provisions of Section 203 of the GCL shall not be applicable to the Corporation.

      IN WITNESS WHEREOF, America Online Latin America, Inc. has caused its corporate seal to be affixed hereto and this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and which has been duly adopted by the board of directors of the Corporation in accordance with Section 245 of the GCL, to be signed by its                               as of the            day of                     , 2001.

AMERICA ONLINE LATIN AMERICA, INC.

By:

Name:
Title:

[SEAL]

EXHIBIT A

CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES,

AND RIGHTS OF THE
SERIES F REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
AMERICA ONLINE LATIN AMERICA, INC.

      America Online Latin America, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of Title 8 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, at a duly called meeting of the Board of Directors on March 8, 2002, duly adopted the following resolution providing for the designation, powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 90,000,000 shares of the Corporation’s Preferred Stock, par value $.01 per share:

RESOLVED:	That pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”), by the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”), the Board, out of the shares of Preferred Stock of the Corporation authorized in Article FOURTH of the Certificate of Incorporation (the “Preferred Stock”), hereby designates a series of Preferred Stock consisting of 90,000,000 shares, par value $.01 per share, of the authorized and unissued Preferred Stock, as Series F Redeemable Convertible Preferred Stock (the “Series F Preferred Stock”), and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of Delaware a Certificate of Designation, Powers, Preferences and Rights of the Series F Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

      I. Series F Preferred Stock. The designation, powers, preferences and rights granted to or imposed upon the Corporation’s Series F Preferred Stock, or the holders thereof, are set forth in this Certificate of Designation (this “Certificate”), and shall be as follows (terms with initial capital letters used in this Certificate without definition shall have the meanings given them in the Certificate of Incorporation):

      1. Designation and Amount of Series F Preferred Stock. There is hereby designated a series of Preferred Stock as the Series F Redeemable Convertible Preferred Stock (the “Series F Preferred Stock”). The number of shares constituting the Series F Preferred Stock shall be 90,000,000 (Ninety Million). Such number of shares may be increased or decreased in accordance with law and the provisions of Article FOURTH of the Certificate of Incorporation; provided that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into or exchangeable for Series F Preferred Stock.

      2. Dividends and Distributions.

(A) Dividends.

Subject to the GCL and the provisions of the Certificate of Incorporation, the holders of shares of Series F Preferred Stock shall be entitled to receive, in preference to the holders of any capital stock of the Corporation ranking junior to the Series F Preferred Stock as to payment of dividends, and pari passu with the holders of the shares of High Vote Preferred Stock, when and as declared by the Board, out of funds legally available therefor, cumulative dividends at the annual per share rate equal to the Dividend Rate. “Dividend Rate” shall be eight percent (8%) of the per share Series F Liquidation Preference (as defined below); provided that if (x) at a meeting of shareholders held prior to September 25, 2002, the Corporation submits for consideration by its shareholders (A) a proposal to approve the Certificate of Amendment (as defined below) and (B) a proposal necessary to permit the issuance of Restricted Shares in compliance with Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc., (the “Meeting”) and the shareholders of the Corporation shall fail to approve either such proposal after a vote thereon by the requisite vote, including by a majority of the outstanding Class A Common Stock, voting separately as a class, and (y)(i) AOL fails to appear, in person or by proxy, or fails to cause the record holder of shares of capital stock of the Corporation beneficially owned by it or its affiliates to appear, in person or by proxy, so that all shares of capital stock of the Corporation beneficially owned by it or its affiliates are counted for the purpose of obtaining a quorum at the Meeting or at any adjournments thereof, or (ii) AOL fails to vote, or to cause the record holder thereof to vote, the shares of capital stock of the Corporation beneficially owned by AOL or its affiliates in favor of such proposals at the Meeting and (iii) such proposals would have been approved based on the votes that were cast at such Meeting but for AOL’s failure to appear or to vote, or to cause the applicable record holder to appear or to vote and (z) neither AOL’s ability or right to appear or vote, or to cause the record holder thereof to appear or vote, the shares of capital stock of the Corporation beneficially owned by AOL or its affiliates in favor of such proposals nor the transactions contemplated by the Note Purchase Agreement (as defined below), the Notes (as defined below) issued thereunder and the other related documents, was subject to (1) any legal or regulatory restraint, including any order or injunction issued by a court of competent jurisdiction or pursuant to the terms of any statute, rule or regulation (other than approval by the shareholders and filing of the Certificate of Amendment and the filing of any required notification and report forms and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in each case as contemplated by the Note Purchase Agreement and the Notes) or (2) any action, suit, litigation or similar proceeding, then from the date of such Meeting and without retroactive effect, the “Dividend Rate” shall be three percent (3%) of the per share Series F Liquidation Preference. Dividends on each share of the Series F Preferred Stock shall accrue daily from the date of issuance of such share of Series F Preferred Stock, and shall be payable annually in arrears; provided, that, subject to the immediately following proviso, each such dividend shall not be payable in cash, and instead shall be payable solely in additional shares of Series F Preferred Stock with the value of such additional shares equal, for such purposes, to the Fair Market Value, on the payment date of such dividend, of the share or shares of Class A Common Stock which are issuable upon conversion of the Class B Common Stock issuable upon conversion of th e Series F Preferred Stock at the then applicable Series F Conversion Ratio (as defined below); provided further, that, notwithstanding the immediately preceding proviso, to the extent that (x) the Fair Market Value on the payment date of any dividend is below $3.020 (as adjusted for stock splits, subdivisions and other changes in the Class A Common Stock) and (y) the sum of the total number of Restricted Shares plus the total number of shares of Class A Common Stock which would be issuable upon conversion of the Class B Common Stock which would be issuable upon conversion of all shares of Series F Preferred Stock proposed to be issued in connection with such dividend would equal 20% or more of total number of shares of Class A Common Stock outstanding on March 8, 2002, such dividend shall not be paid in additional shares of Series F Preferred Stock but shall be paid in cash, unless approval of the Corporation’s shareholders has been obtained with respect to such issuance all in compliance with Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares of Series F Preferred Stock are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No fractional shares of Series F Preferred Stock shall be issued in respect of any such dividend, and the number of shares issuable to any holder who otherwise would be issued a fractional share shall be rounded down to the nearest whole number of shares and the Corporation shall make a cash payment to such holder in an amount equal to such fraction multiplied by the Fair Market Value of one share of Class A Common Stock multiplied by the then applicable Series F Conversion Ratio (rounded to the nearest whole cent).

(B) Dividend Restrictions.

Unless all dividends accrued on the Series F Preferred Stock pursuant to this Section 2 shall have been paid or declared, no dividend shall be paid or declared, and no distribution shall be made, on any class or series of capital stock ranking junior as to dividends to the Series F Preferred Stock. If dividends are declared with respect to any class or series of capital stock ranking junior to the Series F Preferred Stock as to payment of dividends and the foregoing condition is satisfied, the holders of Series F Preferred Stock shall be entitled to receive a dividend equivalent to that which would have been payable had the Series F Preferred Stock been converted into shares of Class B Common Stock at the then applicable Series F Conversion Ratio, immediately prior to the record date for payment of the dividends on the Common Stock, and no such dividend on any such junior stock shall be paid unless and until such dividend also shall have been paid on the Series F Preferred Stock. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation’s stock heretofore or hereafter issued ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared or paid on the Series F Preferred Stock. The restrictions contained in this Section 2(B) shall not apply to any dividend or distribution in respect of which an adjustment has been, or simultaneously is being, made pursuant to the provisions of Section 5(B) below.

      3. Liquidation, Dissolution or Winding-Up.

(A) Series F Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of all amounts owing to holders of capital stock ranking senior to the Series F Preferred Stock, the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, by reason of their ownership thereof, before any payment shall be made to the holders of the Common Stock or any class or series of capital stock ranking junior to the Series F Preferred Stock and pari passu with the holders of the shares of the High Vote Preferred Stock, an amount of $3.624 per share (collectively, the “Series F Liquidation Preference”), plus an amount equal to all Accrued Dividends; provided that if upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets available to be distributed to the holders of the Series F Preferred Stock and the High Vote Preferred Stock are insufficient to permit payment in full of the Liquidation Preference and the Series F Liquidation Preference to such holders, together with Accrued Dividends on the High Vote Preferred Stock and the Series F Preferred Stock, then such assets shall be distributed first, ratably among the holders of the Series B Preferred Stock until such time as they shall have received $0.5718 per share, and thereafter ratably among all the holders of the High Vote Preferred Stock and the Series F Preferred Stock on the basis of $2.1550 plus Accrued Dividends on the Series B Preferred Stock, $2.7272 plus Accrued Dividends on the Series C Preferred Stock and $3.624 plus Accrued Dividends on the Series F Preferred Stock.

(B) Remaining Liquidating Distribution. After payment or provision for payment of all debts and liabilities of the Corporation has been made and after payment in full of the liquidation preferences due and owing (i) to the holders of capital stock of the Corporation ranking senior to the Series F Preferred Stock, if any, (ii) pursuant to Section 3(A) above, (iii) to the respective holders of any capital stock ranking on parity with the Series F Preferred Stock, and (iv) to the respective holders of any capital stock ranking junior to the Series F Preferred Stock but senior to the Common Stock, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, the holders of the Series F Preferred Stock shall be entitled to receive, prior to any payment to the holders of the Common Stock, an amount equal to the amount that would be received by such holders if all remaining assets available for distribution, if any, were distributed to the holders of the Common Stock, High Vote Preferred Stock, Series F Preferred Stock, and to the holders of any other stock ranking on a parity with the Common Stock, each ratably in proportion to the number of shares of Common Stock or such other parity stock they then hold, assuming, for purposes of such calculation, (1) that all outstanding shares of Series F Preferred Stock were converted into shares of Class B Common Stock at a conversion ratio equal to the then applicable Series F Conversion Ratio as of the date immediately preceding such distribution, and (2) all outstanding shares of High Vote Preferred Stock were converted into shares of Common Stock at the then applicable Conversion Ratio.

      4. Voting Rights. Each holder of shares of Series F Preferred Stock shall be entitled to notice of every shareholders’ meeting and to vote on any and all matters on which the holders of Common Stock vote together with the holders of Common Stock or on which the holders of Class A Common Stock vote (other than matters as to which the Class A Common Stock is entitled to vote solely pursuant to Section 242(b)(2) of the DGCL). Each share of Series F Preferred Stock shall be entitled at any such meeting (or in connection with any consent to be executed in lieu of any such meeting) to the number of votes per share determined as if such share of Series F Preferred Stock had been converted into shares of Class A Common Stock at a conversion ratio equal to the then applicable Series F Conversion Ratio. Except as otherwise required by law, the holders of Series F Preferred Stock shall have no other voting rights.

      5. Conversion.

(A) Series F Preferred Stock. The holders of Series F Preferred Stock shall have conversion rights as follows:

(i) Right of Holders to Convert; Automatic Conversion.

(1) Series F Conversion Ratio. Each issued and outstanding share of Series F Preferred Stock shall initially be convertible, at the option of the holder thereof, at any time and without the payment of any additional consideration therefor, into one (1) fully paid and nonassessable share of Class B Common Stock (the “Series F Conversion Ratio”). The initial Series F Conversion Ratio shall be subject to adjustment (in order to adjust the number of shares of Class B Common Stock into which the Series F Preferred Stock is convertible) as herein provided. In addition, upon the occurrence of a Class B Triggering Event each issued and outstanding share of Series F Preferred Stock automatically shall be converted into Class A Common Stock at a conversion ratio equal to the then applicable Series F Conversion Ratio. “Class B Triggering Event” for purposes of this Certificate shall have the meaning set forth for such capitalized term in the Certificate of Incorporation except that for determining the number of Class B Common Stock held at any time by AOL, its Wholly Owned Affiliates and its Employees, such number of Class B Common Stock shall also include: (i) all shares of Class B Common Stock issuable upon conversion of Series F Preferred Stock, including, without limitation, Series F Preferred Stock (i) issuable upon conversion of the Notes or (ii) any other securities convertible into or exchangeable or exercisable for, directly or indirectly, Class B Common Stock (other than the warrant issued to AOL dated August 7, 2000 to purchase 16,541,250 shares of Series B Preferred Stock, but including any shares, directly or indirectly issued upon the exercise thereof).

(2) Automatic Conversion Upon Transfer. Each share of Series F Preferred Stock transferred, directly or indirectly, by AOLTW (or any Permitted Transferee) to one or more Persons other than a Permitted Transferee shall automatically upon such transfer convert into that number of fully paid and non-assessable shares of Class A Common Stock into which it is then convertible at a conversion ratio equal to the then applicable Series F Conversion Ratio, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of Series F Preferred Stock by AOLTW or any Permitted Transferee so long as AOLTW continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. Notwithstanding the foregoing, any share of Series F Preferred Stock transferred by AOLTW (or any Permitted Transferee) pursuant to the provisions of the preceding sentence shall, if such transfer is to any Person other than AOLTW, ODC (as defined below), any Cisneros Family member or any Wholly Owned Affiliate of AOLTW or ODC or any Majority Owned Subsidiary of such Wholly Owned Affiliate of AOLTW or ODC, automatically convert into that number of fully paid and non-assessable shares of Class A Common Stock into which it is then convertible at a conversion ratio equal to the then applicable Series F Conversion Ratio (A) upon such transfer, unless AOLTW obtains from such transferee a voting agreement and voting proxy, each in form and substance satisfactory to the Corporation and ODC (if ODC then holds any High Vote Stock), pursuant to which such transferee agrees to grant to AOLTW the right to vote all shares of Series F Preferred Stock transferred to such transferee at the sole discretion of AOLTW, (B) upon the termination of, or the occurrence of any event invalidating or modifying in any material respect the voting provisions contained in, any voting agreement or voting proxy entered into pursuant to the provisions of the preceding clause (A), or (C) solely with respect to a transfer to an Employee of AOL, if (i) such transfer, either individually or when aggregated with all prior transfers of Series F Preferred Stock and High Vote Stock to Employees of AOL, exceeds 20,371,667 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that (1) all shares of Series F Preferred Stock so transferred are converted into High Vote Common Stock at the Series F Conversion Ratio and (2) all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) or (ii) such person ceases to be an Employee of AOL. A copy of every voting agreement and voting proxy entered into in accordance with the provisions hereof, and all amendments thereto or modifications thereof, must be filed with the Corporation promptly after the execution thereof. Notwithstanding the foregoing, (y) if any Permitted Transferee ceases to qualify as a Permitted Transferee at any time following the transfer of the Series F Preferred Stock, then each share of Series F Preferred Stock transferred to such Permitted Transferee shall automatically convert, at the time that the transferee ceases to so qualify, into that number of fully paid and non-assessable shares of Class A Common Stock into which it is then convertible at a conversion ratio equal to the then applicable Series F Conversion Ratio, and (z) no transfer of Series F Preferred Stock may be made, and any such transfer shall not be deemed to be valid by the Corporation, if such transfer would, when combined with all other transfers of such Series F Preferred Stock previously consummated, require the Corporation to register any of the Series F Preferred Stock under the Securities Exchange Act of 1934, as amended. Determinations as to the occurrence of events listed in this Section 5(A)(i)(2) shall be made by a majority of the Board, subject to the provisions of Clause (c) of Article FIFTH of the Certificate of Incorporation regarding the approval of actions with shareholders. In addition, if any Person other than AOLTW, ODC, any Cisneros Family Member or any Wholly Owned Affiliate of AOLTW or ODC otherwise acquires any direct or indirect ownership interest in a share of Series F Preferred Stock, such share of Series F Preferred Stock shall automatically convert into that number of fully paid and non-assessable shares of Class A Common Stock into which it is then convertible at a conversion ratio equal to the then applicable Series F Conversion Ratio, in any event, upon such Person acquiring such ownership interest; provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any Series F Preferred Stock by AOLTW or any Permitted Transferee so long as AOLTW or such Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction.

(3) Automatic Conversion Upon Filing of Certificate of Amendment. Upon the filing by the Corporation with the Secretary of State of the State of Delaware of the Certificate of Amendment in the form attached as Exhibit C to the Note Purchase Agreement, dated as of March 8, 2002 (the “Certificate of Amendment”), by and between the Corporation and AOLTW, with such changes or amendments thereto as to which the parties to such Agreement may agree, each issued and outstanding share of Series F Preferred Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Series B Preferred Stock (as such ratio shall be equitably adjusted by the Board for any stock split, stock dividend, reverse stock split, reclassification or similar transaction). A copy of the Certificate of Amendment will be provided to any shareholder of the Corporation without charge upon the written request therefor.

(ii) Fractional Shares. No fractional shares of Series B Preferred Stock, Class B Common Stock or Class A Common Stock, as applicable, shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then applicable Series F Conversion Ratio (rounded to the nearest whole cent) multiplied by the then Fair Market Value.

(iii) Mechanics of Conversion.

(1) In order for a holder of Series F Preferred Stock to voluntarily convert shares of Series F Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Series F Preferred Stock, at the office of the transfer agent for the Series F Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series F Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued and the number of shares of Series F Preferred Stock to be converted. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date for a voluntary conversion, and the date of the Class B Triggering Event or other automatic conversion, as applicable, shall be the conversion date for an automatic conversion (each, a “Series F Conversion Date”), and each conversion shall be deemed effective as of the close of business on the applicable Series F Conversion Date. The Corporation shall, as soon as practicable after (i) a Series F Conversion Date and (ii) receipt of the certificate or certificates representing the shares of Series F Preferred Stock converted on such Series F Conversion Date, issue and deliver at such office to such holder of converted Series F Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Class B Common Stock or Series B Preferred Stock, as applicable, to which such holder shall be entitled, together with cash in lieu of any fraction of a share or, if a Class B Triggering Event or other automatic conversion has occurred, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. If the number of shares of Series F Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section exceeds the number of shares being converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series F Preferred Stock represented by such certificate or certificates surrendered but not converted.

(2) The Corporation shall at all times when the Series F Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Series B Preferred Stock, Class B Common Stock and Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion or exchange of the outstanding shares of

Series F Preferred Stock by delivery of purchased shares of Series B Preferred Stock, Class B Common Stock and/or Class A Common Stock, as applicable, which are held in the treasury of the Corporation.

(3) All shares of Series F Preferred Stock surrendered for conversion or deemed automatically converted, as applicable, as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrue dividends shall immediately cease and terminate at the close of business on the applicable Series F Conversion Date (except only the right of the holders thereof to receive shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock, as applicable, in exchange therefor) and any shares of Series F Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized shares of Series F Preferred Stock accordingly. The holders of the Series F Preferred Stock surrendered for conversion or deemed automatically converted, as applicable, shall be deemed to own the underlying Class A Common Stock, Class B Common Stock or Series B Preferred Stock, as the case may be, free and clear of all liens and encumbrances as of the date of the surrender or the date of automatic conversion, as the case may be, and shall be treated for all purposes as the record holder of such shares as of the close of business on such date.

(4) Upon any such conversion, no adjustment to the then applicable Series F Conversion Ratio shall be made for any declared but unpaid dividends on the Series F Preferred Stock surrendered for conversion, provided that such dividend shall be paid in cash or in shares of capital stock into which the shares of Series F Preferred Stock have been converted.

(B) Adjustments to Conversion Ratio.

(i) Special Definitions:

(1) “Original Issue Date” shall mean March 8, 2002.

(2) “New Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(B)(ii) hereof, deemed to be issued) by the Corporation after the Original Issue Date.

(ii) Issue of Securities Deemed Issue of New Shares of Common Stock. If the Corporation shall, at any time or from time to time after the Original Issue Date, declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, New Shares of Common Stock shall be deemed to have been issued:

(1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Series F Conversion Ratio which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series F Conversion Ratio shall be adjusted pursuant to this Section 5(B) as of the time of actual payment of such dividend.

(iii) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. If the Corporation shall issue New Shares of Common Stock in the manner described in Section 5(B)(ii) above in a stock dividend, stock distribution or subdivision, the Series F Conversion Ratio in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately increased.

(2) Combinations or Consolidations. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series F Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(D) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series F Conversion Ratio pursuant to Section 5(B)(iii) hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Series F Conversion Ratio then in effect, and (3) the number of shares of Class B Common Stock and the amount, if any, of other property, that then would be received upon the conversion of a share of Series F Preferred Stock.

(E) Notice of Record Date. If any of the following events occur:

(i) the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) there occurs or is proposed to occur any reorganization, recapitalization or reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or any consolidation or merger of the Corporation into or with another corporation, or the sale of all or substantially all of the assets of the Corporation; or

(iv) the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series F Preferred Stock, and shall cause to be mailed to the holders of the Series F Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least fifteen (15) days prior to the record date specified in (1) below or thirty (30) days before the date specified in (2) below, a notice stating the following information:

(1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(2) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution or winding-up.

      6. Redemption.

(A) Mandatory Redemption by the Corporation. On the fifth anniversary of the Original Issue Date (the “Redemption Date”), the Corporation shall, out of funds legally available therefor, redeem all of the then outstanding shares of Series F Preferred Stock pursuant to this Section 6(A) at the Series F Redemption Price (the “Mandatory Series F Redemption”). The “Series F Redemption Price” per share of Series F Preferred Stock to be redeemed shall mean an amount in cash or shares of Class A Common Stock (valued at their then Fair Market Value), at the Corporation’s option, equal to the sum of the Series F Liquidation Preference attributable to such share plus an amount equal to all Accrued Dividends attributable to such share; provided that, to the extent that (x) the Fair Market Value on the Redemption Date is below $3.020 (as adjusted for stock splits, subdivisions and other changes in the Class A Common Stock) and (y) the sum of the total number of Restricted Shares plus the total number of shares of Class A Common Stock which would be issuable upon conversion of the Class B Common Stock which would be issuable upon conversion of all shares of Series F Preferred Stock proposed to be issued in respect of such redemption would equal 20% or more of the total number of shares of Class A Common Stock outstanding on March 8, 2002, such redemption shall not be payable in shares of Class A Common Stock but shall be paid in cash, unless approval of the Corporation’s shareholders has been obtained with respect to such issuances all in compliance with Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

(B) Mechanics of Redemption.

(i) Mandatory Redemption. In order to effect the Mandatory Redemptions, the Corporation shall send a notice (a “Redemption Notice”) to the address of record for all holders of shares of outstanding Series F Preferred Stock, which Redemption Notice shall:

(1) state that the Corporation is commencing the Mandatory Redemptions,

(2) state that all of the outstanding shares of Series F Preferred Stock will be redeemed, and

(3) state the Series F Redemption Price, including the amount of Accrued Dividends included in the Series F Redemption Price, and whether the Series F Redemption Price will be paid in cash or shares of Class A Common Stock.

Once the Redemption Notice is mailed to the holders at their addresses of record, all of the shares of Series F Preferred Stock not converted on or prior to the Redemption Date shall be subject to redemption on the Redemption Date. On the Redemption Date, the holders of shares of Series F Preferred Stock then outstanding shall surrender the certificate or certificates evidencing such shares of Series F Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series F Preferred Stock, and the Corporation shall pay such holders of Series F Preferred Stock the applicable Series F Redemption Price. All shares of Series F Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including without limitation the right to accrual of dividends, shall immediately cease and terminate at the close of business of the Corporation on the Redemption Date (except only the right of the holders thereof to receive the Series F Redemption Price in exchange therefor), notwithstanding that the certificates representing such shares of Series F Preferred Stock shall not have been surrendered at the office of the Corporation or, if the Series F Redemption Price is to be paid in shares of Class A Common Stock, that the certificates evidencing such shares of Class A Common Stock shall not then be actually delivered to such holder. If the Series F Redemption Price is to be paid in shares of Class A Common Stock, each holder of shares of Series F Preferred Stock shall give written notice to the Corporation that shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon redemption shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on the Redemption Date. No fractional shares of

Class A Common Stock shall be issued upon redemption of any shares of Series F Preferred Stock and cash in lieu of any fraction of a share will be paid to the holder thereof. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series F Preferred Stock or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.

(ii) Election to Convert. Notwithstanding the issuance of any Redemption Notice by the Corporation or the receipt of any Redemption Notice by any holder of Series F Preferred Stock, such holder may elect to convert such Series F Preferred Stock into Class B Common Stock at any time prior to close of business of the Corporation on the Redemption Date. Any such conversion shall be at the then applicable Series F Conversion Ratio and on the other terms and conditions set forth in Section 5.

      7. Reacquired Shares. Any shares of Series F Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof, and shall not be reissued and shall, upon the filing by the Corporation of a certificate of decrease, return to the status of authorized but undesignated shares of Preferred Stock.

      8. Definition of Majority Owned Subsidiary and Restricted Shares.

“Majority Owned Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by, or the managing member, general partner or other solely controlling affiliate of such corporation, association, partnership, joint venture, limited liability company or other business entity is, (i) such Person, (ii) such Person and one or more Majority Owned Subsidiaries of such Person or (iii) one or more Majority Owned Subsidiaries of such Person. Any Person that is a Majority Owned Subsidiary of the Cisneros Family shall be deemed a Majority Owned Subsidiary of ODC.

“Restricted Shares” as used in this Certificate shall mean the aggregate number of shares of Class A Common Stock directly or indirectly (without duplication) (i) issuable or issued upon conversion of Series F Preferred Stock that were issued as a dividend on the Series F Preferred Stock, (ii) issued in respect of redemptions of Series F Preferred Stock in accordance with the terms of the Series F Preferred Stock, (iii) issuable or issued upon conversion of (x) the 11% Senior Convertible Notes issued as interest (the “PIK Notes”) on the 11% Senior Convertible Notes issued under the Note Purchase Agreement dated as of March 8, 2002, as amended or supplemented from time to time (the “Note Purchase Agreement”) between the Corporation and AOL Time Warner Inc. (the “Initial Notes”; together with the PIK Notes, the “Notes”), (y) shares of Series F Preferred Stock, Series B Preferred Stock and Class B Common Stock that were issued as interest on the Notes and (z) shares of Series F Preferred Stock, Series B Preferred Stock and Class B Common Stock issuable upon conversion of the PIK Notes and (iv) issued as interest on the Notes, in each case, for a value less than $3.020 per share (as adjusted for stock splits, subdivisions and other changes in the Class A Common Stock) and approval of the Corporation’s shareholders has not been obtained with respect to such issuances in compliance with Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 8th day of March, 2002.

AMERICA ONLINE LATIN AMERICA, INC.

By:	/s/ DAVID BRUSCINO

Name: David Bruscino
Title: Secretary

APPENDIX B

Merrill Lynch Logo	Investment Banking Corporate and Institutional Client Group World Financial Center North Tower New York, New York 10281-1330 212 449 1000

March 8, 2002

Financing Committee and Board of Directors
America Online Latin America, Inc.
6600 N. Andrews Avenue, Suite 500
Ft. Lauderdale, FL 33309

Members of the Financing Committee and Board of Directors:

      America Online Latin America, Inc. (the “Company”) and AOL Time Warner, Inc. (“AOLTW”) propose to enter into a Note Purchase Agreement dated as of March 8, 2002 (the “Agreement”) pursuant to which, among other things, the Company will issue and sell to AOLTW five year 11% senior paid-in-kind convertible notes, for an aggregate consideration of up to $160 million (collectively, the “Transaction”). You have advised us and we are independently aware that AOLTW is a principal stockholder of the Company (treating the shares of the Company’s preferred stock owned by them on an as converted basis).

      The Financing Committee has asked us whether, in our opinion, the Transaction is fair from a financial point of view to the Company.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the Company’s Form 10-Q and the related unaudited financial information for the quarterly period ending September 30, 2001 and the Company’s Form 10-K and the related audited financial information for the year ending December 31, 2000;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above, as well as the Company’s review of available financing alternatives;

(4) Reviewed the historical market prices and valuation multiples for the shares of the Company’s Class A Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Compared the results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(7) Reviewed the execution copy of the Agreement, together with the exhibits thereto; and

(8) Performed such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

B-1

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts furnished by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that we do not have any obligation to update, revise, or reaffirm this opinion.

      In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to pursue, nor have we independently investigated the availability of, alternative sources of financing for the Company. We have been advised by the Company that, to date, the Company has been unable to secure the financing it requires from any other party.

      We are acting as financial advisor to the Financing Committee and will receive a fee from the Company for our services which is contingent upon the delivery of this opinion to the Financing Committee and the Board of Directors. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided certain financial advisory and financing services to the Company and/or its affiliates, including AOLTW, which were previously disclosed to the Financing Committee, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the Company’s Class A Common Stock and other securities of the Company and securities of AOLTW for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Financing Committee and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction or any matter related thereto. Except as otherwise specifically described in our letter agreement with the Company dated January 18, 2002, this opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Merrill Lynch.

      We are not expressing any opinion herein as to the prices at which the shares of the Company’s Class A Common Stock will trade following the announcement, consummation or settlement of the Transaction.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

B-2

APPENDIX C

AMERICA ONLINE LATIN AMERICA, INC.

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote of the full committee membership.

Statement of Policy

      The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

      The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them or diverge from them as appropriate given the circumstances.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate the independent auditors and, where appropriate, to recommend to the Company’s Board of Directors the retention and/or replacement of the independent auditors. The committee shall receive, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1, and shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually,

C-1

the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

•	The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•	The committee shall review and reassess the adequacy of this charter on an annual basis.

C-2

AMERICA ONLINE LATIN AMERICA, INC.

ANNUAL MEETING OF STOCKHOLDERS

1: 00 P.M., WEDNESDAY, JULY 31, 2002

THE AMERICAS SOCIETY
2ND FLOOR
680 PARK AVENUE
NEW YORK, NEW YORK

ADVANCE REGISTRATION

      Advance registration for the America Online Latin America, Inc. annual meeting will make it easier and quicker for you to enter the meeting. Attendance at the annual meeting is limited to America Online Latin America, Inc. stockholders, members of their immediate families, or individuals who they have asked to represent them. We reserve the right to limit the number of representatives who may attend the meeting. Stockholders may register at the door on the day of the meeting by showing proof of ownership of America Online Latin America, Inc. shares.

      Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares. If you plan to attend the meeting, please follow the instructions below.

•	If you hold your America Online Latin America, Inc. shares as a stockholder of record, and you plan to attend the annual meeting, please follow the advance registration instructions.

•	If your America Online Latin America, Inc. shares are held for you in a brokerage, bank or other institutional account, and you wish to pre-register, please send an annual meeting advance registration request to:

Monique H. Skruzny, Vice President — Investor Relations, America Online Latin America, Inc., 6600 North Andrews Avenue, Suite 400, Ft. Lauderdale, FL 33309.

      Please include the following information:

•	Name and complete mailing address

•	Name(s) of family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, name of that person

•	Proof that you own shares (copy of a brokerage or other account statement)

Dear Stockholders:

      Attendance at the America Online Latin America, Inc. annual meeting is limited to America Online Latin America, Inc. stockholders, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

ADVANCE REGISTRATION INFORMATION

      Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares. If you plan to attend the meeting, registering in advance will expedite your entry. Please follow the instructions below.

ADVANCE REGISTRATION INSTRUCTIONS

Name

Address

Name of family members who will also attend:

I am an owner of shares in America Online Latin America, Inc.

My representative at the annual meeting of stockholders will be:

(admission card will be returned c/o the stockholder)

      Please complete the information requested above and include this portion of the letter when mailing your marked, signed and dated proxy form in the envelope provided.

THIS PROXY IS BEING SOLICITED BY

AMERICA ONLINE LATIN AMERICA, INC.’S
BOARD OF DIRECTORS

      The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the notice and proxy statement dated June 28, 2002 in connection with the annual meeting to be held on Wednesday, July 31, 2002, at 1:00 p.m., local time, at The Americas Society, 2nd Floor, 680 Park Avenue, New York, New York and hereby appoints Charles M. Herington, Javier Aguirre and David A. Bruscino and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the class A common stock of America Online Latin America, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2002 annual meeting of stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said proxy.

      This proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR each of the proposals set forth on the reverse side.

      In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

      See reverse side for all of the Proposals. If you wish to vote in accordance with the board of directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

[CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

☐	Please mark

votes as in
this example.

The board of directors recommends a vote FOR proposals 1-7.

1.	Election of four directors (or if any nominee is not available for election, such substitute as the board of directors may designate).

Nominees:	(01) Vernon E. Jordan, Jr. (02) William H. Luers (03) M. Brian Mulroney, and (04) Roberto E. Setubal

☐ For All Nominees	☐ Withheld From All Nominees

☐

For all nominees except as noted above

			For	Against	Abstain

2.	Ratification of independent auditor		☐	☐	☐
3.	(a)	Approval of permitted transferees owning B or C stock and conforming change regarding automatic conversion.	☐	☐	☐
	(b)	Approval of increase in number of authorized shares of capital stock.	☐	☐	☐
	(c)	Approval of increases or decreases in authorized shares of capital stock not being subject to vote of all holders of voting stock if any B or C stock is outstanding.	☐	☐	☐
	(d)	Approval of modification of formula for determining number of shares of convertible stock available for transfer to America Online employees.	☐	☐	☐
	(e)	Approval of “class B triggering event” and “class C triggering event” definition changes.	☐	☐	☐
	(f)	Approval of changes to series B and series C liquidation preferences.	☐	☐	☐
	(g)	Approval of the payment of declared but unpaid dividends.	☐	☐	☐
	(h)	Approval of the change to the redemption date provisions.	☐	☐	☐
	(i)	Approval of clarification regarding dividend provisions with respect to series B and C preferred stock.	☐	☐	☐
4.	(a)	Approval of modification of activities requiring approval of majority of B and C stock.	☐	☐	☐
	(b)	Approval of increase in ability to act without special committee approval.	☐	☐	☐
	(c)	Approval of modification of approval powers of the special committee.	☐	☐	☐
	(d)	Approval of insertion of cross-references with respect to proposals 4(b) and 4(c).	☐	☐	☐
	(e)	Approval of clarification that increases or decreases in authorized shares of capital stock not subject to vote of all holders of voting stock if any B or C stock is outstanding.	☐	☐	☐
5.	Approval of issuance of additional shares of class A common stock pursuant to senior convertible notes.		☐	☐	☐

		For	Against	Abstain

6.	Approval of elimination of series F preferred stock.	☐	☐	☐
7.	Approval of increase in the number of shares that may be issued under the 2000 stock plan.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date: